UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) Information Required in Proxy Statement Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OSIRIS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $85,000,000 (estimated solely for purposes of calculating the amount of the filing fee).

(4) Proposed maximum aggregate value of transaction: $85,000,000

(5) Total fee paid: $3,340.50 (a)

(a) The fee was calculated by multiplying the maximum aggregate consideration of $85,000,000 to be paid to the registrant by 0.0000393.
☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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7015 Albert Einstein Drive Columbia, Maryland 21046 Phone: 443.545.1800 Fax: 443.545.1701 www.Osiris.com

                         , 2008

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Osiris Therapeutics, Inc. to be held at 2:00 p.m. Eastern Daylight Time (EDT), on                     ,                        , 2008, at the principal executive offices of Osiris Therapeutics, Inc., located at 7015 Albert Einstein Drive, Columbia, Maryland 21046.  At this meeting, we will seek stockholder approval of an asset purchase agreement with NuVasive, Inc. and the transactions contemplated thereby, including the sale by us to NuVasive of our Osteocel product line, including Osteocel® and Osteocel® XO, and related business assets.

On May 8, 2008, we entered into the asset purchase agreement with NuVasive, Inc., a medical device company headquartered in San Diego, California and focused on the design, development and marketing of products for the surgical treatment of spine disorders.  The business assets to be sold pursuant to the asset purchase agreement involve the processing, manufacturing, marketing and selling of Osteocel, and a similar formulation in development, Osteocel XO.  Osteocel is an allograft material containing cancellous bone, used in spinal fusion and other surgical procedures.  Subject to the terms of the asset purchase agreement, the sale will be effected at two closings — a technology assets closing which is expected to occur as soon as practicable following the satisfaction of various conditions precedent; and a manufacturing assets closing which is expected to occur within approximately eighteen months following the technology assets closing.  During the period between the technology assets closing and the manufacturing assets closing, we will continue to manufacture or have manufactured, and supply, Osteocel pursuant to a manufacturing agreement to be entered into by us and NuVasive at the time of the technology assets closing.  At the manufacturing assets closing we will transfer to NuVasive specified manufacturing equipment and facilities currently employed by us in the manufacture of Osteocel.  Our business related to Osteocel and Osteocel XO will then terminate.

Enclosed with this letter is a Notice of Special Meeting, a Proxy Statement, and a Proxy Card and return envelope.  Before deciding how to vote, you should review in detail the attached proxy statement for a more detailed explanation of the proposal to approve the sale, a description of the asset purchase agreement and the related manufacturing agreement, the background of the decision to enter into the asset purchase agreement, the reasons that our Board of Directors has decided to recommend that you approve the asset purchase agreement and the transactions contemplated thereby and a discussion of risk factors and other considerations, which appear in the sections of the proxy statement entitled “Risk Factors” and “Other Considerations.”

Our Board of Directors has unanimously approved and recommends that you vote “FOR” approval of the asset purchase agreement and the transactions contemplated thereby, all as further described in the accompanying proxy statement.

We hope you will be able to attend the special meeting.  Your vote is important.  Whether or not you plan to attend the special meeting, we urge you to vote.  You are urged to vote by signing, dating and promptly returning the proxy card in the enclosed prepaid return envelope.  Your proxy will be voted at the special meeting in accordance with your instructions.  Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote “AGAINST” approval of the asset purchase agreement and the transactions contemplated thereby.  If you do not specify a choice on the proposal described in this proxy statement, your proxy will be voted as recommended by our Board of Directors.  If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.  Of course, if you attend the special meeting you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

You may be asked to present valid picture identification at the special meeting, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

C. Randal Mills, Ph.D.
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY CARD PROMPTLY.

OSIRIS THERAPEUTICS, INC.

7015 ALBERT EINSTEIN DRIVE

COLUMBIA, MARYLAND  21046

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                   , 2008

DATE:	, 2008
TIME:	2:00 p.m. EDT
PLACE:	The offices of Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046

PURPOSES:

1.  To approve the asset purchase agreement by and between Osiris Therapeutics, Inc. and NuVasive, Inc. (a copy of which is attached as Appendix A to the proxy statement accompanying this Notice of Special Meeting), and the transactions contemplated thereby, including the sale to NuVasive of our Osteocel product line, including Osteocel® and Osteocel® XO, and related business assets; and

2.  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Our Board of Directors has unanimously approved and recommends that you vote “FOR” approval of the asset purchase agreement and the transactions contemplated thereby, all as further described in the accompanying proxy statement.

WHO MAY VOTE:

You may vote if you were the record owner of Osiris Therapeutics, Inc. common stock at the close of business on                              , 2008.  A list of stockholders of record will be available at the special meeting and during the 10 days prior to the meeting, at the office of the Corporate Secretary at the above address.  This notice and proxy are first being mailed to stockholders on or about          , 2008.

Stockholders are urged to carefully review the information contained in the accompanying proxy statement prior to deciding how to vote their shares at the special meeting.

All stockholders are cordially invited to attend the special meeting.  Your participation in the special meeting, in person or by proxy, is important. Whether you plan to attend the special meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card.  A pre-addressed, postage prepaid return envelope is enclosed for your convenience.  Your prompt cooperation will be greatly appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Philip R. Jacoby, Jr.
Corporate Secretary

                               , 2008

7015 Albert Einstein Drive Columbia, Maryland 21046 Phone: 443.545.1800 Fax: 443.545.1701 www.Osiris.com

                                 , 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

This proxy statement provides information that you should read before you vote on the proposal that will be presented at the special meeting of stockholders of Osiris Therapeutics, Inc.  The special meeting will be held on                                , 2008, at 2:00 p.m., EDT, at Osiris Therapeutics, Inc.’s principal executive offices, located at 7015 Albert Einstein Drive, Columbia, Maryland 21046.

On or about                                  , 2008, we began mailing this proxy statement and the accompanying proxy card to stockholders who according to our records owned shares of our common stock at the close of business on                                , 2008.

This proxy statement is available electronically at http://www.osiris.com.

TABLE OF CONTENTS

SUMMARY TERM SHEET

This summary term sheet highlights material terms of the asset purchase agreement and related documents, and the proposed sale by us to NuVasive of our Osteocel product line, including Osteocel® and Osteocel® XO, and related business assets, and also highlights selected information described in greater detail elsewhere in this proxy statement.  This summary term sheet does not contain all of the information that may be important to you in evaluating the asset purchase agreement and proposed sale.  To understand fully the terms of the asset purchase agreement and proposed sale, we strongly encourage you to read this proxy statement in its entirety, including the information incorporated by reference and the appendices.  We have included page references in this summary term sheet to direct you to a more complete discussion of certain topics in the proxy statement.

NuVasive, Inc. (see page 21)

NuVasive, Inc., a Delaware corporation, is the proposed purchaser under the Asset Purchase Agreement, dated May 8, 2008. NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. NuVasive’s product portfolio is focused on applications in the over $4.2 billion U.S. spine fusion market. NuVasive’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of cervical and motion preservation products.

Osiris Therapeutics, Inc. (see page 21)

Osiris Therapeutics, Inc., a Delaware corporation, is a stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. We currently manufacture, market and sell Osteocel, an allograft material containing cancellous bone for regenerating bone in orthopedic indications. Osteocel XO is a similar formulation under development, also using cancellous bone. Our core business, however, is the development of biologic drug candidates containing mesenchymal stem cells, including Prochymal™, which is being evaluated in Phase III clinical trials for three indications, including acute and steroid refractory Graft versus Host Disease and also Crohn’s disease. Prochymal is the only stem cell therapeutic currently designated by the FDA as both an Orphan Drug and Fast Track product. We have also partnered with Genzyme Corporation to develop Prochymal as a medical countermeasure to nuclear terrorism and other radiological emergencies. Additionally, Prochymal is being developed for the repair of heart tissue following a heart attack, for the protection of pancreatic islet cells in patients with type 1 diabetes and for the treatment of moderate to severe chronic obstructive pulmonary disease. Our pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen™ for osteoarthritis in the knee.

Osteocel Asset Sale (see page 21)

We are selling our Osteocel product line, including Osteocel and Osteocel XO, and related business assets.

The sale will be effected at two closings — a technology assets closing which is expected to occur as soon as practicable following the satisfaction of various conditions precedent; and a manufacturing assets closing which is expected to occur within approximately eighteen months following the technology assets closing. During the period between the technology assets closing and the manufacturing assets closing, we will continue to manufacture or have manufactured, and supply, Osteocel, pursuant to a manufacturing agreement to be entered into between us and NuVasive at the time of the technology assets closing. At the technology assets closing, we will transfer to NuVasive technology and other business assets related to the first generation Osteocel product line including intellectual property, permits, data and records, and contract rights related to the development, manufacturing and sale of Osteocel and Osteocel XO. At the manufacturing assets closing, we will transfer specified Osteocel manufacturing equipment and facilities to NuVasive, including the leasehold interest in our Columbia, Maryland administrative offices and Osteocel processing facility. Our business related to Osteocel and Osteocel XO will then terminate.

Manufacturing Agreement (see page 22, 34)

In connection with the sale of the technology assets of the Osteocel business pursuant to the asset purchase agreement, we and NuVasive agreed to enter into a manufacturing agreement under which we will continue to process Osteocel and supply Osteocel to NuVasive for a period of eighteen months after the technology assets closing. During the term of the manufacturing agreement, NuVasive is responsible for submitting binding purchase orders to us, for stated minimum quantities of Osteocel over certain stated periods. Assuming that we can produce sufficient quantities in a timely manner, we estimate that we will have the opportunity to generate in excess of $50.0 million in revenue related to the manufacture and supply of Osteocel pursuant to the manufacturing agreement over a period of approximately eighteen months following the technology assets closing.

Osteocel XC (see page 28)

Osteocel XC is the name we use to refer to our second generation mesenchymal stem cell product candidate for bone repair, which would utilize culture expanded mesenchymal stem cells to create a synthetic version of Osteocel. We are not currently selling Osteocel XC to NuVasive pursuant to the asset purchase agreement, and we are not currently engaged in an active product development program focused specifically on Osteocel XC. We have, however, granted NuVasive a right pursuant to the asset purchase agreement to acquire exclusive rights to Osteocel XC through December 31, 2009 on generally predefined terms subject, in part, to final negotiation. Through that same date, NuVasive is also afforded a right of first negotiation prior to any other transaction involving the transfer of Osteocel XC by us to a third party.

Reasons for the Sale (see page 12)

While the assets to be transferred represent a profitable product line for us, our Board of Directors believes they are not core to our business. Our Board of Directors believes it is appropriate and in our best interest and the best interest of our stockholders to sell these non-core assets and to invest the proceeds from the sale in our core research and development activities.

In deciding to authorize the sale, our Board of Directors considered a number of positive and negative factors, discussed in more detail later in this proxy statement under the heading “Sale of Osteocel Business.”

Purchase Price (see page 23)

The initial purchase price to be paid to us at the technology assets closing will be $35.0 million in cash. The milestone payment to be paid to us at the manufacturing assets closing will be $12.5 million, payable either in cash or in shares of NuVasive common stock having then equivalent market value.

In addition, during the interim period between the technology assets closing and the manufacturing assets closing and, if applicable, after the manufacturing assets closing, we have the ability to earn additional milestone payments not to exceed approximately $37.5 million in the aggregate. Receipt of each of the milestone payments is conditioned upon the satisfaction of certain conditions, including conditions relating to the production and delivery by us of agreed upon quantities of Osteocel on or before certain agreed upon dates, and completion of the transfer of the manufacturing assets in accordance with agreed upon terms. These milestone payments may be paid, at the discretion of NuVasive, in cash or in shares of NuVasive common stock having then equivalent market value.

We have the opportunity to derive additional fee revenue during this interim period of in excess of $50.0 million from the manufacture and supply of Osteocel product under the manufacturing agreement, which imposes minimum purchase order obligations on NuVasive during the term of the agreement.

Assumed and Excluded Liabilities (see page 22)

NuVasive has not agreed to assume any of our current liabilities. NuVasive has, however, agreed to assume the obligations to perform arising in the ordinary course of the Osteocel business after the technology assets closing date with respect to certain contracts to be assumed by NuVasive which constitute a portion of the technology assets, and after the manufacturing assets closing date with respect to certain contracts to be assumed by NuVasive which constitute a portion of the manufacturing assets. Additionally, NuVasive has agreed to assume all expenses and liabilities relating to the Osteocel business that arise in the ordinary course of the Osteocel business consistent with past practice after the technology assets closing.

Conditions to the Technology Assets Closing (see page 30)

The obligation of each party to complete the purchase and sale of the assets to be transferred at the technology assets closing is subject to the satisfaction or waiver of the following conditions:

•      receipt of all authorizations, consents, approvals and permits of governmental authorities specified in the asset purchase agreement, including the expiration or termination of any waiting period (including any extensions thereof) under the Hart-Scott-Rodino Act (which has now been satisfied);

•      absence of any change in law or regulation or the presence of any injunction or other judgment or order that would restrain or otherwise prevent the proposed sale;

•      absence of any action, suit, proceeding, claim, arbitration or investigation pending that is reasonably expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would prohibit the transfer of the technology assets or cause such transfer to be rescinded;

•      approval of the asset purchase agreement and the transactions contemplated thereby, by our stockholders;

•      execution and delivery by us and NuVasive of the manufacturing agreement and a license agreement;

•      execution and delivery of the other specified ancillary agreements and documents by us, NuVasive and/or each of our representatives; and

•      other customary closing conditions.

Our obligation to complete the sale of the assets at the technology assets closing is subject to the satisfaction or waiver of the following conditions:

•      the representations and warranties of NuVasive in the asset purchase agreement must be true and correct in all material respects (except those qualified by materiality or relating to the corporate status, organizational and governing documents, authorization of the transaction and corporate authority, which must be true and correct in all respects);

•      NuVasive having performed in all material respects its pre-closing obligations and covenants; and

•      other customary closing conditions.

NuVasive’s obligation to complete the purchase of the assets at the technology assets closing is subject to the satisfaction or waiver of the following conditions:

•      the representations and warranties by us in the asset purchase agreement must be true and correct in all material respects (except those qualified by materiality or relating to the corporate status, organizational and governing documents, authorization of the transaction and corporate authority, and the title to and sufficiency of the transferred assets, which must be true and correct in all respects);

•      our having performed in all material respects our pre-closing obligations and covenants;

•      the absence of any material adverse event or development related to the Osteocel business;

•      the absence of any liens, other than permitted liens, on the technology assets;

•      we shall have received the required consents and delivered the required notices with respect to the sale of the assets; and

•      other customary closing conditions.

Conditions to the Manufacturing Assets Closing (see page 24)

NuVasive’s obligation to pay the third milestone payment of approximately $12.5 million at the time of the manufacturing assets closing is subject to satisfaction or waiver of the following conditions:

•      our representations and warranties in the asset purchase agreement must be true and correct in all material respects (except those qualified by materiality or relating to the corporate status, organizational and governing documents, authorization of the transaction and corporate authority, and the title and sufficiency of the transferred assets which must be true and correct in all respects);

•      our having performed in all material respects our obligations and covenants with respect to the manufacturing assets and the transfer thereof;

•      the absence of any action, suit, proceeding, claim, arbitration or investigation pending that is reasonably expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would prevent the transfer of the manufacturing assets or cause such transfer to be rescinded;

•      the absence of any liens, other than permitted liens, on the manufacturing assets;

•      delivery of certain ancillary agreements, documents and certificates;

•      the absence of any material adverse event or development related to the manufacturing assets;

•      the absence of any change in law or regulation or the presence of any injunction or order that would restrain or otherwise prevent the proposed sale of the manufacturing assets; and

•      other customary closing conditions.

No Bids (see page 27)

We have agreed that, after execution of the asset purchase agreement and prior to the earlier of the manufacturing assets closing or the termination of the asset purchase agreement, we will not directly or indirectly, initiate, solicit, entertain or encourage any other entity or person to make a proposal to us to acquire any of the assets to be transferred pursuant to the asset purchase agreement or negotiate, discuss, or enter into an agreement related to such a proposal.

If, however, if at any time prior to obtaining stockholder approval for the asset sale, we receive an unsolicited proposal that our Board of Directors determines in good faith to be superior to NuVasive’s proposal and determines in good faith and after consultation with outside counsel that it must take action with respect to such proposal to avoid a breach of its fiduciary duties under Delaware law, and notifies NuVasive of such proposal and after good faith negotiations with NuVasive, our Board of Directors determines that such proposal remains superior to NuVasive’s proposal, we may furnish nonpublic information to, and negotiate with, the party making the superior proposal. After compliance with notice and negotiation provisions of the asset purchase agreement, our Board of Directors may withdraw, modify or qualify its recommendation that our stockholders approve the asset purchase agreement and the transactions contemplated thereby, and recommend the superior proposal. Notwithstanding such superior proposal or change in the recommendation of our Board of Directors, we are obligated to hold the stockholder meeting for purposes of approving the asset purchase agreement and the transactions contemplated thereby.

Non-Compete (see page 27)

We have agreed, for a period beginning with the technology assets closing and ending eighteen months after the manufacturing assets closing, not to engage in any business or activities, either directly or indirectly, that compete with the Osteocel business (other than our activities with respect to Osteocel XC), or solicit or encourage any employee, consultant or customer of NuVasive to leave the employ of, or cease doing business with, NuVasive.

Indemnification (see page 32)

The parties have agreed to indemnify one another for any fraud, misrepresentations or breaches of representations, warranties and covenants contained in the asset purchase agreement. In addition, we have agreed to indemnify NuVasive for any retained liabilities and NuVasive has agreed to indemnify us for any assumed liabilities. With respect to the indemnification related to breach of representations, warranties and covenants, each party’s right to indemnification will generally arise after its losses reach $250,000, with limited exceptions, and then it will receive payments for all losses, with the maximum indemnity payments for such losses equal to $15 million, except in the case of any breach by us of representations related to certain specified matters, as respects which the overall liability cap is increased to $20 million plus the amount of any milestone payment(s) earned by us, up to an aggregate total of $35 million. The obligations of each party to make any payment in respect of losses arising from fraud, intentional misrepresentation or intentional breach of a transaction document, and with respect to the assumed and excluded liabilities, is unlimited.

Termination (see page 31)

The asset purchase agreement may be terminated at any time prior to the technology assets closing:

•      by mutual consent of the parties;

•      by either party, if, without the fault of the terminating party, the technology assets closing does not take place before September 8, 2008, subject to certain extensions;

•      by either party, if a court or governmental entity permanently enjoins, restrains or prohibits the sale;

•      by either party, if the asset purchase agreement is not approved by our stockholders provided that we may not terminate the agreement if failure to receive approval is caused by our action or failure to act and such action or failure to act constitutes a breach by us of the agreement;

•      by either party, if the non-terminating party has breached any representation, warranty, covenant or agreement in any material respect, if such breach is not cured within 10 days; and

•      by NuVasive if our Board of Directors changes its recommendation with respect to the sale.

We have agreed to pay NuVasive a $350,000 fee to cover negotiation expenses if the closing does not take place before September 8, 2008 and at the time of such termination stockholder approval has not been obtained and/or if our stockholders do not approve the asset purchase agreement and the transactions contemplated thereby.

If, however, the agreement is terminated after our Board of Directors changes its recommendation with respect to the asset sale, we are required to pay NuVasive a $2 million fee.

Closings (see page 22)

The technology assets closing will take place promptly after the receipt of all necessary consents and approvals. The manufacturing assets closing will take place promptly after the earlier to occur of (i) the termination of the manufacturing agreement by NuVasive, or (ii) the expiration of the stated term of the manufacturing agreement, which is eighteen months.

Risk Factors (see page 15)

There are risks and uncertainties related to the proposed sale, and risks to and uncertainties for us if the proposed sale is completed. You should carefully consider all of these risks and uncertainties in deciding how to vote on the proposal to approve the asset purchase agreement and the transactions contemplated thereby. If any of these risks occur, the business, financial condition or results of operation of our could be materially adversely affected, the value of its common stock could decline and you may lose all or part of your investment.

Accounting Treatment (see page 19)	The sale of our Osteocel business will be accounted for as a sale of net assets. We believe that upon the technology assets closing we will recognize a gain on the sale of the assets.

Tax Consequences (see page 20)

The proposed sale will be a taxable sale of assets. We anticipate that we will be able to offset substantially all of the taxable gain to be recognized for United States federal income tax purposes against our current operating and capital losses and net operating and capital loss carryforwards.

The sale of assets contemplated by the asset purchase agreement will not be a taxable event for our stockholders under applicable United States federal income tax laws.

Required Approvals (see page 19)

The ability of the parties to consummate the sale is subject to the expiration of the applicable waiting period (including any extensions) under the U.S. Hart-Scott-Rodino Act (which waiting period has now been satisfied), and satisfaction of certain requirements of the U.S. Securities and Exchange Commission in connection with this proxy statement. We are also seeking stockholder approval pursuant to this proxy statement to satisfy any approvals which may be required in respect of the asset purchase agreement and the transactions contemplated thereby under the Delaware General Corporation Law.

Company Voting and Support Agreements (see page 19)

Officers and directors of ours, and certain of their affiliates, holding approximately 47% of our outstanding voting stock, have executed voting agreements committing to vote for the approval of the asset purchase agreement and the transactions contemplated thereby, subject in some cases to certain exceptions typical in voting agreements of this type, which allow for a reduction of the committed shares to 38%. Included among those who have executed voting agreements are Peter Friedli, the Chairman of the Board of Directors and our single largest stockholder, and certain of his affiliates, including Venturetec, Inc. and U.S. Venture 05, Inc., and C. Randal Mills, our President and CEO and a member of our Board of Directors.

Appraisal Rights (see page 19)	Under Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our stockholders do not have appraisal rights as a result of the proposed sale.

Fees and Expenses (see page 21)

Except as described above in certain termination events, each of the parties has paid and will pay its own expenses in connection with the asset purchase agreement and the transactions contemplated thereby.

No Payments to Stockholders (see page 11)	All of the consideration received in the proposed sale will be paid to us. No payments will be made to any of our stockholders.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING

Set forth below are some key questions and answers to provide you with more information about the special meeting.  These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement.  We urge you to review the entire proxy statement and accompanying materials carefully.

SPECIAL MEETING AND VOTING

Q:                                  Why am I receiving this proxy statement?

A:                                   You have received this proxy statement and the enclosed proxy card from us because you held shares of our common stock on                          , 2008, the record date for the special meeting of stockholders.

Q:                                  What is the proposal I will be voting on at the special meeting?

A:                                   As a stockholder, you are requested to approve the asset purchase agreement with NuVasive, Inc., dated May 8, 2008, and the transactions contemplated thereby, including the sale by us to NuVasive of our Osteocel product line, including Osteocel® and Osteocel® XO, and related business assets.  Our Board of Directors is not aware of any other matters to be presented at the special meeting. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

Q:                                  Who is entitled to vote?

A:                                   Only holders of record of shares of our common stock on the close of business on                      , 2008 will be entitled to vote at the special meeting.  Each share of our common stock issued and outstanding on the record date will be entitled to one vote. On                        , 2008, we began mailing this proxy statement to all persons entitled to vote at the special meeting.  At the close of business on                                  , 2008, there were                      shares of common stock outstanding, which constitute all of our voting shares.

Q:                                  When and where is the special meeting being held?

A:                                   The special meeting is being held on                            , 2008 at our principal executive offices located at 7015 Albert Einstein Drive, Columbia, Maryland 21046, at 2:00 P.M., EDT.

Q:                                  What vote is required to approve the asset purchase agreement?

A:                                   Under Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required for stockholder approval of the asset purchase agreement and the transactions contemplated thereby.

Q:                                  Who is soliciting my proxy?

A:                                   Our Board of Directors is soliciting your proxy.  We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services.  We have not retained any third parties to assist us in soliciting proxies for the special meeting.

Q:                                  How does the Board of Directors recommend that I vote at the special meeting?

A:                                   The Board of Directors unanimously recommends that you vote “FOR” proposal No. 1, including the approval of the asset purchase agreement and the transactions contemplated thereby.

Q:                                  How is my vote counted if I vote by proxy?

A:                                   If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the special meeting to be held on                              , 2008.  You may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you fail to vote “FOR” the sale or you “ABSTAIN,” it has the same effect as a vote “AGAINST” the proposal.

Q:                                  What if my shares are held in “street name,” will my broker be able to vote my shares?

A:                                   Yes, but only if you provide instructions to your broker on how to vote.

Q:                                  Can I change my vote after I have mailed my signed proxy card?

A:                                   Yes, you may change your vote at any time before your shares are voted at the special meeting.  You may change your vote in one of three ways:

1.                                       You may notify the Corporate Secretary of Osiris in writing before the special meeting that you wish to revoke your proxy.  In this case, please contact Osiris Therapeutics, Inc., 7015 Albert Einstein Avenue, Columbia, Maryland 21046, Attention: Philip R. Jacoby, Jr., Corporate Secretary.

2.                                       You may submit a signed and dated proxy that is dated later than your original proxy.

3.                                       You may attend the special meeting and vote.  Merely attending the special meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

PROPOSED SALE OF ASSETS

Q:                                  What assets are being sold?

A:                                   We are selling our Osteocel product line, including Osteocel and Osteocel XO, and related business assets.  Osteocel is currently available and is used for regenerating bone in orthopedic indications.  The sale will be effected at two closings — a technology assets closing and a manufacturing assets closing.  The assets to be transferred at the technology assets closing include intellectual property, permits, data and records, and contract rights related to the development, manufacturing, marketing and sale of Osteocel and Osteocel XO.  The assets to be transferred at the manufacturing closing include specified Osteocel manufacturing equipment and facilities, including the leasehold interest in our Columbia, Maryland administrative offices and processing facility.  Following the manufacturing assets closing, our business related to Osteocel and Osteocel XO will terminate.  We have also granted NuVasive the right to acquire exclusive rights to Osteocel XC, (which is how we refer to a second generation mesenchymal stem cell product candidate for bone repair, which would utilize culture expanded mesenchymal stem cells to create a synthetic version of Osteocel) through December 31, 2009 on generally predefined terms subject, in part, to final negotiation, and have provided NuVasive with a right of first negotiation prior to any other transaction involving the transfer by us of Osteocel XC to a third party through that same date.

Q:                                  What is the purchase price for the assets?

A:                                   The initial purchase price to be paid to us by NuVasive at the technology assets closing is $35.0 million in cash.

                                                During the interim period between the technology assets closing and the manufacturing assets closing, and, if applicable, after the manufacturing assets closing, NuVasive will pay us certain milestone payments, not to exceed approximately $50.0 million in the aggregate, including $12.5 million to be paid upon the manufacturing asset closing.  Receipt of each of the milestone payments is conditioned upon the satisfaction of certain conditions, including conditions relating to the production and delivery by us of agreed upon quantities of product on or before certain agreed upon dates, and completion of the transfer of the manufacturing assets in accordance with agreed upon terms.  These milestone payments may be paid, at the discretion of NuVasive, in cash or in freely transferable shares of NuVasive common stock having then equivalent market value.

Q:                                  Why are we selling these assets?

A:                                   While the assets to be transferred represent a profitable product line for us, our Board of Directors does not believe they are core to our business.  Our Board of Directors believes it is appropriate and in our best interest and the best interest of our stockholders to sell these non-core assets and to invest the proceeds from the sale in our core research and development activities.

                                                In deciding to authorize the sale, our Board of Directors considered a number of positive and negative factors, discussed in more detail later in this proxy statement.

Q:                                  Did the Board of Directors receive a fairness opinion on the sale of the assets?

A:                                   No.  The Board of Directors does not believe it was necessary to obtain a fairness opinion to assist it in its review of the proposed transaction and the negotiated purchase price.

Q:                                  What if we receive another offer for the assets?

A:                                   We have agreed that after execution of the asset purchase agreement and prior to the earlier of the manufacturing assets closing or the termination of the asset purchase agreement, we will not, directly or indirectly, initiate, solicit, entertain or encourage any other entity or person to make a proposal to us to acquire the assets to be transferred.

                                                If, however, at any time prior to obtaining stockholder approval for the asset sale, we receive an unsolicited proposal that our Board of Directors determines in good faith to be superior to NuVasive’s proposal and it determines in good faith after consultation with outside counsel that it must take action with respect to such proposal to avoid a breach of its fiduciary duties under Delaware law, and notifies NuVasive of such proposal and after good faith negotiations with NuVasive, our Board of Directors determines that such proposal remains superior to NuVasive’s proposal, we may furnish nonpublic information to, and negotiate with, the party making the superior proposal.  After compliance with the notice and negotiation provisions of the asset purchase agreement, our Board of Directors may withdraw, modify or qualify its recommendation that the stockholders approve the asset purchase agreement and the transactions contemplated thereby, and recommend the superior proposal.   Notwithstanding such superior proposal or change in the recommendation of our Board of Directors, we are obligated to hold the stockholder meeting for purposes of approving the asset purchase agreement and the transactions contemplated thereby.

Q:                                  Have any of our stockholders agreed to vote in favor of the proposal to approve the asset purchase agreement, and, if so, are there any material conditions to that agreement?

A:                                   Officers and directors of ours, and certain of their affiliates, holding approximately 47% of our outstanding voting stock, have executed voting agreements committing to vote for the approval of the asset purchase agreement and related transactions, subject in some cases to certain exceptions typical in voting agreements of this type, which allow for a reduction of the committed shares to 38%.  Included among those who have executed voting agreements are Peter Friedli, the Chairman of the Board of Directors and our single largest stockholder, and certain of his affiliates, including Venturetec, Inc. and U.S. Venture 05, Inc., and C. Randal Mills, our President and CEO and a member of our Board of Directors.

Q:                                  What happens if the asset purchase agreement and the transactions contemplated thereby are not approved by holders of a majority of our outstanding shares?

A:                                   The asset purchase agreement may be terminated by either us or NuVasive, in which case we will generally pay a termination fee to NuVasive in the amount of $350,000.  If, however, the agreement is terminated after our Board of Directors changes its recommendation with respect to the asset sale, we are required to pay NuVasive a $2.0 million fee.

Q:                                  Will I owe any federal income tax as a result of the asset sale?

A:                                   No. You will not owe any federal income tax as a result of the asset sale.

Q:                                  Will any of the proceeds from the sale be distributed to me as a stockholder?

A:                                   No.  We intend to retain the proceeds and use them to further our future business plans.

Q:                                  Can I still sell my shares?

A:                                   Yes.  The sale will not affect your right to sell or otherwise transfer your shares of common stock.

Q:                                  Who can I contact with questions about the proposal?

A:                                   If you have more questions about the sale of assets or would like additional copies of this proxy statement, you should contact Osiris Investor Relations, at 443-545-1800.

In addition, we are a public reporting company and are required to file reports and other information with the SEC.  You may read and copy this information at the SEC’s public reference facilities.  You may call the SEC at 1-800-SEC-0330 for information about these facilities.  This information is also available at the SEC’s Internet site at http://www.sec.gov and you can also request copies of these documents from us.

BACKGROUND OF THE TRANSACTION

In the Fall of 2007, we began to actively search for a potential acquirer of our Osteocel business and related assets.  This initiative was commenced in anticipation of possible commercialization of our lead biologic drug product candidate, Prochymal, and after a determination that the divestiture of Osteocel, a human cell and tissue based product, would facilitate, both financially and operationally, our transition to a biologic drug company.  We are not an orthopedics company, and it was determined that the effort involved in developing an adequate sales force to market and distribute Osteocel as an orthopedic product could be detrimental to our focus on becoming a biologic drug company.

In December 2007, while our search continued, we entered into a financial advisory agreement with Robin Young Consulting Group (RYCG), whereby RYCG agreed to provide services to us in connection with the potential sale by us of our Osteocel business to a select potential purchaser.  As part of its services, RYCG agreed to introduce us to NuVasive, to explain Osteocel to NuVasive and to help NuVasive appreciate the value of incorporating Osteocel into their existing business model, and to assist us in structuring, negotiating and closing a transaction involving the sale to NuVasive of our Osteocel business.  Pursuant to the arrangements entered into between us and RYCG, RYCG is entitled to a success fee, contingent upon the transaction closing and our receipt of the proceeds, of $600,000 plus one percent (1%) of the transaction value in excess of $70.0 million.  These amounts are to be paid by us as and when we receive payments under the terms of the asset purchase agreement.  In addition, we agreed to reimburse RYCG for reasonable out-of-pocket expenses incurred by RYCG in connection with its acting for us pursuant to the financial advisory agreement, and we agreed to indemnify RYCG in a manner typical for agreements of this type.

Beginning in the Fall of 2007 and continuing into the first quarter of 2008, we evaluated and considered three proposals for the purchase of our Osteocel business.  Two of these proposals, including the NuVasive proposal, were given serious consideration by us and discussions or negotiations ensued by and between us and the prospective acquirers over the course of a number of months.  After considering these proposals carefully, in light of our business objectives, we determined that the proposal for the sale of our Osteocel business to NuVasive was the more favorable of the available alternatives and we are determined to pursue that alternative.

Over the course of five months, discussions and due diligence ensued and negotiations took place with regard to the transaction with NuVasive, in various locations throughout the country.  Our Board of Directors met on several occasions during this period to discuss with management the terms of the prospective transaction, the status of the negotiations and the prospect for the successful completion of the NuVasive transaction and possibly other transactions, and to evaluate the potential risks and benefits of the NuVasive transaction and possible other transactions.

On May 2, 2008, our Board of Directors met once again to consider and vote upon the approval of the asset purchase agreement with NuVasive and the transactions contemplated thereby, including the sale of Osteocel and Osteocel XO and the related business assets.  After careful consideration, these matters were then approved by unanimous vote of our Board of Directors.  The asset purchase agreement between us and NuVasive for the sale of our Osteocel business and related assets was then executed as of May 8, 2008.

SALE OF OSTEOCEL BUSINESS

Reasons for the Sale of our Osteocel Business

We are proposing to sell our Osteocel business to NuVasive because we believe that the sale and the transactions contemplated thereby are in the best interest of our company, and you.

While the business assets to be transferred represent a profitable product line for us, and represent a substantial portion of our revenue, our Board of Directors does not believe that this product line is core to our business.  Our Board of Directors determined that the divestiture of our Osteocel product line will facilitate our transition to a biologic drug company and is the preferred course of action as we prepare for commercialization of Prochymal.  Moreover, our Board of Directors believes that the divestiture of these non-core assets will allow us to invest the sale proceeds in our core research and development activities, and will facilitate our efforts to bring our biologic drug product candidates to market, and our objective of turning the promise of stem cells into a reality.

Benefits of the Sale

The sale of our Osteocel business will:

•                                          provide us with a minimum of $47.5 million in non-dilutive financing, including $35.0 million at the technology assets closing and $12.5 million at the manufacturing assets closing;

•                                          provide us with the opportunity to earn up to an additional $37.5 million in milestone payments, if earned and received;

•                                          provide us with the opportunity to derive additional fee revenue during the eighteen month period following the technology assets closing and prior to the manufacturing assets closing, from the manufacture and supply by us to NuVasive of Osteocel product under the manufacturing agreement, which imposes minimum purchase order obligations on NuVasive over this period; and

•                                          allow us to direct substantially all of our research and development resources to our core business of commercializing biologic drug candidates containing culture expanded mesenchymal stem cells.

In arriving at a determination that the sale of our Osteocel business to NuVasive is in the best interest of our company and our stockholders, our Board of Directors carefully considered the terms of the asset purchase agreement, as well as the potential impact of the proposed sale on our company.  As part of this process, the Board of Directors considered the advice of our advisors, including our legal and accounting advisors.  In determining to authorize the proposed sale, our Board of Directors considered the benefits and factors set forth above, as well as the terms and conditions of the asset purchase agreement, including a provision which allows our Board to consider unsolicited offers to purchase our Osteocel business that are superior to NuVasive’s offer, and to recommend a superior offer to our stockholders, subject to certain conditions, including NuVasive’s right to match any superior offer and our obligation to pay NuVasive a termination fee in the amount of $2.0 million if we decide to pursue a transaction with a party other than NuVasive.  In addition, our Board of Directors considered the fact that the asset purchase agreement did not contain any financing contingency or material due diligence conditions not satisfied at the time which the asset purchase agreement was entered into.

Risks of the Sale

Our Board of Directors also considered numerous potential risks associated with engaging in a proposed transaction, as well as failing to engage in the proposed transaction, as further described below under the heading “Rick Factors” which begins on page 15.  You should carefully consider all of these risks before deciding how to vote on the proposed asset purchase agreement and the transactions contemplated thereby.

As discussed more fully beginning on page 15, these risks include the following:

•                                          The proposed sale may not be completed or may be delayed if the conditions to closing are not satisfied or waived in a timely manner or ever.

•                                          We may not receive all of the payments available to us under the terms of the asset purchase agreement, and accordingly, we may have less cash available to us to fund our remaining operations.

•                                          The asset purchase agreement will expose us to contingent liabilities which could adversely affect our ability to pursue our core business focused on the development and marketing and obtaining of FDA approval for our biologic drug candidates, including Prochymal™.

•                                          If the proposed sale is not completed, we may explore other potential transactions, but alternatives may be less favorable to us.

•                                          The failure to complete the proposed sale may result in a decrease in the market value of our common stock and may impair our ability to achieve our objectives of developing, obtaining FDA approval and marketing our biologic drug candidates, including Prochymal.

•                                          By completing the proposed sale, we will be selling the assets that have historically generated substantially all of our revenue.

•                                          Our business following the sale will depend primarily on the success of our biologic drug candidates business.

•                                          If the risks associated with the Osteocel business as previously disclosed by us occur and affect either NuVasive or us, and correspondingly our ability to earn milestones payments under the asset purchase agreement or to generate revenues under the manufacturing agreement, then we may not realize the full benefit of the proposed sale and related transactions, and our business, financial condition and results of operations could be materially adversely affected.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but does include material factors considered.  In view of the complexity and wide variety of information and factors, both positive and negative, considered by our Board of Directors, it is not practical to quantify, rank or otherwise assign relative or specific weights to the factors considered.  In addition, the Board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor.  Instead, the Board conducted an overall analysis of the factors described above, including discussions with management and advisors.  In considering the factors described above, individual members of the Board may have given different weights to different factors.  The Board considered all of these factors in totality and concluded, on the whole, that such factors supported its determination to approve the proposed sale of our Osteocel business pursuant to the asset purchase agreement.  After taking into consideration all of the factors set forth above, our Board of Directors, following consultations with its advisors, concluded that the proposed sale is fair to, and in the best interest of, our company and our stockholders, and that we should proceed with the sale.

Recommendation of our Board of Directors

Our Board of Directors has determined that the proposed sale of our Osteocel business is fair to, and in the best interest of, our company and our stockholders.  Our Board of Directors unanimously approved the asset purchase agreement and the transactions contemplated thereby, and recommends that the stockholders vote in favor of the proposal to approve the asset purchase agreement and the transactions contemplated thereby, including the sale to NuVasive of our Osteocel product line, including Osteocel and Osteocel XO, and related business assets.

RISK FACTORS

You should carefully consider the risk factors described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to approve the asset purchase agreement, the related transaction documents, and the consummation of the transactions contemplated thereby.  If any of the following risk factors actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Regarding the Proposal to Approve the Asset Purchase Agreement and the Transactions Contemplated Thereby.

The proposed sale may not be completed or may be delayed if the conditions to closing are not satisfied or waived in a timely manner or ever.

The proposed sale may not be completed or may be delayed because the conditions to closing may not be satisfied or waived.  Conditions which must be satisfied or waived prior to the technology assets closing include obtaining stockholder approval and required consents from third parties such as tissue suppliers and parties to important contracts.  If the transaction is not completed, it is possible that we will have difficulty recouping the costs incurred in connection with negotiating the proposed transaction, our relationships with our customers, suppliers and employees may be damaged and our business may be seriously harmed.  In addition, depending upon the reason for the termination, pursuant to the asset purchase agreement, we may become obligated upon termination to pay NuVasive a termination fee of up to $2.0 million.

We may not receive all of the payments available to us under the terms of the asset purchase agreement, and accordingly, we may have less cash available to us to fund our remaining operations.

The terms of the asset purchase agreement provide for an initial payment to us of $35.0 million in cash and allow for the prospect of additional milestone payments to us, of up to approximately an additional $50.0 million in the aggregate.  In addition, pursuant to the terms of the manufacturing agreement, we will have the ability to earn fee revenues related to the production of Osteocel® that we supply to NuVasive following the technology assets closing and prior to the manufacturing assets closing.  These potential fee revenues could exceed $50.0 million.  Our ability to earn these milestone payments, or to earn fee revenues from the supply of Osteocel to NuVasive, is subject to a number of conditions and uncertainties, including raw material availability, and we have no assurances that any of these amounts will, in fact, be paid to or be received by us.  Although there are certain minimum purchase order obligations under the manufacturing agreement, we may be limited or experience difficulty in our ability to fulfill those purchase orders.  In addition, NuVasive has disclaimed any obligation under the asset purchase agreement to operate the purchased business to allow for or permit the achievement of any milestones.  If we do not receive these payments, we will have less cash available to fund our remaining operations and to support the continued development and pursuit of FDA approval for our biologic drug candidates, including Prochymal.

The asset purchase agreement will expose us to contingent liabilities which could adversely affect our ability to pursue our core business focused on the development and marketing and obtaining of FDA approval for our biologic drug candidates, including Prochymal™.

In the asset purchase agreement we have made customary representations and warranties, which are described below under the heading “Summary of Material Terms of the Asset Purchase Agreement — Representation and Warranties”.  We agreed to indemnify NuVasive for any losses from breaches of our representations and warranties that occur within specified periods following the technology assets closing.  Our indemnification obligation for breach of representation and warranties under the asset purchase agreement relating to:

•                  disposition of certain contracts;

•                  intellectual property;

•                  authorizations and regulatory compliance;

•                  environmental matters;

•                  taxes; and

•                  brokers.

survive until sixty days after the expiration of the applicable statutes of limitations.

Our representations and warranties under the asset purchase agreement relating to:

•                  organization, good standing and authority;

•                  organizational and governing documents, and approval;

•                  due execution and delivery;

•                  title to and sufficiency of transferred assets;

•                  consents and absence of conflicts;

•                  financial information;

•                  litigation and claims;

•                  compliance with laws;

•                  employees, independent contractors, labor matters and employee benefits;

•                  insurance;

•                  fair consideration and absence of fraudulent conveyance;

•                  product warranties and product liabilities;

•                  customers and suppliers;

•                  real property and leases;

•                  capital expenditures;

•                  absence of changes and complete disclosure since December 31, 2007; and

•                  obsolete items and inventory.

survive the technology assets closing and continue until eighteen months after the manufacturing assets closing.

The parties have agreed to indemnify each other for breaches of representations, warranties and covenants contained in the asset purchase agreement, and we have agreed to indemnify NuVasive for any excluded liabilities.  With respect to the indemnification related to breach of representations, warranties and covenants, each party’s right to indemnification will generally arise after its losses reach $250,000, and then it will receive payments for all losses, with the maximum indemnity payments for such losses equal to $15.0 million, except in the case of any breach by us of representations related to certain specified matters, as respects to which the overall liability cap is increased to $20.0 million plus the amount of any milestone payment(s) earned, up to an aggregate of $35.0 million.  Should we incur liability for breach of these representations or warranties, our ability to pursue our core business focused on the development and marketing approval for our biologic drug candidates, including Prochymal, could be materially and adversely affected.

If the proposed sale is not completed, we may explore other potential transactions, but alternatives may be less favorable to us.

If the proposed sale is not completed, we may explore other strategic alternatives, including a sale of our Osteocel business assets to another party.  An alternative transaction may have terms that are less favorable to us than the terms of the proposed sale, or we may be unable to reach agreement with any third party on an alternate transaction that we would consider to be reasonable.

The failure to complete the proposed sale may result in a decrease in the market value of our common stock and may impair our ability to achieve our objectives of developing, obtaining FDA approval and marketing our biologic drug candidates, including Prochymal.

The failure to complete the proposed sale may result in a decrease in the market value of our common stock and may impair our ability to achieve our objectives of becoming profitable as quickly as possible and enhancing the value of our assets to our stockholders.

If our stockholders fail to approve the proposed sale, or if the proposed sale is not completed for any other reason, the market price of our common stock may decline.  In addition, failure to complete the proposed sale will result in a reduction in the amount of cash otherwise available to us and may substantially limit our ability to implement our strategy of pursuing the continued development, FDA approval and marketing of our biologic drug candidates, including Prochymal.

Risk Factors Relating to Our Company if the Sale is Completed

By completing the proposed sale, we will be selling the assets that have historically generated substantially all of our revenue.

We will be selling our entire product line relating to the processing, manufacturing, marketing and selling of Osteocel.  This business has historically been the source of substantially all of our revenue.  Although we expect to receive continued revenues for the supply of product pursuant to the manufacturing agreement, these revenues will not be long term, will have substantially reduced margins and will likely cease concurrent with the manufacturing assets closing, anticipated to occur within eighteen months after the technology assets closing.  Although our business related to the development, obtaining FDA approval and marketing of our biologic drug candidates, including Prochymal, will remain, this business has generated no appreciable revenue and has caused us to incur significant operating expenses and resulted in the incurrence of substantial losses in each year since our inception.  We expect to continue to incur operating expenses and anticipate our expenses and losses will increase in the foreseeable future as we continue our efforts to develop, obtain FDA approval and market our biologic drug candidates, including Prochymal.  Even in the event that all milestone payments are received by us under the asset purchase agreement, these funds and the funds available under the manufacturing agreement may not collectively be sufficient to fund our anticipated losses and expenses.  Accordingly, we may need to seek additional funding prior to our becoming cash flow positive on an operational basis.  We would likely seek such funding through public or private financing or some combination thereof.  Additional funding may not be available to us on acceptable terms, or at all.

Our business following the sale will depend primarily on the success of our biologic drug candidates business.

Our biologic drug candidate business will be the primary focus of our business after the sale.  We will, however, continue to manufacture Osteocel under the manufacturing agreement which should result in revenues related to the manufacture and supply of Osteocel to NuVasive until the manufacturing assets closing date, anticipated to occur approximately eighteen months after the technology assets closing date.  Our long term business prospects will, however, be dependent almost solely on the success of our biologic drug candidate business.  This business is based on novel technologies and involves significant risks and challenges in regards to product development and optimization, manufacturing, government regulation, intellectual property, third-party reimbursement and market acceptance, among other risks previously disclosed by us.

If the risks associated with the Osteocel business as previously disclosed by us occur and affect either NuVasive or us, and correspondingly our ability to earn milestones payments under the asset purchase agreement or to generate revenues under the manufacturing agreement, then we may not realize the full benefit of the proposed sale and related transactions, and our business, financial condition and results of operations could be materially adversely affected.

On March 17, 2008, we filed our Annual Report on Form 10-K with the SEC that discussed various risks associated with our business generally, as well as risks specific to our Osteocel business.  These risks include risks related to

•                                          our dependence upon a limited supply of adult marrow-rich bone necessary to produce Osteocel;

•                                          the potential for disease transmission from Osteocel and our biologic drug candidates, which are derived from human tissue and bone marrow sources;

•                                          our limited experience manufacturing Osteocel and our ability to manufacture Osteocel in sufficient quantities;

•                                          product liability claims;

•                                          risks related to intellectual property including the patent position for Osteocel; and

•                                          risks related to regulatory approval and other government regulations, including the risk that the FDA decides that Osteocel does not meet the appropriate regulatory requirements to allow for its continued sale.

If any of these risks (or the additional risks referred to in our Form 10-K filing referenced above) occur, and correspondingly our ability to earn milestone payments under the asset purchase agreement and/or generate revenues under the manufacturing agreement, then we may not realize the full benefit of the sale and the related transactions, and our business, financial condition and results of operations could be materially adversely affected.

OTHER CONSIDERATIONS

Company Voting and Support Agreements

Peter Friedli, the Chairman of our Board of Directors and our single largest stockholder, and certain entities with which he is affiliated, including Venturetec, Inc. and US Venture 05, Inc., together with C. Randal Mills, our President and Chief Executive Officer and a member of our Board of Directors, have entered into voting agreements with NuVasive simultaneously with the execution and delivery of the asset purchase agreement.  As of June 1, 2008, the shares covered by the voting agreements represented in the aggregate approximately 47% of our outstanding common stock.  Pursuant to the voting agreements, the stockholder parties thereto have agreed to vote in favor of the asset purchase agreement and the transactions contemplated thereby, subject in some cases to an exception typical in voting agreements of this type, which allows for reduction of the shares covered by the voting agreements to 38%, in the event that our Board of Directors, in the exercise of its fiduciary duties, changes its recommendation to the stockholders in respect of approval of the asset purchase agreement and the transactions contemplated thereby.

The above description summarizes select provisions of the voting agreements and is qualified in its entirety by reference to the complete text of the form of company voting and support agreement attached as Appendix C to this proxy statement.  We urge you to read carefully the entire form of company voting and support agreement for its terms and other information that may be important to you.

Interest of Directors and Executive Officers in the Sale of Assets

In considering the recommendation of our Board of Directors with respect to the asset purchase agreement and the transactions contemplated thereby, you should be aware that certain of our directors and executive officers have interests in the sale of assets that are in addition to, or different from the interests of our stockholders generally and that create potential conflicts of interest.  These interests are described below:

•                                          Mr. Friedli, Chairman of our Board of Directors and our single largest stockholder, and certain entities with which he is affiliated, have entered into voting agreements as discussed above; and

•                                          C. Randall Mills, our President and Chief Executive Officer and a member of our Board of Directors, has entered into a voting agreement as discussed above.

As of June 1, 2008, our directors and executive officers beneficially owned 16,974,973 shares of our outstanding common stock, representing approximately 51.6% of the outstanding shares of common stock.  For additional information regarding the beneficial ownership of our common stock see the section of this proxy under the heading “Security Ownership of Certain Beneficial Owners and Management.”  The vote of holders of a majority of the shares of our common stock outstanding on the record date is required to approve the asset purchase agreement and the transactions contemplated thereby.

Appraisal Rights

Neither Delaware law, nor our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws provide for appraisal rights or other similar rights for stockholders who do not vote in favor of, or vote against, the sale.

Accounting Treatment

The proposed sale of our Osteocel business assets will be accounted for as a sale of net assets.  Upon the closing of the transaction, we will recognize a gain and the historical and future financial results of the Osteocel business will be reported as results of discontinued operations in our statements of operations.

Required Approvals

Neither we nor NuVasive are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the transactions contemplated by the asset purchase agreement, except for expiration of the applicable waiting period (including any extensions thereof) under the U.S. Hart-Scott-Rodino Act (which has now occurred), compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement, and compliance with the Delaware General Corporation Law in connection with the stockholder approval being requested at the special meeting for which this proxy statement has been prepared.

Tax Consequences

The following is a summary of the principal material United States federal income tax consequences relating to the proposed sale of assets.  The proposed sale of assets will be a transaction taxable to us for United States federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by NuVasive. Although the sale of the assets will result in a taxable gain to us, substantially all of the taxable gain will be offset against our current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns.

The proposed sale of the assets will not be a taxable event for our stockholders under applicable United States federal income tax laws.

This summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. This summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

SUMMARY OF MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

The following is a summary of the material provisions of the asset purchase agreement, a copy of which is attached as Appendix A to this proxy statement, and is incorporated by reference into this summary. While we believe this summary covers the material terms of the asset purchase agreement, this summary may not contain all of the information that is important to you, and we urge you to read the asset purchase agreement in its entirety.

The Parties

Osiris Therapeutics, Inc.

We are a stem cell therapeutic company headquartered in Columbia, Maryland, focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic, and cardiovascular areas.  We were incorporated in Delaware in April 2002. Our predecessor company was organized in 1992. We currently manufacture, market and sell Osteocel® for regenerating bone in orthopedic indications. It is the only commercially available product in the U.S. containing viable stem cells. Our lead biologic drug candidate, ProchymalTM, is being evaluated in Phase III clinical trials for three indications, including acute and steroid refractory Graft versus Host Disease and Crohn’s disease, and is the only stem cell therapeutic currently granted both Orphan Drug and Fast Track status by the Food and Drug Administration (FDA). Prochymal is also being developed for the repair of heart tissue following a heart attack and for protection of pancreatic islet cells in patients with type 1 diabetes. Our pipeline of internally developed biologic drug candidates under evaluation also includes ChondrogenTM for osteoarthritis in the knee. We have also partnered with Genzyme Corporation to develop Prochymal as a medical countermeasure to nuclear terrorism and other radiological emergencies.

We are a fully integrated company, having developed capabilities in research, development, manufacturing, marketing and distribution of stem cell products. We have developed an extensive intellectual property portfolio to protect our technology in the United States and a number of foreign countries including 47 U.S. and 253 foreign patents owned or licensed.

NuVasive, Inc.

NuVasive, Inc., a Delaware corporation, is a medical device company headquartered in San Diego, California, focused on the design, development and marketing of products for the surgical treatment of spine disorders.  NuVasive’s currently-marketed product portfolio is focused on applications for spine fusion surgery, a market estimated to exceed $4.2 billion in the United States in 2008.  NuVasive’s principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MASTM, as well as a growing offering of cervical and motion preservation products.  NuVasive’s currently-marketed products are used predominantly in spine fusion surgeries, both to enable access to the spine and to perform restorative and fusion procedures. NuVasive focuses significant research and development efforts on both MAS and motion preservation products in the areas of (i) fusion procedures in the lumbar and thoracic spine, (ii) cervical fixation products, and (iii) motion preservation initiatives such as total disc replacement and nucleus-like cervical disc replacement.

Asset Sale

On May 2, 2008, our Board of Directors unanimously approved the asset purchase agreement and the transactions contemplated thereby pursuant to which we agreed, among other things, to sell our Osteocel product line, including Osteocel and Osteocel® XO, and related business assets to NuVasive for an initial payment of $35.0 million in cash.  In addition, we have the ability to earn certain milestone payments not to exceed approximately $50.0 million in the aggregate.  Receipt of each of the milestone payments is conditioned upon the satisfaction of certain conditions, including conditions relating to the production and delivery by us of agreed upon quantities of Osteocel on or before certain agreed upon dates and completion of the transfer of certain manufacturing assets in accordance with agreed upon terms.  The assets consist of our business (which we refer to herein collectively as our Osteocel business) involving the development, processing, manufacturing, marketing and selling of an osteobiologic allograft material containing cancellous bone (which contains intrinsic viable mesenchymal stem cells) used in spinal fusion and other surgical procedures and commonly known as Osteocel and Osteocel XO, including current formulation and all development projects related to Osteocel and Osteocel XO (which we sometimes refer to herein collectively as Osteocel).  Upon completion of the sale, our business related to Osteocel and Osteocel XO will then terminate.

Manufacturing Agreement

In connection with the transactions contemplated by the asset purchase agreement, we agreed to enter into a manufacturing agreement with NuVasive to continue to manufacture and supply Osteocel for a period of eighteen months after the technology assets closing.  For a summary of the material terms of the manufacturing agreement see the discussion in this proxy statement under the heading “Summary of the Material Terms of the Manufacturing Agreement” in this proxy statement.

Closings

Pursuant to the terms of the asset purchase agreement and to facilitate our continuing to manufacture and supply Osteocel pursuant to the manufacturing agreement, we will transfer all of the assets to be transferred with respect to the Osteocel business in two phases.

Technology Assets Closing

The consummation of the technology assets transfer, at which the technology assets related to the Osteocel business will be transferred (including intellectual property, permits, data and records, and contract rights related to the development, manufacturing and sale of Osteocel and Osteocel XO), will be held as soon as reasonably practicable after the special meeting of stockholders, if the asset purchase agreement and transactions contemplated thereby are approved by our stockholders and all other conditions to closing have been satisfied or waived.

Manufacturing Assets Closing

The consummation of the manufacturing assets transfer, at which the manufacturing assets related to the Osteocel business (including our leasehold interest in our Columbia, Maryland administrative offices and Osteocel processing facility and specified equipment now employed by us in the manufacture of Osteocel) will be transferred, will be held at the manufacturing assets closing, to be held as soon as reasonably practicable following the earlier to occur of the termination of the manufacturing agreement by NuVasive, and the expiration of the stated term of the manufacturing agreement, which is eighteen months from the date of the technology assets closing.  Our business related to Osteocel and Osteocel XO will then terminate.

Purchased Assets, Excluded Assets and Assumed Liabilities

The assets to be sold pursuant to the asset purchase agreement consist of all of our operating assets, tangible property and intellectual property with respect to the Osteocel business and include the following:

•                                          certain intellectual property including patents, trademarks, and copyrights and other intangible rights and property used in, held for use in, intended for use in, related to or necessary for the operation of the Osteocel business;

•                                          all inventory and work in process existing as of the manufacturing closing date relating to the Osteocel business;

•                                          certain rights related to the development of Osteocel, including all clinical trails and related clinical trial data;

•                                          all data and records related to the operation of the Osteocel business, including client and customer lists;

•                                          the tangible personal property used in or necessary for the operation of the Osteocel business;

•                                          certain permits, licenses, franchises, consents, authorizations, registrations and other approvals and operating rights relating to the Osteocel business;

•                                          all claims against third parties related to the operation of the Osteocel business;

•                                          all rights related to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the assets and/or assets transferred pursuant to the agreement;

•                                          all rights in and to certain contracts used in, related to or necessary for the operation of the Osteocel business; and

•                                          all goodwill relating to the foregoing assets.

Except for the foregoing assets, NuVasive will not acquire and will have no right, title or interest in any of our assets, and such assets will remain our property.  Furthermore, we have specifically excluded from the assets to be initially transferred to NuVasive all of our right, title and interest in and to any second generation mesenchymal stem cell product for bone repair utilizing culture-expanded mesenchymal stem cells to create a synthetic version of Osteocel.  We call this second generation mesenchymal stem cell product candidate Osteocel® XC.  Although we are not currently engaged in an active product development program focused specifically on Osteocel XC, we have granted to NuVasive pursuant to the asset purchase agreement a right to acquire exclusive rights to Osteocel XC on generally predefined terms subject, in part, to final negotiation, through December 31, 2009.  Through that same date, NuVasive is also afforded a right of first negotiation prior to any other transaction involving Osteocel XC.

NuVasive is assuming liabilities including:

•                                          the obligations to perform arising in the ordinary course of business under any contracts assumed by NuVasive after the technology assets closing, if such contract constitutes a portion of the technology assets, and after the manufacturing assets closing, if such contract constitutes a portion of the manufacturing assets; and

•                                          the expenses and liabilities relating to the Osteocel business which are incurred or accrued in the ordinary course of business after the technology assets closing (excluding our liabilities under the manufacturing agreement).

NuVasive is not assuming any liabilities other than as described above.  Specifically, NuVasive is not assuming:

•                                          any trade accounts payable of the Osteocel business;

•                                          any of our liabilities or obligations in respect of any kind of our indebtedness;

•                                          any of our liabilities or obligations related to the employment, termination or compensation of any of our employees, consultants or service providers, including any and all liabilities or obligations to any employees transferred from us to NuVasive incurred prior to the time such employees are employed by NuVasive;

•                                          any of our liabilities or obligations relating to any product warranty or product liability claims owing, accrued or the underlying facts with respect to which arise out of our operation of the Osteocel business;

•                                          any of our liabilities or obligations for any taxes relating to the Osteocel business for any period (or portion thereof) ending on or prior to the date of the technology assets closing and any taxes of the Osteocel business related to the manufacturing assets for any period (or portion thereof) ending on or prior to the manufacturing assets closing;

•                                          any of our liabilities or obligations under any contract assumed by NuVasive prior to the date on which any such contract is transferred by us to NuVasive;

•                                          any environmental liabilities or obligations to the extent arising out of the operation of the Osteocel business prior to the technology assets closing with respect to the technology assets and prior to the manufacturing assets closing with respect to the manufacturing assets; and

•                                          any of our liabilities or obligations incurred, arising from or out of or in connection with the asset purchase agreement and the related agreements.

Purchase Price

Initial Purchase Price

At the technology assets closing, NuVasive will make payment to us of $35.0 million in cash, pursuant to the terms of the asset purchase agreement and assume certain liabilities related to the technology assets.

Additional Purchase Price

In addition to the initial purchase price, NuVasive is obligated, subject to and contingent upon our achievement of the performance milestones described below not later than the applicable date for satisfaction of each such milestone, to pay us an amount of cash or, subject to certain restrictions, shares of common stock of NuVasive having then equivalent market value (the form of payment of which is to be determined in the sole discretion of NuVasive), equal to the sum of the milestone(s) achieved by us.

Each milestone is independent of each other milestone and may be satisfied and payment due therefor regardless of non-satisfaction of any other milestone.

Pursuant to the asset purchase agreement, NuVasive may not issue shares of NuVasive common stock in respect of any milestone payment, and will instead be obligated to deliver cash, unless such shares of NuVasive common stock may be re-sold by us pursuant to Rule 144 of the rules and regulations promulgated under the Securities Act of 1933, as amended, on the date of such issuance.

The milestones are as follows:

•                                          if at any time prior to April 15, 2009, we have delivered to NuVasive an aggregate of 125,000 cubic centimeters of Osteocel in accordance with the terms of the manufacturing agreement, NuVasive shall pay to us $5.0 million;

•                                          if at any time prior to the manufacturing assets closing, we have delivered to NuVasive an aggregate of 250,000 cubic centimeters of Osteocel, including any Osteocel delivered in satisfaction of any prior milestone in accordance with the terms of the manufacturing agreement, NuVasive shall pay to us an additional $5.0 million;

•                                          subject to the prior satisfaction of the conditions described below, at the manufacturing assets closing, NuVasive shall pay to us $12.5 million plus or minus, an adjustment for certain then existing work in progress;

•                                          if prior to the manufacturing assets closing, we have delivered to NuVasive an aggregate of 275,000 cubic centimeters of Osteocel in accordance with the terms of the manufacturing agreement, including the Osteocel delivered pursuant to any prior milestone, then NuVasive shall pay an additional $5.0 million to us at the manufacturing assets closing;

•                                          at the manufacturing assets closing, NuVasive shall pay to us an amount equal to the product of (i) (A) the “excess delivery amount” divided by (B) 58,300, rounded down to the nearest whole number multiplied by (ii) $2.5 million; provided, however, that in no event shall the payment exceed $7.5 million.  “Excess delivery amount” means the number by which the total number of cubic centimeters of Osteocel delivered to NuVasive prior to the manufacturing assets closing in accordance with the terms of the manufacturing agreement exceeds 250,000 cubic centimeters; and

•                                          if at any time following the technology assets closing the Osteocel business generates $35.0 million in cumulative net sales NuVasive shall pay to us an additional $15.0 million.

In no event, however, shall the sum of all of the milestone payments made by NuVasive to us exceed $50.0 million plus or minus an adjustment for certain work in progress at the date of the manufacturing assets closing.  NuVasive’s obligation to make the $12.5 million milestone payment at the manufacturing assets closing is subject to the satisfaction (or waiver by NuVasive) of the following conditions:

•                                          the representations and warranties by us in the asset purchase agreement must be true and correct in all material respects with respect to the manufacturing assets at and as of the date of the manufacturing assets closing (except those qualified by materiality or relating to the corporate status, organizational documents and good standing, authorization of the transaction and corporate authority, and the title and sufficiency of the transferred assets, which must be true and correct in all respects);

•                                          we must have performed and complied in all material respects with all our obligations and covenants with respect to the manufacturing assets and the transfer thereof;

•                                          absence of any event, circumstance, development with respect to, change in or effect on the manufacturing assets that is, or could reasonably be expected to be, materially adverse to such manufacturing assets, taken as a whole;

•                                          absence of any action, suit, proceeding claim, arbitration or investigation before any governmental entity or before any arbitrator pending that is reasonably expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would either prevent the transfer of the manufacturing assets or cause such transfer to be rescinded;

•                                          none of the work in process shall be held under a consignment or similar arrangement or be in transit and all such work in process shall have been manufactured in accordance with then current Good Tissue Practices (cGTP);

•                                          delivery to NuVasive of all certificates and bill of sale and assignment and assumption agreements in accordance with the asset purchase agreement;

•                                          absence of any liens, other than permitted liens, on the manufacturing assets; and

•                                          delivery to NuVasive of a good standing certificate from the Secretary of State of the State of Delaware.

Representations and Warranties

We have made a number of representations and warranties, subject to qualification in some cases, in the asset purchase agreement relating to:

•                                          our corporate organization, good standing, organizational and governing documents and authority to enter into, execute and deliver and the enforceability of, the asset purchase agreement and the related transaction documents;

•                                          title and sufficiency of the transferred assets;

•                                          consents and absence of conflicts;

•                                          tax matters;

•                                          financial information;

•                                          contracts to be assumed by NuVasive;

•                                          litigation and claims;

•                                          compliance with laws;

•                                          employees, independent contractors, labor matters and employee benefits;

•                                          intellectual property;

•                                          insurance;

•                                          fair consideration and absence of fraudulent conveyances;

•                                          authorizations and regulatory compliance;

•                                          product warranties and product liabilities;

•                                          environmental matters;

•                                          real property and leases;

•                                          use of brokers or other representatives in connection with the asset sale;

•                                          capital expenditures relating to the Osteocel business;

•                                          absence of certain changes or events since December 31, 2007;

•                                          obsolete items and inventory;

•                                          customers and suppliers of the Osteocel business; and

•                                          accuracy and adequacy of our disclosures to NuVasive relating to the Osteocel business.

NuVasive has represented and warranted to us, among other things, that is an organization duly formed, validity existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver and to perform its obligations under the asset purchase agreement and the related transaction documents.  NuVasive has also represented that no further consents or approvals are required for it to consummate the purchase of the Osteocel business and that no broker or other representative acted on its behalf in connection with the transactions contemplated by the asset purchase agreement in such manner as to give rise to any valid claim by any person against us for any fees or other payment.

For purposes of claims for indemnification, all of the representations and warranties made by us and NuVasive will survive for eighteen months after the manufacturing assets closing except for those representations and warranties we made relating to taxes, disposition of certain contracts, intellectual property, authorizations and regulatory compliance, environmental matters and brokers which survive for sixty days after the expiration of the applicable statutes of limitations.

Further Assurances

Each party agreed with the other that at any time and from time to time following the date of the asset purchase agreement, and without further consideration, each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of the agreement and to consummate the transactions contemplated thereby.  We have also agreed to take such further action as may be necessary to remedy a breach by us of the representations and warranties made by us in the asset purchase agreement concerning the title to and sufficiency of the transferred assets.

Covenants

The asset purchase agreement contains customary covenants on our operation and use of the assets related to the Osteocel business.  We have agreed to conduct our activities associated with the transferred assets in their ordinary and usual course, consistent with past practice, and will use commercially reasonable efforts to preserve intact all rights, privileges, franchises and other authority related to the activities associated with the transferred assets, and maintain in their current, or currently-planned, condition its current relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships related to the activities associated with the transferred assets.  We have also agreed that, except as expressly contemplated by the asset purchase agreement or approved in writing by NuVasive, prior to the technology assets closing with respect to all technology assets and the manufacturing assets closing with respect to the manufacturing assets, we will not:

•                                          create, incur or assume any obligation which would materially and adversely affect the transferred assets or NuVasive’s ability to operate the Osteocel business in substantially the same manner and condition as currently conducted by us;

•                                          enter into certain contracts or violate, terminate, amend or otherwise modify or waive any of the terms of any contract to be assumed by NuVasive;

•                                          sell, lease, license, transfer or dispose of any of the transferred assets (except for sales of Osteocel in the ordinary course of business consistent with our past practices);

•                                          change any of our accounting methods with respect to the Osteocel business;

•                                          terminate, waive or release any material right or material claim with respect to the Osteocel business or any of the transferred assets;

•                                          license any of the technology to be transferred to NuVasive (except for licenses under our standard customer agreement made in the ordinary course of business consistent with our past practices);

•                                          initiate, settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration relating to the Osteocel business;

•                                          change the manner in which we extend warranties, discounts or credits to customers with respect to Osteocel;

•                                          modify or fail to maintain our current insurance coverage with respect to the transferred assets;

•                                          sell, dispose of or encumber any of the transferred assets or license any transferred assets;

•                                          enter into any agreements or commitments relating to the transferred assets;

•                                          fail to comply in all material respects with all laws and regulations applicable to the activities associated with the transferred assets;

•                                          change or announce any change to the Osteocel business or the transferred assets; or

•                                          agree to take any of the foregoing actions or take any action which would reasonably be expected to prevent us from performing or cause us not to perform one or more covenants required to be performed by us.

Financial Statements

We have agreed to provide NuVasive with certain historical financial statements and information related to the Osteocel business.

Confidentiality

We have agreed to maintain the confidentiality of all information related to the Osteocel business and the transferred assets.  Our confidentiality obligations do not apply to the portion of any confidential information that we can demonstrate is in the public domain or enters the public domain without the wrongful act or breach of the asset purchase agreement by us, approved in advance by NuVasive for release, or subject to certain limited exceptions, disclosed by a court of competent jurisdiction.

Non-Solicitation/No-Bids

We have agreed that, until the earlier to occur of the manufacturing assets closing, or the termination of the asset purchase agreement, neither we nor any of our representatives will, directly or indirectly, initiate, solicit, entertain or encourage any proposal, inquiry or offer from any person (other than NuVasive) concerning the acquisition or license of all or any portion of the transferred assets, or make any statements to third parties which may reasonably be expected to lead to any such proposal, or negotiate, engage in any substantive discussions, or enter into any agreement, with any person concerning any such proposal.

If, however, at any time prior to obtaining stockholder approval we receive an unsolicited bona fide written proposal that did not result from any breach of our representations of warranties, our Board of Directors has determined in good faith that such proposal constitutes a superior proposal, our Board of Directors has determined in good faith, after consultation with outside counsel, that failure to take action with respect to such superior proposal would result in a breach of its fiduciary duties under Delaware law, then we must notify NuVasive of such determination and offer to discuss in good faith with NuVasive (and, if NuVasive accepts, thereafter negotiate in good faith), for a period of no less than five business days, any adjustments in the terms and conditions of the asset purchase agreement proposed by NuVasive.  If, following such notice and discussions, our Board of Directors has determined that such proposal remains superior to NuVasive’s proposal, then we may furnish non-public information with respect to us to the person or group making such proposal pursuant to a customary confidentiality agreement, and participate in discussions or negotiations with such person or group regarding such proposal, and our Board of Director may withdraw, modify or qualify its recommendation that our stockholders approve the asset purchase agreement and the transactions contemplated thereby, and may recommend the superior proposal.  We must, however, provide or make available to NuVasive any material non-public information concerning us, that is provided to the person making such proposal which was not previously provided or made available to NuVasive.  Notwithstanding any such superior proposal or any change in the recommendation of our Board of Directors, we are obligated to hold the stockholder meeting for purposes of approving the asset purchase agreement and the transactions contemplated thereby.

Non-Competition and Non-Solicitation of Employees

From the date of the technology assets closing until eighteen months following the manufacturing assets closing, we have agreed to not:

•                                          engage in any business or activities that compete with the Osteocel business;

•                                          enter the employ of, or render services to, any person (or any affiliate of any person) who or which is engaged in a competitive business with respect to such competitive business;

•                                          acquire a financial interest in, or otherwise become actively involved with, any competitive business;

•                                          solicit, encourage or attempt to solicit or encourage any employee of NuVasive or any of its affiliates who was immediately prior to the technology assets closing or manufacturing assets closing (as applicable), an active employee of ours to leave the employment of NuVasive or its affiliates;

•                                          hire any of our former employees who left our employment in connection with the technology assets closing or the manufacturing assets closing;

•                                          hire any of our former employees who terminates employment with NuVasive or its affiliates in the one year period following the manufacturing assets closing;

•                                          solicit, encourage or attempt to solicit or encourage to cease to work with NuVasive or its affiliates any employee of, or consultant then under contract with, NuVasive or its affiliates who is or has been engaged in the Osteocel business;

•                                          solicit, induce or attempt to induce any customer to cease doing business in whole or in part with NuVasive or its affiliates with respect to the Osteocel business;

•                                          attempt to limit or interfere with any business agreement existing between the NuVasive and/or its affiliates and any third party; or

•                                          disparage the business reputation or employees of NuVasive, or any of its affiliates, or take any actions, knowingly, willfully or, recklessly, that are harmful to the NuVasive’s or its affiliates’ goodwill with certain third parties or the public.

Notwithstanding the foregoing, we are not prohibited or restricted from:

•                                          engaging in or operating the business of any second generation mesenchymal stem cell product for bone repair utilizing culturally-expanded mesenchymal stem cells to create a synthetic version of Osteocel, including, without limitation, Osteocel XC; or

•                                          consummating a transaction with a third party, through stock or asset acquisition, merger, consolidation or otherwise, where any such third party acquires all or a portion of our outstanding common stock or assets, provided that any such third party agrees to be bound by the non-competition provisions of the asset purchase agreement.

Employee Matters

We have agreed to provide NuVasive with reasonable access to our active employees performing services with respect to the Osteocel business to enable NuVasive to discuss compensation terms and present offers of employment to such employees.  NuVasive may, in its sole discretion, offer employment to these employees commencing as of the manufacturing assets closing.  NuVasive has agreed to recognize each of our employees that it hires original hire date with us and prior service with us as service with NuVasive for purposes of eligibility to participate in, and determining vesting and any accrued benefits based on length of service under, NuVasive’s employee benefit plans, policies, arrangements and payroll policies.  At NuVasive’s request, we have agreed to accelerate the vesting of any options to purchase our common stock, held by one or more of our former employees at or following the technology assets closing on the terms and subject to the conditions as NuVasive shall reasonably request and which are in accordance with the applicable option agreements and related documents.

Osteocel XC: Negotiation; Purchase Option

Purchase Option

For a period commencing on the date of the technology assets closing and ending on December 31, 2009, we have granted NuVasive the right to acquire from us the exclusive rights to any second generation mesenchymal stem cell product for bone repair utilizing culture expanded mesenchymal stem cells to create a synthetic version of Osteocel (i.e. Osteocel XC) at certain generally pre-defined terms, including a minimum cash price, an agreement to fund development efforts, an exclusive product supply agreement with an agreed gross margin and on non-monetary terms and conditions substantially similar to the terms and conditions on which the Osteocel business is being acquired by NuVasive pursuant to the asset purchase agreement.  Consummation of any such transaction is in any event subject, in part, to final negotiation between the parties of the terms of the transaction.

Right of First Negotiation

We have also agreed that until December 31, 2009, if we desire to enter into a transaction or accept a third-party proposal for the sale, license, joint-venture arrangement, transfer or partial transfer of Osteocel XC, we will first provide NuVasive with a notice of such desired transaction.  If, within five business days of the receipt of such notice, NuVasive gives us written notice of its interest to negotiate a transaction on the terms contained in the notice, then we and NuVasive have agreed, to exclusively negotiate an agreement to carry out such transaction with NuVasive.  If NuVasive fails to timely respond to the notice, or if we enter into an agreement for such transaction with NuVasive within thirty days, then neither we nor NuVasive shall have a right or be under any obligation to enter into such transaction, and we may, subject to NuVasive’s purchase option, consummate with a third-party a transaction on terms not materially less favorable to us than the terms contained in the notice.

Consents and Termination of Certain Contracts

We have agreed prior to the technology assets closing to obtain at our expense, consents and waivers for certain of the contracts being assumed by NuVasive.  We have also agreed prior to the technology assets closing to terminate contracts relating to the Osteocel business.

Regulatory and Other Authorizations

We have agreed, that prior to the technology assets closing, we will use our commercially reasonable efforts to obtain in writing and at our own expense all consents and waivers related to certain contracts to be assumed by NuVasive.  If the assignment or transfer of any assumed contract would constitute a breach thereof, we have agreed to establish with NuVasive any back-to-back arrangement reasonably requested by NuVasive in order to provide for NuVasive the benefits intended to be assigned under any such assumed contract (subject to the right of any third party thereunder to terminate such assumed contract), including, without limitation, the enforcement by us for the benefit of NuVasive, at NuVasive’s sole cost and expense, of any and all of our rights against a third party to such assumed contract arising out of the breach by such third party or otherwise.

Hart-Scott-Rodino Act Notification

We have agreed with NuVasive to promptly prepare, execute and file a notification with the United States Justice Department and the Federal Trade Commission as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Pursuant to the terms of the asset purchase agreement, the technology assets closing is subject to and conditioned upon the receipt of requisite approvals or the expiration of the applicable waiting period (including any extensions thereof) under the Hart-Scott-Rodino Act (which has now been obtained).

Public Announcements

Except as required by law, neither party’s representatives can make any public announcement concerning the asset purchase agreement without the prior written consent of the other party.

Transfer Taxes

All taxes arising out of the consummation of the transactions contemplated by the asset purchase agreement imposed on us shall be paid by us and promptly discharged by us when due and all such taxes imposed on NuVasive shall be paid by NuVasive and promptly discharged by NuVasive when due.

Stockholder Meeting and Proxy

We have agreed to promptly prepare and file with the SEC a proxy statement relating to the approval of the asset purchase agreement and the transactions contemplated thereby by our stockholders, and to use our reasonable best efforts to promptly respond to any comments of the SEC with respect thereto, and to cause such proxy statement to be promptly mailed to our stockholders.

We have also agreed to promptly establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the affirmative vote of the holders of a majority of our outstanding shares of common stock in favor of the approval of the asset purchase agreement and the transactions contemplated thereby.  We have further agreed that the proxy statement will include a statement that our Board of Directors recommends to our stockholders that they approve the asset purchase agreement and the transactions contemplated thereby.

Additionally, we have agreed that our Board of Directors will not modify or withdraw its recommendation or take any action with respect to the sale of the transferred assets to any party other than NuVasive unless, prior to the receipt of stockholder approval for the sale of the transferred assets to NuVasive, our Board of Directions determines in good faith that an unsolicited bona fide written alternative proposal received by us concerning the transferred assets constitutes a superior proposal (after compliance with the notification and negotiation provisions set forth in the asset purchase agreement), in which case, our Board of Directors may withdraw, modify or qualify its recommendation concerning the sale of the assets to NuVasive and may recommend such superior proposal; however, notwithstanding such superior proposal or change in recommendation of our Board of Directors, we are still obligated to hold the stockholder meeting.

Closing Conditions

The obligation of each party to consummate the transactions contemplated by the asset purchase agreement are subject to the satisfaction of the following conditions:

•                                          all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated (which condition has now been satisfied);

•                                          no law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental entity shall be in effect, which has the effect of making the transactions contemplated by the asset purchase agreement illegal, or otherwise enjoining or prohibiting the consummation of the transactions contemplated by the agreement; and

•                                          our stockholders shall have approved the asset purchase agreement and the transactions contemplated thereby.

The obligation of NuVasive to consummate the transactions contemplated by the asset purchase agreement are subject to the satisfaction (or waiver by NuVasive) of the following conditions:

•                                          our representations and warranties must be true and correct in all material respects (except those qualified by materiality or those relating to the corporate status, organizational and governing documents, authorization of the transaction and corporate authority and the title to and sufficiency of the transferred assets, which shall be true and correct in all respects) at and as of the technology assets closing as if then made (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

•                                          we must have performed and complied in all material respects with all of our agreements and covenants required to be performed or complied with under the agreement including the delivery of the required financial statements;

•                                          there must not have occurred, from the date of the agreement through the date of the technology assets closing, any material adverse effect on the Osteocel business or any event or development which, individually or in the aggregate, would have a material adverse effect on the Osteocel business;

•                                          no action suit, proceeding claim, arbitration or investigation before any governmental entity or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would either prevent consummation of the transactions contemplated by the agreement or cause such transactions to be rescinded;

•                                          delivery of all required notices, consents and waivers by us;

•                                          delivery by us to NuVasive of each intellectual property agreement, manufacturing agreement, bill of sale and assignment and assumption agreement, license agreement, certificate, certificate of good standing and opinion, required to be delivered to NuVasive pursuant to the agreement; and

•                                          absence of any liens, other than permitted liens, on the transferred assets.

Our obligation to consummate the transactions contemplated by the asset purchase agreement are subject to the satisfaction (or waiver by us) of the following conditions:

•                                          the representations and warranties of NuVasive must be true and correct in all material respects (except for those that are qualified by materiality or those relating to the corporate status, organizational and governing documents, authorization of the transaction and corporate authority, which shall be true and correct in all respects) at and as of the date of the technology assets closing as if then made (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

•                                          NuVasive must have performed and complied in all material respects with all of its agreement and covenants required to be performed or complied with under the agreement as of the technology assets closing;

•                                          no action suit, proceeding claim, arbitration or investigation before any governmental entity or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would either prevent consummation of the transactions contemplated by the agreement or cause such transactions to be rescinded; and

•                                          delivery by NuVasive to us of each intellectual property agreement, manufacturing agreement, bill of sale and assignment and assumption agreement, license agreement, certificate, certificate of good standing, and opinion, required to be delivered to us pursuant to the asset purchase agreement.

Termination

The asset purchase agreement may be terminated at any time prior to the technology assets closing:

•                                          by mutual written consent of NuVasive and us;

•                                          by NuVasive or us if, without the fault of the terminating party, the technology assets closing has not occurred on of before September 8, 2008, subject to certain extensions;

•                                          by NuVasive, if we are in material breach of any of our representations, warranties, covenants or agreements, which breach is not cured by us within ten calendar days following receipt of written notice of such breach or failure to perform, provided that NuVasive is not in material breach of any of its representations, warranties, covenants or agreements at the time such notice is delivered;

•                                          by us, if NuVasive is in material breach of any of its representations, warranties, covenants or agreements, which breach is not cured by NuVasive within ten calendar days following receipt of written notice of such breach or failure to perform, provided that we are not in material breach of any of its representations, warranties, covenants or agreements at the time such notice is delivered;

•                                          by NuVasive or us if any governmental entity has entered a final, non-appealable order or injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by the agreement, provided that such right of termination is not available to any party if such party failed to take reasonable efforts to prevent or contest the imposition of such order or injunction;

•                                          by NuVasive or us if our stockholders do not approve the agreement and the transactions contemplated thereby at the stockholders meeting or at any adjournment or postponement thereof, provided that we do not have the right to terminate the agreement if such failure to obtain stockholder approval is the result of our action or failure to act and such action or failure to act constitutes a breach of the agreement by us; or

•                                          by NuVasive if our Board of Directors changes its recommendation that our stockholders approve the agreement and the transactions contemplated thereby.

In the event of termination of the agreement by NuVasive or us pursuant to the provisions set forth above, all obligations of the parties under the agreement terminate without any liability of any party to the other party, except for any liability of a party for breaches of agreement prior to such termination.  Certain sections of the agreement survive any termination thereof.

If we or NuVasive terminate the agreement because the technology assets closing has not occurred on or before September 8, 2008 (or any extension thereof) and at the time of such termination stockholder approval has not been obtained or the agreement is terminated as a result of our stockholders not approving the agreement, then we have agreed to promptly pay to NuVasive $350,000.

Additionally, if we or NuVasive terminate the agreement after our Board of Directors changed its recommendation with respect to the asset sale, then we are required to promptly pay to NuVasive $2.0 million.

Indemnification

We have agreed to indemnify, defend and save harmless NuVasive and its directors, officers, employees, affiliates, agents, advisors, representatives, stockholders and assigns from, against and in respect of any and all losses incurred or suffered by any such party arising out of, or related to, the following:

•                                          any misrepresentation or breach of warranty made by us in any transaction document or in any other document, certificate or other instrument required to be delivered by us under any transaction document;

•                                          any breach or non fulfillment of any covenant or agreement made or to be performed by us in any transaction document or in any agreement or instrument entered in connection with any transaction document;

•                                          any fraud or intentional misrepresentation with respect to, or intentional breach of, any transaction document by us; and

•                                          any of our liabilities not assumed by NuVasive under the asset purchase agreement.

NuVasive has agreed to indemnify, defend and save harmless us and our directors, officers, employees, affiliates, agents, advisors, representatives, stockholders and assigns from, against and in respect of any and all losses incurred or suffered by any such party arising out of, or related to, the following:

•                                          any misrepresentation or breach of warranty made by NuVasive in any transaction document or in any document, certificate or other instrument required to be delivered by NuVasive under any transaction document;

•                                          any breach or non fulfillment of any covenant or agreement made or to be performed by NuVasive in any transaction document or in any agreement or instrument entered in connection with any transaction document;

•                                          any fraud or intentional misrepresentation with respect to, or intentional breach of, any transaction document by NuVasive; and

•                                          any of our liabilities assumed by NuVasive under the asset purchase agreement.

Pursuant to the asset purchase agreement the parties have agreed that neither party shall be liable or be obligated to make any payment in respect of losses suffered by an any indemnified party for a misrepresentation, breach of warranty, or breach or non fulfillment of any covenant by a party (other than with respect to our representations about the title to and sufficiency of the transferred assets) under any transaction document, certificate or other instrument, until the aggregate of all losses suffered by such indemnified party under the asset purchase agreement exceeds $250,000, after which such other party shall be entitled to recover all such losses.  In no event, however, can the aggregate indemnity amount payable by any indemnifying party for a misrepresentation, breach of warranty or breach or non fulfillment of any covenant by a party other than with respect to certain specified representations and warranties made with respect to taxes, disposition of certain contracts, intellectual property, authorizations and regulatory compliance, environmental matters and brokers, exceed $15.0 million.

Additionally, neither party shall be liable or be obligated to make any payment in respect of losses suffered by an indemnified party for any misrepresentation or breach of warranty with respect to any of the specified representations or warranties other than with respect to representations and warranties relating to the disposition of certain assumed contracts or losses by us resulting from NuVasive’s breach or non-fulfillment of any covenant or agreement under any transaction document or other instrument, or document,  required to be delivered under the asset purchase agreement until the aggregate of all losses suffered by such indemnified party exceeds $250,000, after which such party shall be entitled to recover all such losses.  In no event, however, shall the aggregate indemnity amount payable by us with respect to such liabilities and all other liabilities of ours with respect to our breach of a warranty with respect to the disposition of certain contracts, when taken together with all other losses paid or payable to an indemnified party, exceed $20.0 million plus any milestone payment(s) that become payable pursuant to the asset purchase agreement.  Additionally, absent fraud, intentional misrepresentation or intentional breach of agreement, in no event shall the aggregate indemnity amount for losses payable by any indemnifying party pursuant to the asset purchase agreement, exceed an aggregate total of $35.0 million.

Each party’s liability and obligation to make any payment in respect of losses suffered by an indemnified party resulting from fraud, intentional misrepresentation or intentional breach of the agreement, or related to the liabilities retained by Osiris or assumed by NuVasive under the asset purchase agreement shall be unlimited.

For purposes of claims for indemnification, the representations and warranties set forth in the asset purchase agreement survive for eighteen months after the manufacturing assets closing except for those representations we made relating to taxes, disposition of certain contracts, intellectual property, authorization and regulatory compliance, environmental, and brokers which survive for sixty days after the expiration of the applicable statutes of limitations.

Amendment and Waivers

No amendment to, or any waiver with respect to any provision of, the asset purchase agreement will be effective unless in writing and executed, in the case of an amendment, by each party to the agreement or, in the case of a waiver by each party against whom the waiver is to be effective.

SUMMARY OF MATERIAL TERMS OF THE MANUFACTURING AGREEMENT

The following is a summary of the material provisions of the manufacturing agreement, a form of which is attached as Appendix B to this proxy statement, and is incorporated by reference into this summary.  While we believe this summary covers the material terms of the manufacturing agreement, this summary may not contain all of the information that is important to you and we urge you to read the form of manufacturing agreement in its entirety.

Overview

In connection with the sale of the technology assets of the Osteocel business under the asset purchase agreement, we and NuVasive agreed to enter into the manufacturing agreement under which we will continue to process Osteocel and supply Osteocel to NuVasive for a period of eighteen months after the technology assets closing.

Manufacturing Obligations

During the term of the manufacturing agreement, we will manufacture and supply Osteocel to NuVasive in accordance with agreed upon manufacturing specifications and all applicable laws.  NuVasive is responsible for submitting binding purchase orders to us, for stated minimum quantities of Osteocel over certain stated periods during the term of the manufacturing agreement.  We are obligated to use our commercially reasonable efforts to procure donor tissue and to manufacture Osteocel as necessary to meet this minimum performance levels.  We can, in our discretion, manufacture and deliver Osteocel to NuVasive in quantities that exceed the ordered quantities, but NuVasive is not obligated to purchase such excess product in amounts over a designated excess product level.

Assuming that we can produce sufficient quantities in a timely manner, we estimate that we will have the opportunity to generate in excess of $50.0 million in revenue related to the manufacture and supply of Osteocel pursuant to the manufacturing agreement over a period of approximately eighteen months following the technology assets closing.  There can be no assurance, however, that we will be able to supply sufficient quantities or that we will otherwise be successful in this regard.

We have the ability to subcontract or delegate some or all of our manufacturing obligations to subcontractors approved by NuVasive.

Obligations of Osiris

In addition to its manufacturing obligations, we are responsible for:

•                                          performing all quality control, release testing and documentation preparation and retention with respect to manufacturing lots;

•                                          replacing product rejected by NuVasive;

•                                          providing a limited warranty with respect to the product;

•                                          complying with all packaging and labeling requirements;

•                                          maintaining all manufacturing records and safety records;

•                                          continuing its pursuit of accreditation from the American Association of Tissue Banks, and maintaining such accreditation once received; and

•                                          notifying NuVasive of any customer complaints relating to the product, and assisting NuVasive with any complaint investigations.

Obligations of NuVasive

NuVasive has the following additional obligations under the manufacturing agreement:

•                                          granting a non-exclusive and non-transferable license to us for the term of the manufacturing agreement under the technology assets, to fulfill our obligations under the manufacturing agreement; and

•                                          obtaining, at its own expense, all required regulatory approvals to distribute, sell and market Osteocel.

Indemnification

Each of the parties have provided the other with indemnification with respect to losses and damages arising out of a breach of its responsibilities under the manufacturing agreement.

Term and Termination

The manufacturing agreement will begin on the date of the technology assets closing and extend for eighteen months thereafter.  The manufacturing agreement may be terminated early as a result of an uncured breach by the non-terminating party, the bankruptcy or insolvency of a party, or if prior to the expiration of the agreement we have delivered to NuVasive an agreed upon number of cubic centimeters of Osteocel.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements give effect to the sale of assets contemplated by the asset purchase agreement and the related transaction documents.  The unaudited pro forma balance sheet and statements of operations filed with this report are presented for illustrative purposes only.  The pro forma balance sheet as of March 31, 2008 has been prepared to reflect the sale if it had taken place on such date, and is not necessarily indicative of our financial position had such sale occurred on that date.  The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with our historical financial statements included in our Form 10-K for the year ended December 31, 2007, including portions thereof reproduced below under the heading “Selected Financial Data,” the unaudited financial statements filed in our Form 10-Q for the quarter ended March 31, 2008, and the unaudited financial statements for the business to be transferred to NuVasive, included as Appendix D to this proxy statement.

Costs and expenses attributed to the business to be transferred include direct costs primarily associated with the business, as well as corporate expenses, including accounting, legal and human resources expenses.  The corporate expenses were allocated to the business based upon estimated relative time and resources dedicated to the business.  Management believes the basis of the allocations is reasonable.  Certain corporate non-operating transactions of ours have not been allocated to the transferred business.  These items include interest income and expense.

Statement of Operations Data:

	Three Months Ended March 31, 2008
		Pro Forma	Pro Forma
	Historical	Adjustments	As Adjusted
	(In thousands, except per share data)
Product sales	$7,511	$(7,511)	$—
Cost of goods sold	3,781	(3,781)	—
Gross profit	3,730	(3,730)	—
Revenue from collaborative research licenses, royalties and grants	362		362

Operating expenses:

Research and development	16,875	(99)	16,776
General and administrative	2,608	(82)	2,526
Total operating expenses	19,483	(181)	19,302
Loss from operations	(15,391)	(3,549)	(18,940)

Interest income (expense):
Interest income	145	—	145
Interest expense	(354)	—	(354)
Total interest expense, net	(209)	—	(209)

Net loss	$(15,600)	$(3,549)	$(19,149)

Basic and diluted net loss per share	$(0.49)		$(0.60)

Weighted Average Common Stock outstanding, in thousands (basic and diluted)	31,741		31,741

	Year Ended December 31, 2007
		Pro Forma	Pro Forma
	Historical	Adjustments	As Adjusted
	(In thousands, except per share data)
Product sales	$15,240	$(15,240)	$—
Cost of goods sold	6,955	(6,955)	—
Gross profit	8,285	(8,285)	—
Revenue from collaborative research licenses and grants	2,048		2,048

Operating expenses:

Research and development	50,851	(4,142)	46,709
General and administrative	6,708	(206)	6,502
Total operating expenses	57,559	(4,348)	53,211
Loss from operations	(47,226)	(3,937)	(51,163)

Interest income (expense):
Interest income	1,321	—	1,321
Interest expense	(8,016)	—	(8,016)
Total interest expense, net	(6,695)	—	(6,695)

Net loss	$(53,921)	$(3,937)	$(57,858)

Basic and diluted net loss per share	$(1.89)		$(2.03)

Weighted Average Common Stock outstanding, in thousands (basic and diluted)	28,489		28,489

Balance Sheet Data:

	As of March 31, 2008

		Pro Forma Adjustments		Pro Forma
	Historical	Net Asset to be Sold	Proceeds of Sale	As Adjusted
	(In thousands)
Assets
Current assets:
Cash	$4,719	$—	$—	$4,719
Short-term investments	7,280	—	43,171	50,451
Accounts receivable	4,315	(3,955)	—	360
Inventory	4,622	(4,622)	—	—
Prepaid expenses and other current assets	1,406	(72)		1,334
Total current assets	22,342	(8,649)	43,171	56,864

Property and equipment, net	7,168	(8,283)	2,744	1,629
Restricted cash	280	—	—	280
Other assets	1,106	—	—	1,106
Total assets	$30,896	$(16,932)	$45,915	$59,879

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$16,498	$(3,068)	$—	$13,430
Notes payable, current portion	12,891	—	—	12,891
Capital lease obligations, current portion	587	—	—	587
Total current liabilities	29,976	(3,068)	—	26,908

Capital lease obligations, net of current portion	8	—	—	8
Total liabilities	29,984	(3,068)	—	26,916

Stockholders’ equity	912	(13,864)	45,915	32,963
Total liabilities and stockholders’ equity	$30,896	$(16,932)	$45,915	$59,879

The unaudited pro forma financial information as of and for the three month period ended March 31, 2008 and for the year ended December 31, 2007, gives effect to the following pro forma adjustments:

Statement of Operations Data:

•                                          To give retroactive effect to the decrease in net sales, cost of goods sold and operating expenses estimated to be attributable to our Osteocel business, including Osteocel and Osteocel XO and related business assets.

Balance Sheet Data:

•                                          Represents assets to be sold to and liabilities to be assumed by NuVasive, Inc. related to our Osteocel business.

•                                          Represents the gross cash sales price to be received at the technology assets closing of $35.0 million, plus the $12.5 million to be received upon the transfer of the manufacturing assets at the manufacturing assets closing.

•                                          The asset purchase agreement provides us with opportunities to receive milestone payments in the maximum aggregate amount of $37.5 million, related to Osteocel sales and production goals.  Such milestone payments have not been reflected in the pro forma balance sheet data, since their receipt cannot be assured until earned.

SELECTED FINANCIAL DATA

We derived the selected financial data presented below for the periods or dates indicated from the financial statements of Osiris Therapeutics, Inc.. Our financial statements for these periods were audited by Stegman & Company, an independent registered public accounting firm. You should read the data below in conjunction with our financial statements, related notes and other financial information appearing in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Product sales	$15,240	$8,291	$957	$—	$—
Cost of goods sold	6,955	3,697	444	—	—

Gross profit	8,285	4,594	513	—	—
Revenue from collaborative research licenses and grants	2,048	1,181	3,013	3,911	3,981

Operating expenses:
Research and development	50,851	37,590	16,927	11,888	18,639
General and administrative and other expenses	6,708	8,459	2,294	1,704	4,467

Total operating expenses	57,559	46,049	19,221	13,592	23,106

Loss from operations	(47,226)	(40,274)	(15,695)	(9,681)	(19,125)
Interest expense, net	(6,695)	(4,685)	(4,300)	(847)	(605)

Net loss	$(53,921)	$(44,959)	$(19,995)	$(10,528)	$(19,730)

Basic and diluted net loss per share	$(1.89)	$(2.70)	$(2.23)	$(1.19)	$(3.60)

Weighted average shares of common stock used in computing basic and diluted net loss per share	28,489	16,663	8,959	8,814	5,475

	At December 31,
	2007	2006	2005	2004	2003
Balance Sheet Data:
Cash and short-term investments	$18,164	$39,181	$43,471	$488	$1,339
Working capital	7,247	33,166	38,103	(5,459)	(5,314)
Total assets	37,041	49,168	51,014	5,972	9,748
Notes payable, less current portion	1,200	25,000	47,411	7,519	179
Mandatorily redeemable convertible preferred stock	—	—	64,267	—	—
Convertible preferred stock	—	—	32,746	15,243	13,000
Accumulated deficit	(241,424)	(187,503)	(142,544)	(122,549)	(112,021)
Total stockholders’ equity (deficit)	14,336	11,287	(73,662)	(13,004)	(5,563)

QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Total revenues	$2,279	$3,547	$4,297	$7,165
Product sales	2,000	3,252	4,003	5,985
Cost of goods sold	901	1503	1,826	2,725
Research and development expenses	11,030	10,583	10,842	18,396
General and administrative expenses and fees	1,506	1,501	1,689	2,012
Net loss	(11,501)	(10,458)	(10,390)	(21,572)
**Net loss per common share, basic and diluted	(0.42)	(0.37)	(0.36)	(0.73)

2006
Total revenues	$1,400	$1,987	$2,841	$3,244
Product sales	1,105	1,689	2,539	2,958
Cost of goods sold	489	762	1,113	1,333
Research and development expenses	4,368	10,922	9,242	13,058
General and administrative expenses and fees	1,138	1,209	5,300	812
Net loss	(5,121)	(11,605)	(15,565)	(12,668)
**Net loss per common share, basic and diluted	(0.56)	(1.27)	(0.75)	(0.46)

2005
Total revenues	$385	$1,339	$1,285	$961
Product sales	—	—	284	673
Cost of goods sold	—	—	220	224
Research and development expenses	2,657	3,592	3,464	7,214
General and administrative expenses and fees	752	487	554	501
Net loss	(3,868)	(3,394)	(4,678)	(8,055)
**Net loss per common share, basic and diluted	(0.43)	(0.38)	(0.52)	(0.88)

**

Earning per share are calculated on a quarterly basis and may not be additive to year-to-date amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 1, 2008 for (a) each of our executive officers and directors, (b) all of our current directors and executive officers as a group and (c) each stockholder that we know to be the beneficial owner of more than 5% of our common stock.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  We deem shares of common stock that may be acquired by an individual or group within 60 days of June 1, 2008 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.  Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders.  Percentage of ownership is based on 31,771,667 shares of common stock outstanding on June 1, 2008.

Name and Address of Beneficial Owners	Number	Percent
Executive Officers and Directors
Gregory H. Barnhill	12,421	—
Harry E. Carmitchel, Jr. (1)	88,250	—
Cary J. Claiborne (2)	75,000	—
Lode Debrabandere (3)	41,250	—
Earl R. Fender (4)	42,500	—
Peter Friedli (5)	16,239,720	49.3%
Felix Gutzwiller	49,500	—
Philip R. Jacoby, Jr. (6)	7,750	—
C. Randal Mills (7)	400,000	1.2%
Jay M. Moyes	4,500	—
Michelle LeRoux Williams (8)	14,082	—
All directors and executive officers as a group (11 persons)	16,974,973	51.6%
Other 5% Stockholders
Venturetec, Inc. (9)	4,153,310	13.0%
c/o Osiris Therapeutics, Inc. 7015 Albert Einstein Drive Columbia, Maryland 21046
Thomas Schmidheiny (10)	3,053,267	9.5%
23 Fraubourg de’Hopital 2000 Neuchatel, Switzerland
BIH SA (10)	2,658,113	8.3%
23 Fraubourg de’Hopital 2000 Neuchatel, Switzerland

(1)	Includes 82,000 shares owned directly by Mr. Carmitchel and 6,250 shares issuable upon the exercise of options.
(2)	Mr. Claiborne’s employment terminated in November 2007.
(3)	Includes 41,500 shares issuable upon exercise of options.
(4)	Includes 42,500 shares issuable upon exercise of options. Mr. Fender’s employment terminated in April 2008.
(5)

Includes 9,880,371 shares owned directly by Mr. Friedli; 1,000,000 shares issuable upon the exercise of outstanding warrants; assuming the warrants are exercised in full for cash; 205,423 shares issuable upon the conversion of a certain convertible promissory note, which may be converted at the discretion of the holder; 625 shares owned by Margrit Friedli, Mr. Friedli’s mother; 3,963,629 shares owned by Venturetec, Inc., 189,681 shares issuable to Venturetec, Inc. upon the conversion of a certain convertible promissory note, which may be converted at the discretion of the holder and 1,000,000 shares owned by US Venture 05, Inc. Mr. Friedli is the President of Venturetec, Inc. and US Ventures 05, Inc.

(6)	Includes 5,625 shares owned directly by Mr. Jacoby and 2,175 shares issuable upon the exercise of options.
(7)	Includes 123,000 shares owned directly by Dr. Mills; 2,000 shares owned in custodial accounts where Dr. Mills is the custodian; and 275,000 shares issuable upon the exercise of options.
(8)	Includes 14,082 shares issuable upon the exercise of options.
(9)

Included 3,963,629 shares owned directly by Venturetec, Inc. and 189,681 shares issuable upon the conversion of a certain convertible promissory note owned by Venturetec, Inc., which may be converted at the discretion of the holder.

(10)

Includes 395,154 shares owned directly by Mr. Schmidheiny; 2,408,944 shares owned by BIH SA; and 249,169 shares issuable upon the conversion of a certain convertible promissory note owned by BIH SA, which may be converted at the discretion of the holder. Mr. Schmidheiny is the Chairman and controlling shareholder of BIH SA.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Our Board of Directors knows of no other business which will be presented at the special meeting.  However, if any other business is properly brought before the special meeting or any postponement or adjournment thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the best judgment of the proxy holders named therein.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission.  Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission’s website, http://www.sec.gov.

FORWARD LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, compensation arrangements, financing needs, plans or intentions relating to collaborations or business combinations, business trends and other information that is not historical information.

When used in this proxy statement, the words estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this proxy statement. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this proxy statement are set forth in this proxy statement, including “Risk Factors.” There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this proxy statement and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Philip R. Jacoby, Jr.
Corporate Secretary

Columbia, Maryland

                              , 2008

Appendix A

ASSET PURCHASE AGREEMENT

by and between

OSIRIS THERAPEUTICS, INC.

and

NUVASIVE, INC.

Dated as of May 8, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the 8th day of May, 2008, is by and between OSIRIS THERAPEUTICS, INC., a Delaware corporation (“Seller”), and NUVASIVE, INC., a Delaware corporation (“Purchaser”).

RECITALS:

A.            Seller is engaged in the business of processing, manufacturing, marketing and selling an osteobiologic allograft material containing cancellous bone (which contains intrinsic viable mesenchymal stem cells) used in spinal fusion and other surgical procedures and commonly known as Osteocel® and Osteocel® XO including current formulation and all development projects related to Osteocel® and Osteocel® XO (collectively, the “Product”) (the development, manufacturing, marketing and sale of the Product shall be referred to herein as the “Business”).

B.            Pursuant to this Agreement, Seller and Purchaser intend that (i) Seller sell and transfer to Purchaser all of Seller’s right, title and interest in and to all of Seller’s property and assets set forth in Section 1.1(a) hereof, and (ii) Purchaser assume certain specified obligations of Seller, contractual and otherwise, set forth in Section 1.2(a), all on the terms and conditions contained in, and as more fully set forth in, this Agreement.

C.            Simultaneously with the execution and delivery of this Agreement and as a condition and material inducement to the willingness of Purchaser to enter into this Agreement, Purchaser and certain stockholders of Seller are entering into voting agreements pursuant to which, among other things, such stockholders have agreed to vote in favor of approval of the transactions contemplated by this Agreement and the other Transaction Documents and to take certain other actions in furtherance of the transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.1            Transferred Assets; Excluded Assets; Time of Transfer.

(a)           Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the times set forth in Section 1.1(c) below, Seller shall sell, transfer, assign, set over, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept, assume and receive from Seller, free and clear of any Liens (other than Permitted Liens), all right, title and interest of Seller in, to and under the following assets and property, real, personal or mixed, tangible or intangible, of Seller with respect to the Business (other than the Excluded Assets) (the “Transferred Assets”):

(i)            All Patent Rights, Trademark Rights and Copyright Rights set forth on Schedule 1.1(a)(i) hereto (the “Transferred Technology”);

(ii)           All inventory (other than Finished Inventory) and work in process existing as of the Manufacturing Closing Date, which includes any and all goods, raw materials and work in process used or consumed in the Business, together with all rights of Seller relating to such inventory against suppliers thereof (the “Work in Process”);

(iii)          [Intentionally omitted.];

(iv)          The rights of Seller related to the development of the Product, including all clinical trials, and related clinical trial data, which rights are identified on Schedule 1.1(a)(iv) (the “Product Development”);

(v)           All data and records related to the operation of the Business, which data and records include (without limitation) client and customer lists, research and development reports, financial and billing records (including routing and billing information), creative materials, advertising materials, marketing materials, promotional materials, studies, reports, correspondence and other similar documents (the “Records”), which Records are identified on Schedule 1.1(a)(v); provided that all such data and records provided pursuant to this Section 1.1(a)(v) may in Seller’s sole discretion, have redacted therefrom all data unrelated to the Business;

(vi)          The tangible personal property of Seller used in or necessary for the operation of the Business identified on Schedule 1.1(a)(vi);

(vii)         The permits, licenses, franchises, consents, authorizations, registrations and other approvals and operating rights relating to the Business that are identified on Schedule 1.1(a)(vii);

(viii)        All claims of Seller against third parties relating to the Technology Assets as of the Technology Closing Date and the Manufacturing Assets as of the Manufacturing Closing Date, in each case whether choate or inchoate, known or unknown, contingent or noncontingent;

(ix)           All rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the Business and/or the Transferred Assets;

(x)            All rights in and to the Contracts used in, related to or necessary for the operation of the Business as presently conducted or as contemplated to be conducted, that are identified on Schedule 1.1(a)(x) (the “Assumed Contracts”);

(xi)           All of Seller’s goodwill relating to the foregoing assets; and

(xii)          All Business Intellectual Property not otherwise set forth on Schedules 1.1(a)(i), 1.1(a)(iv), 1.1(a)(v) and 1.1(a)(vi).

Schedule 1.1 — Manufacturing Assets identifies all of the Transferred Assets that are being transferred to Purchaser at the Manufacturing Closing (the “Manufacturing Assets”).

(b)           Excluded Assets.  Except for the Transferred Assets, Purchaser shall not acquire by virtue of this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby, and shall have no right, title or interest in any of the assets of Seller with respect to the Business or otherwise, and such assets shall remain the property of the Seller (collectively, the “Excluded Assets”).

(c)           Time for Transfer of the Transferred Assets.  The consummation of the transactions contemplated by this Section 1.1 shall take place (i) with respect to the Technology Assets, on the Technology Closing Date (the “Technology Asset Transfer”) and (ii) with respect to the Manufacturing Assets, on the Manufacturing Closing Date (the “Manufacturing Asset Transfer”).

Section 1.2            Assumed Liabilities; Retained Liabilities.

(a)           On the terms of and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, in addition to purchasing and acquiring the Transferred Assets, Purchaser shall assume and agrees, from and after the date of such assumption, to pay, perform and discharge when due, and to indemnify Seller against and hold it harmless from only the following liabilities and obligations of Seller (but excluding the Retained Liabilities) in respect of the Business (the “Assumed Liabilities”):

(i)            (A) The obligations to perform arising in the ordinary course of the Business after the Technology Closing Date under the Assumed Contracts which constitute a portion of the Technology Assets and (B) the obligations to perform arising in the ordinary course of the Business after the Manufacturing Closing Date under the Assumed Contracts which constitute a portion of the Manufacturing Assets;

(ii)           The expenses and liabilities relating to the Business which are incurred or accrued in the ordinary course of the Business consistent with past practice after the Technology Closing Date.

(b)           Other than the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any other liability of Seller.  All liabilities other than Assumed Liabilities are referred to herein as “Retained Liabilities.”  The Retained Liabilities will include, without limitation, the following:

(i)            all trade accounts payable of the Business;

(ii)           any liabilities or obligations of Seller in respect of indebtedness (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) of Seller, of any kind, character or description whatsoever, including, but not limited to, indebtedness owed by Seller to any of its stockholders;

(iii)          any liabilities or obligations of Seller related to the employment, termination or compensation of any employee, consultant or service provider of the

Seller, including but not limited to compensation claims, Taxes or employer withholdings, workers’ compensation or benefits (however described) owing to any such person arising out of the operation of the Business by Seller including, for avoidance of doubt, any and all liabilities or obligations to Transferred Employees incurred prior to the time that any such Transferred Employee becomes an employee of Purchaser;

(iv)          any liabilities or obligations of Seller which arise from or out of or in connection with any product warranty or product liability claims owing, accrued or the underlying facts with respect to which arising out of the operation of the Business by Seller (including, for avoidance of doubt, the operation of the Business by Seller through and including the Manufacturing Closing Date but excluding liabilities or obligations resulting from either modifications to the Product made by Purchaser or additional warranties extended by Purchaser following the Technology Closing Date);

(v)           any liabilities or obligations (whether assessed or unassessed) of Seller for any Taxes, any Transfer Taxes imposed on Seller, any Taxes of the Business for any period (or portion thereof) ending on or prior to the Technology Closing Date and any Taxes of the Business related to the Manufacturing Assets for any period (or portion thereof) ending on or prior to the Manufacturing Closing Date;

(vi)          any liabilities or obligations relating to or arising out of a breach or failure of Seller to perform under an Assumed Contract prior to the date on which any such Assumed Contract is transferred by Seller to Purchaser in accordance with the terms of this Agreement;

(vii)         any liabilities or obligations relating to or arising under any environmental law or regulation to the extent arising out of the operation of the Business prior to the Technology Closing Date with respect to the Technology Asset and the Manufacturing Closing Date with respect to the Manufacturing Assets; and

(viii)        any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement, the Manufacturing Agreement, the License Agreement, the Bill of Sale — Technology Assets, the Bill of Sale — Manufacturing Assets, the IP Assignment Agreement — Patents and the IP Assignment Agreement — Trademarks (together, the “Transaction Documents”) or the events or negotiations leading up to the execution and consummation of the transactions contemplated by the Transaction Documents.

Section 1.3            Technology Closing; Manufacturing Closing.  The consummation of the Technology Asset Transfer (the “Technology Closing”) shall be held as soon as reasonably practicable upon satisfaction of the conditions set forth in Article V of this Agreement or such other date and time as Purchaser and Seller shall agree (the “Technology Closing Date”).  The consummation of the Manufacturing Asset Transfer (the “Manufacturing Closing”) shall be held as soon as reasonably practicable following the earlier to occur of (i) the termination of the Manufacturing Agreement by Purchaser pursuant to Section 7.1 of the Manufacturing Agreement and (ii) the expiration of the “Term” (as that term is defined in the Manufacturing Agreement) of the Manufacturing Agreement (the “Manufacturing Closing Date”).  The Technology Closing

and the Manufacturing Closing shall be held at the offices of DLA Piper US LLP, 4365 Executive Drive, San Diego, California (or via exchange of documents via PDF and overnight mail courier).

Section 1.4            Initial Purchase Price.  At the Technology Closing, Purchaser shall (i) assume the Assumed Liabilities related to the Technology Assets, and (ii) pay to Seller an aggregate of Thirty Five Million Dollars ($35,000,000) (the “Initial Purchase Price”).  Purchaser shall pay the Initial Purchase Price to Seller by bank or cashiers check or, provided that Seller has delivered wire transfer instructions to Purchaser not less than two (2) business days prior to the Technology Closing Date, by wire transfer in United States dollars of immediately available funds to an account designated in writing by Seller.

Section 1.5            Additional Purchase Price.

(a)           Milestones; Milestone Payments.  From and after the Technology Closing Date, in addition to the consideration set forth in Section 1.4 above, Purchaser shall, subject to, and contingent upon achievement of the post-Technology Closing performance milestones of the Business set forth below (each, a “Milestone”) not later than the applicable date for satisfaction of each Milestone set forth below (each a “Milestone Expiration Date”), pay to Seller an amount of cash (in United States dollars of immediately available funds) or common stock, par value $0.001 per share, of Purchaser (“Purchaser Common Stock”) (the form of payment of which is to be determined in the sole discretion of Purchaser), equal to the First Milestone Payment, Second Milestone Payment, Third Milestone Payment, Fourth Milestone Payment, Fifth Milestone Payment and/or Sixth Milestone Payment, as applicable (the “Applicable Milestone Payment”) and each Milestone shall be independent of each other Milestone and may be satisfied and payment become due therefore regardless of non-satisfaction of any other Milestone; provided, however, that (i) Purchaser shall not issue shares of Purchaser Common Stock in respect of any Applicable Milestone Payment unless such shares of Purchaser Common Stock may be re-sold by Seller pursuant to Rule 144 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) on the date of such issuance, (ii) if Purchaser elects to issue shares of Purchaser Common Stock in respect of any Applicable Milestone Payment, then prior to such issuance and upon request by the Purchaser, Seller shall deliver to Purchaser such representations and warranties as Purchaser shall reasonably request for purposes of exempting the issuance of such shares from the registration requirements of the Securities Act and (iii) if Purchaser elects to issue shares of Purchaser Common Stock in respect of any Applicable Milestone Payment, the number of shares of Purchaser Common Stock to be issued shall be equal to the Applicable Milestone Payment divided by the Purchaser Common Stock Value.  The obligations of Purchaser under this Section 1.5(a) are subject to the provisions of Section 1.5(c) below (regarding Purchaser’s Rights of Set-Off).  For avoidance of doubt, in no event shall the sum of all Applicable Milestone Payments made by Purchaser to Seller under this Section 1.5 exceed Fifty Million Dollars ($50,000,000) plus or minus the WIP Value (the “Maximum Milestone Amount”).

(i)            If at any time following the Technology Closing Date but at or prior to April 15, 2009, Seller shall have delivered to Purchaser an aggregate of 125,000 cubic centimeters of Product (the “First Delivery Threshold”) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement,

Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “First Milestone Payment”).

(ii)           If at any time following the Technology Closing Date but prior to the Manufacturing Closing, Seller shall have delivered to Purchaser an aggregate of 250,000 cubic centimeters of Product (including, for avoidance of doubt, any Product delivered in satisfaction of the First Delivery Threshold) (the “Second Delivery Threshold”) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “Second Milestone Payment”).

(iii)          Subject to the prior satisfaction of the conditions set forth in Article VI of this Agreement, at the Manufacturing Closing, Purchaser shall pay to Seller the sum of (i) Twelve Million, Five Hundred Thousand Dollars ($12,500,000) plus or minus (ii) the WIP Value (the “Third Milestone Payment”).

(iv)          If prior to the Manufacturing Closing, Seller shall have delivered to Purchaser an aggregate of 275,000 cubic centimeters of Product (including, for avoidance of doubt, the Product delivered pursuant to the Second Delivery Threshold) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, at the Manufacturing Closing, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “Fourth Milestone Payment”).

(v)           At the Manufacturing Closing, Purchaser shall pay to Seller the Additional Product Delivery Payment, if any (the “Fifth Milestone Payment”).

(vi)          If at any time following the Technology Closing Date the Business shall generate Thirty-Five Million Dollars ($35,000,000) in cumulative Net Sales (the “Net Sales Threshold”), Purchaser shall pay to Seller Fifteen Million Dollars ($15,000,000) (the “Sixth Milestone Payment”).

If any payment under this Section 1.5(a) is made in the form of Purchaser Common Stock, then on the date of such payment Purchaser shall provide to Seller (I) a certificate from a duly authorized officer of Purchaser certifying that as of the date of such issuance (x) the Purchaser Common Stock so issued has been duly authorized and is validly issued, fully-paid and non-assessable and, (y) the provisions of Rule 144(c) of the Securities Act, are satisfied and (II) a legal opinion from Purchaser’s legal counsel that such Purchaser Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and that the holding period set forth in Rule 144(b) of the Securities Act has been satisfied.  If Purchaser is unable to satisfy the requirement set forth in the immediately preceding sentence, Seller shall be under no obligation to accept Purchaser Common Stock as payment for the Applicable Milestone Payment and Purchaser shall make such Applicable Milestone Payment in the form of cash, in United States dollars of immediately available funds.

(b)           Time for Determination; Dispute Mechanism.

(i)            As soon as reasonably practicable following each date on which a Milestone is achieved and in any event within five (5) business days of the achievement of any such Milestone, Purchaser shall pay to Seller the Applicable Milestone Payment for such Milestone; provided, however, that in no event shall Purchaser be liable for the payment of, and Seller shall not be entitled to, any Applicable Milestone Payment for any Milestone that is not achieved on or before the applicable Milestone Expiration Date.  At all times following the Manufacturing Closing Date and prior to payment by Purchaser to Seller of the Sixth Milestone Payment pursuant to Section 1.5(a)(vi) hereof, Purchaser shall, as soon as reasonably practicable following each December 31 during such period, deliver to Seller Purchaser’s calculation of the cumulative Net Sales for the period commencing on the day immediately following the Manufacturing Closing Date and up to and including each such December 31.

(ii)           If Seller believes that it is entitled to payment of all or any portion of an Applicable Milestone Payment hereunder which Seller has not received within five (5) business days following the achievement of the Milestone for which payment is due, Seller may, not later than twelve (12) months following the achievement of such Milestone, deliver to Purchaser a notice setting forth Seller’s determination that all or a portion of such Applicable Milestone Payment is due under this Agreement (the “Milestone Assessment Notice”).  If Seller does not deliver to Purchaser a Milestone Assessment Notice within such twelve (12) month period, then Seller shall have been deemed to agree that the Milestone has not been met and no payment with respect to such Milestone is due to Seller hereunder and Seller shall have no further rights to such Applicable Milestone Payment or any portion thereof; provided, however, that Seller’s failure to deliver a Milestone Assessment Notice within such twelve (12) month period with respect to the Sixth Milestone Payment shall not relieve Purchaser of its obligations to pay the Sixth Milestone Payment (if and when earned) unless Purchaser is materially prejudiced by such delay.

(iii)          If Purchaser shall object to Seller’s determination that a Milestone has been achieved as set forth in the Milestone Assessment Notice, then Purchaser shall deliver a dispute notice (a “Milestone Dispute Notice”) to Seller within five (5) business days following Seller’s delivery of the Milestone Assessment Notice.  If Purchaser delivers a Milestone Dispute Notice to Seller in connection with the Sixth Milestone Payment under Section 1.5(a)(vi), upon Seller’s reasonable request, Purchaser shall provide Seller with such books of account and records and written evidence as Seller shall reasonably request showing Purchaser’s calculation of the Net Sales of the Business and, upon Seller’s reasonable request and upon two (2) business days prior written notice to Purchaser, Seller or its representative may inspect the gross receipts, credits, sales Tax, Tax reports, costs and any other reports, records or documents reasonably requested by Seller and associated with the Business or the Product for the sole purpose of reviewing, and only to the extent necessary to review, Purchaser’s calculation of Net Sales.  A representative of Purchaser, on the one hand, and a representative of Seller, on the other, shall attempt in good faith to resolve any such objections within ten (10) business days of the receipt by Seller of the Milestone Dispute Notice.

(iv)          If Purchaser and Seller shall be unable to resolve any such dispute within the ten (10) business day period, either Purchaser or Seller by written notice to the other may demand arbitration in accordance with the procedures set forth in Section 9.1 hereof.

(v)           If no Milestone Dispute Notice is delivered within the timeframe set forth above, then Seller’s determination that the Milestone has been achieved, and that some or all of the Applicable Milestone Payment is due hereunder, shall be deemed to be accepted and Purchaser shall pay to Seller those amounts set forth in the Milestone Assessment Notice.

(c)           Rights of Set-Off.  Purchaser shall have the right to withhold and set-off against any amount otherwise due to be paid (but not yet paid) pursuant to this Section 1.5 the amount of any Losses to which any Purchaser Indemnified Party may be entitled under Article VIII hereof or any other agreement entered into pursuant to this Agreement (the “Rights of Set-Off”); provided, however, that the foregoing shall not apply (i) to the same Loss more than once or (ii) to the extent any such Loss is adjusted as provided for in Section 8.4(b) hereof.

(d)           Acknowledgement of Seller and Purchaser.  Seller and Purchaser acknowledge that (i) (A) upon the Technology Closing and subject to Purchaser’s express obligations under the Manufacturing Agreement, Purchaser has the right to operate the Business and Purchaser’s other businesses in any way that Purchaser deems appropriate in Purchaser’s sole discretion, and (B) subject to Purchaser’s express obligations under the Manufacturing Agreement, Purchaser has no obligation to operate the Business in order to achieve any Milestone or to achieve or maximize any Applicable Milestone Payment, (ii) there is no assurance that the Seller will achieve all or any Milestones or that Purchaser will achieve the Net Sales Threshold, (iii) the parties solely intend the express provisions of this Agreement and the other Transaction Documents to govern their contractual relationship, (iv) the right of the Seller to payment of any Applicable Milestone Payment, if any, shall not bear any interest unless not timely paid, and (v) the right of the Seller to a portion of any Applicable Milestone Payment, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest of Seller in Purchaser or the Business and shall not entitle Seller to any rights common to any holder of any debt or equity security of Purchaser.  The Seller hereby waives, on its behalf and on behalf of any of its successors and assigns, any fiduciary duty (but, for avoidance of doubt, not any implied covenant of good faith and fair dealing) of Purchaser to Seller, with respect to the matters contemplated by this Section 1.5.

Section 1.6            Withholding.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any provisions of state or local Tax law, with respect to the making of such payment.  Purchaser shall notify Seller of the basis for such withholding no less than 10 business days prior to the proposed withholding and shall consider in good faith any views of Seller that such withholding is not required under the Code, or any provisions of state or local Tax law, with respect to the making of such payment.

Section 1.7            Allocation of Purchase Price.  The Initial Purchase Price shall be allocated for Tax purposes among the Transferred Assets in accordance with Section 1060 of the Code.  Purchaser shall prepare and deliver to Seller for Seller’s approval, a proposed allocation of the Initial Purchase Price prepared in accordance with the foregoing within 45 days of the Technology Closing; provided, that if Seller withholds its approval to such allocation, Purchaser and Seller shall negotiate in good faith to agree upon the allocation of the Purchase Price within 30 days of Seller’s receipt of Purchaser’s proposed allocation.  Each of Purchaser and Seller shall file IRS Form 8594 with its Federal income Tax Return consistent with such allocation as determined in accordance with the immediately preceding sentence for the Tax year in which this Agreement is consummated.  Seller and Purchaser shall report all Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, and not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or investigation or otherwise.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof as follows:

Section 2.1            Organization, Good Standing and Authority.  Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where failure to be qualified or to be in good standing would not materially and adversely affect the Business.  Seller has full corporate power and authority to own the assets owned by it, to lease the properties and assets held by it under lease, to own and carry on the operation of the Business as it is now being conducted by it, and to operate the Business as heretofore operated by it.

Section 2.2            Organizational and Governing Documents; Approval.

(a)           Prior to the date hereof, Seller has furnished to Purchaser complete and correct copies of the certificate of incorporation and bylaws of Seller (the “Seller Organizational Documents”).  The Seller Organizational Documents are in full force and effect and Seller is not in violation of any provision of the Seller Organizational Documents.

(b)           This Agreement and the other Transaction Documents to which it is a party have been approved by all necessary corporate action of Seller and no other corporate proceedings on the part of Seller and, except for the Stockholder Approval, no corporate proceedings on the part of Seller’s stockholders are necessary to authorize the execution and delivery of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, under the Delaware General Corporation Law, the Seller Organizational Documents or otherwise.

Section 2.3            Due Execution and Delivery.  Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and each instrument required hereby and thereby to be executed and delivered by it, and, prior to the Technology Closing, will have all necessary power and authority to carry out its obligations hereunder and thereunder.  Seller has duly executed and delivered this Agreement and assuming the due authorization, execution and deliver of this Agreement by Purchaser, this Agreement constitutes (and, when executed and delivered, the Transaction Documents to which it is a party will constitute) the legal, valid and binding obligations of Seller enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 2.4            Title and Sufficiency of Transferred Assets.  Seller is the sole owner and has good and marketable title (or leasehold title, as the case may be) to the Transferred Assets free and clear of all liens, claims, charges, security interests, leases, covenants, options, pledges, rights of others, easements, rights of refusal, reservations, restrictions, encumbrances and other defects in title (collectively, “Liens”) except for (i) Liens incurred in the ordinary course of the Business, consistent with past practice, of the type identified on Schedule 2.4(i), (ii) Liens for Taxes not yet due and payable and (iii) Liens created by the express provisions of the Assumed Contracts (together, the “Permitted Liens”) whether imposed by agreement, understanding, law, equity, or otherwise.  The Manufacturing Assets are all assets of Seller used in or related to the processing and manufacturing of the Products.  The Transferred Assets are suitable for the uses to which they are being put or have been put in the ordinary course of the Business and are in good working order.  The Transferred Assets and the Business Intellectual Property of Seller licensed to Purchaser under the License Agreement constitute all of the assets, property, real personal or mixed, tangible or intangible, of Seller used in, held for use in, or necessary for the operation of the Business as presently conducted.

Section 2.5            Consents; No Conflict.  Except as set forth on Schedule 2.5, no consent, authorization, permit, waiver or approval of or from, or notice to, any person or any governmental authority is required as a condition to the execution and delivery of this Agreement or the other Transaction Documents by Seller or the consummation of the transactions contemplated by this Agreement and the Transaction Documents by Seller.  Except as set forth on Schedule 2.5, the execution and delivery of this Agreement and the Transaction Documents and each instrument required hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, claim, cost, Tax, losses or loss of any rights with respect to the Business or the Transferred Assets pursuant to any of the terms, conditions or provisions of or under any applicable law, the Seller Organizational Documents or under any Assumed Contract.

Section 2.6            Taxes.

(a)           All Tax Returns required to be filed (after giving effect to applicable extensions) by Seller by any law, rule or regulation have been filed with the appropriate governmental authority and all Taxes required to be paid by Seller prior to the Technology Closing Date have been paid in full.  No claim has ever been made in writing or, to Seller’s Knowledge otherwise, by a Tax authority in a jurisdiction where the Seller does not pay Tax or file Tax Returns that it is subject to Taxation by that jurisdiction or required to file returns in that jurisdiction.

(b)           All Taxes owed by Seller or for which Seller may be held liable (whether or not shown on any Tax Return) which were or will be due on or prior to the Technology Closing have been or will be paid in full.  The unpaid Taxes of Seller for periods not included in Tax Returns filed or to be filed prior to the Technology Closing does not include any material liability for Taxes attributable to events that are outside of the ordinary course of Seller’s business.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Transferred Assets.

Section 2.7            Financial Information.  Attached hereto as Schedule 2.7 are (i) the unaudited balance sheet, operating income and free cash flows of the Business as of the end of and for the fiscal year ended December 31, 2007 and (ii) the unaudited balance sheet of the Business (the “Balance Sheet”) as of March 31, 2008 (the “Balance Sheet Date”) and the unaudited operating income and free cash flows of the Business as of March 31, 2008 (together, the “Financial Information”).  The Financial Information has been, and if required to be reported by Purchaser under Item 9.01 of Form 8-K and Regulation S-X of the federal securities laws for a business acquisition required to be described in answer to Item 2.01 of Form 8-K the unaudited balance sheet, operating income and free cash flows of the Business as of the end of and for the fiscal year ended December 31, 2006 prior to the Technology Closing Date will be, prepared in accordance with GAAP applied on a consistent basis throughout periods covered thereby, fairly represent in all material respects the financial condition, results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Business, subject to the absence of footnotes and normal, recurring year-end adjustments.  Seller does not have any indebtedness or other liability or obligation (whether known, unknown, mature, unmatured, absolute or contingent) of the Business, except for (a) liabilities and obligations shown on the Balance Sheet and (b) liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business and which are not material to the Business, individually or in the aggregate.  All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are reasonably adequate.

Section 2.8            [Intentionally omitted.].

Section 2.9            Contracts.

(a)           Description of Contracts.  Schedule 1.1(a)(x) contains a true and complete list of all Contracts to which the Seller is a party and which are used in or are necessary for the operation of the Business or by which any Transferred Assets are bound, true and complete copies of which, together with all amendments, waivers and supplements thereto, have been delivered to Purchaser prior to the date hereof.

(b)           Status of Contracts.  Each Assumed Contract is in full force and effect in accordance with its terms and is a valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.  Neither Seller, nor to Seller’s Knowledge any other party to any of the Assumed Contracts, is in default under any Assumed Contract and no event has occurred which, after notice or lapse of time or both, would constitute a default under any such Assumed Contract, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not give rise to any such default or breach.  Each Assumed Contract is in written form.

(c)           Disposition of Certain Contracts.  Seller is legally entitled to terminate those Contracts identified on Schedule 2.9(c) in accordance with their terms and without penalty or additional payment, effective no later than the date set forth beside the names thereof on Schedule 2.9(c).

Section 2.10         Litigation and Claims.  There is (a) no Action pending, or to the Seller’s Knowledge, threatened against or affecting the Business (including any of the Transferred Assets) or the transactions contemplated hereby, or (b) to Seller’s Knowledge, no governmental inquiry or investigation pending or threatened against or affecting the Business (including any of the Transferred Assets).  The Seller has not received any written legal opinion or written memorandum or legal advice from legal counsel to the effect that Seller (with respect to the Business or the Transferred Assets) is exposed, from a legal standpoint, to any material liability or material disadvantage with respect to the Business or the prospects, financial condition, operations, property or affairs of the Business.  The Seller is not in default with respect to any order, writ, injunction or decree of any governmental entity known to or served upon the Seller and relating to the Business or the Transferred Assets.  There is no action or suit by the Seller and relating to the Business or the Transferred Assets that is pending, threatened or contemplated against any other person.

Section 2.11         Compliance With Laws.   Seller is not in material violation of or in material default under any law, statute, regulation, rule, ordinance, administrative order or court order applicable to Seller with respect to the Business or the Transferred Assets, including, without limitation, the Public Health Services Act (“PHSA”) and relevant sections of the FDCA, and the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Part 1271, Human Cells, Tissues, and Cellular and Tissue Based Products.  To Seller’s Knowledge, the Seller is not under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of or material default under any law, statute, regulation, rule, ordinance, standard, guideline, administrative order or court order applicable to Seller with respect to the Business or the Transferred Assets.  All permits (A) pursuant to which Seller currently operates or holds any interest in the property of the Business, or (B) which is required for the operation of the Business as currently conducted or the holding of any such interest has been issued or granted to Seller and are set forth on Schedule 2.11. All such permits are in full force and effect and constitute all permits required to permit the Seller to operate or conduct the Business or hold any interest in the Transferred Assets.

Section 2.12         Employees and Independent Contractors.

(a)           Schedule 2.12(a)(i) contains a true and complete list, as of April 28, 2008, of all employees of Seller employed in the Business (the “Seller Employees”), including, to the extent applicable, each Seller Employee’s (i) name, (ii) title, wage, salary, target bonus and accrued vacation or paid time off as of April 30, 2008, (iii) principal location of employment, and (iv) date of hire by Seller.  Schedule 2.12(a)(ii) contains a list of all Seller Employees who to Seller’s Knowledge are not citizens of the United States. Schedule 2.12(a)(iii) also contains a true and complete list of all Seller Employees who are as of such date on a short- or long-term disability leave or other leave of absence (but not including vacation).  Each Seller option plan provides that the vesting of all options to purchase Seller common stock, par value $0.001 per share (“Seller Options”) granted thereunder to any Seller Employee may be accelerated, in whole or in part, at the discretion of the board of directors of Seller or the plan administrator of the Seller, in either case pursuant to the option plan and related documents governing the Seller Options.

(b)           Schedule 2.12(b) contains a true and complete list, as of the date hereof, of all consultants and other independent contractors who are providing material services to the Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) the date when each Independent Contractor was retained by Seller.  Copies of all contracts relating to Independent Contractors used in the Business have been furnished to Purchaser.

(c)           Seller is in compliance in all material respects with all applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including the proper classification of workers as independent contractors and consultants), wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act.  Seller has withheld or will timely withhold all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Seller Employees; and Seller is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  Seller has paid in full or will timely pay in full to all Seller Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Seller Employees.  There are no controversies pending or, to Seller’s Knowledge, threatened, between the Seller and any of its Seller Employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any governmental entity.

(d)           To Seller’s Knowledge, no Seller Employee is in violation of any term of any employment or service agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Seller Employee to be employed by the Seller because of the nature of the business conducted or presently proposed to be conducted by the Seller or to the use of trade secrets or proprietary information of others.  To Seller’s Knowledge, there are no material controversies, grievances or claims pending or threatened, by any of the Seller Employees with respect to their employment. To Seller’s Knowledge, no Seller Employee has given notice to Seller that any such Seller Employee intends to terminate his or her employment with the Seller (other than for the purposes of accepting employment with Purchaser following the Technology Closing).  The employment of each Seller Employee has been at all times in the past and is “at-will”, and the Seller has not had any obligation to provide any particular form or period of notice prior to terminating the employment of any Seller Employee.  Seller has not (i) entered into any Contract that obligates or purports to obligate Purchaser to make an offer of employment to any Seller Employee and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any Seller Employee of any terms or conditions of employment with Purchaser following the Technology Closing.

Section 2.13         Employee Benefits.

(a)           Schedule 2.13(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Seller or any of its subsidiaries or with respect to which Seller or any of its subsidiaries has or may in the future have any liability (contingent or otherwise), and in each case under which any Seller Employee has any present or future right to benefits.  Each plan, agreement, program, policy or arrangement required to be set forth on such schedule pursuant to the foregoing is referred to herein as a “Seller Benefit Plan.”

(b)           Each Seller Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Seller Benefit Plan.  No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to Seller’s Knowledge, threatened against or with respect to any Seller Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Seller Benefit Plan).  There are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS, DOL, or other governmental entity with respect to any Seller Benefit Plan.  No event has occurred and, to Seller’s Knowledge, there exists no condition or set of conditions in connection with which Purchaser or any Seller Employee could reasonably be expected to become subject to any liability under or with respect to any Seller Benefit Plan.

(c)           No Seller Benefit Plan is maintained outside the jurisdiction of the United States, or covers any Seller Employee residing or working outside the United States.

(d)           Schedule 2.13(d) discloses each: (i) agreement with any Seller Employee (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such Seller Employee; (ii) agreement, plan or arrangement under which any Seller Employee may receive payments from Seller that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such Seller Employee’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 2.14         Labor Matters.  (i) Seller is not a party to any collective bargaining agreement or other labor contract applicable to any Seller Employee, (ii) to Seller’s Knowledge, no union has bargaining rights with respect to any Seller Employee and there are no threatened or apparent union organizing activities involving any Seller Employee, (iii) there are no strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between Seller and an Seller Employee, and (iv) to Seller’s Knowledge, there are no unfair labor practice complaints involving an Seller Employee pending against Seller. Seller shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to Seller Employees, and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement.  Except as required by law, neither Purchaser nor any of its affiliates shall be responsible for the failure of Seller to comply with any of the requirements of COBRA, including applicable notice requirements.

Section 2.15         Intellectual Property.

(a)           The Transferred Technology set forth on Schedule 1.1(a)(i) and the other Business Intellectual Property set forth on Schedule 1.1(a)(iv) together set forth a true, complete and correct list of all Business Intellectual Property.

(b)           The Seller is the sole and exclusive beneficial and record owner of all Transferred Technology.

(c)           The Transferred Technology and the Business Intellectual Property of Seller licensed to Purchaser under the License Agreement (the “Licensed Technology”) is valid, existing, in full force and effect, or,  with respect to applications, is still pending, and has not expired or been cancelled or abandoned.  All necessary application, registration, maintenance, renewal and other fees, and all necessary documents and certificates, in connection with such Transferred Technology and the Licensed Technology have been paid and filed, respectively, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Transferred Technology and the Licensed Technology.

(d)           There is no pending or, to the Seller’s Knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) action, suit, claim or proceeding before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any Transferred Technology or the Licensed Technology.  The Seller is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from action, suit, claim or proceeding which permit third parties to use any Transferred Technology.

(e)           Schedule 2.15(e) lists all licenses, sublicenses and other agreement as to which Seller is a party and pursuant to which Seller has granted to any third party any right to use any of the Transferred Technology, including the identity of all parties thereto, a description of the nature and subject matter thereof and the applicable royalty and term thereof.

(f)            Schedule 2.15(f) lists all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any intellectual property belonging to any third party in connection with the Business, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and term thereof.

(g)           The Seller owns, or has valid rights to use all of the Transferred Technology.

(h)           The conduct of the Business and manufacture, practice, use and sale of the Product as previously conducted, manufactured, practiced, used and sold, and as currently conducted, manufactured, used and sold did not and does not infringe, misappropriate, or otherwise violate any intellectual property or other proprietary right owned by any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(i)            There is no pending or, to the Knowledge of Seller, threatened (and at no time within the two years prior to the date of this Agreement has there been pending or, to the Knowledge of Seller, threatened any) action, suit, claim or proceeding, and Seller has not received any written complaint, claim, demand or notice from any third party, alleging that the conduct of the Business infringes, misappropriates, or otherwise violates or constitutes the unauthorized use of, or will infringe, misappropriate, or otherwise violate or constitute the unauthorized use of, the intellectual property or other proprietary right of any third party (nor does the Seller have Knowledge of any basis therefor).  The Seller is not a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Seller’s rights to use any Transferred Technology, (ii) restricts the Business in order to accommodate a third party’s intellectual property or (iii) requires any future payment by the Seller.  The Seller has not received any written or, to the Seller’s Knowledge, oral communication from any third party offering to license to the Seller any intellectual property purported to be used in the Business or claiming that the Seller must license or refrain from using any intellectual property or other proprietary rights of any third party in order to conduct the Business.

(j)            To the Knowledge of Seller, no third party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Technology, and no actions, suits, claims or proceedings have been brought against any third party by the Seller alleging that a third party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Technology.

(k)           The Seller has taken commercially reasonable steps to obtain, maintain and protect the Transferred Technology, including requiring each employee, consultant and independent contractor who or that has contributed in any way to the Transferred Technology or has made any contributions to the development of any Product to execute a written agreement that assigns to Seller all rights, title and interest in and to the Transferred Technology and any inventions, improvements, discoveries, information and other know-how relating to the Business and the Product.  Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of confidential information or trade secrets of the Seller related to any Product, the Business or the Transferred Technology and the Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Transferred Technology (including by the enforcement of a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Seller’s standard form which has been provided by Seller to Purchaser).  Assignments to the Seller of the Patent Rights, copyrights and copyright applications listed in Schedule 1.1(a)(i) have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as applicable.  Assignments of trademark registrations and pending trademark applications listed in Schedule 1.1(a)(i) and acquired from any third party have been duly executed and filed with the United States Patent and Trademark Office or foreign trademark authority, as applicable.

(l)            Neither the execution of this Agreement nor the consummation by the Seller of the transactions contemplated by this Agreement will result in any violation, loss or impairment of, or payment of any additional amounts with respect to, any Transferred Technology, nor require the consent of any governmental entity or third party with respect to any Transferred Technology.  The Seller is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Transferred Technology any other property or assets of Purchaser or any of Purchaser’s affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, nor would the consummation of such transactions result in the amendment or alteration of any license or other right which exists on the date of this Agreement.

(m)          Except as set forth on Schedule 2.15(m), the Seller has not assigned or granted any exclusive rights in any Transferred Technology to any third party.

(n)           No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Transferred Technology.  To the Knowledge of Seller, no current or former employee, consultant or Independent Contractor of the Seller, who was involved in, or who contributed to, the creation or development of any Transferred Technology, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller.

(o)           Seller and Purchaser are parties to that certain Joint Privilege Agreement dated as of March 5, 2008, pursuant to which Seller provided Purchaser with (i) an attorney-client privileged opinion of Seller’s retained counsel, dated February 29, 2008, and (ii) an attorney-client privileged opinion of Seller’s retained counsel, dated March 4, 2008 (collectively, the “JPA Opinions”).  The representations and warranties as to certain factual matters made by Seller to its counsel as set forth in the product package insert contained in the written certificate delivered by Seller to such counsel (a copy of which is attached as Schedule 2.15(o) hereto), in connection with counsel’s rendering the JPA Opinions were true and correct in all respects on the date made.

Section 2.16         Insurance.  Schedule 2.16 contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Seller with respect to the Business and/or the Transferred Assets, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, product liability and general liability insurance.  True and complete copies of each listed policy have been furnished to Purchaser.  Such policies are in full force and effect, all premiums due thereon have been paid and the Seller has complied in all material respects with the provisions of such policies.  The Seller has not received any notice from any issuer of such insurance policies canceling or amending any policies listed on Schedule 2.16.  There is no claim by the Seller pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.  Neither the Seller nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan with respect to the Business and/or Transferred Assets.

Section 2.17         Fair Consideration; No Fraudulent Conveyance.  Seller is not now and Seller will not be rendered insolvent by the sale, transfer and assignment of the Transferred Assets pursuant to the terms of this Agreement or the transactions contemplated hereby.  Seller has no intention to file for bankruptcy, and, to Seller’s Knowledge, no insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Transferred Assets or Assumed Liabilities are pending or threatened.  Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder Seller’s creditors and the consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby will not have any such effect.  The transactions contemplated hereby do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Transferred Assets after the Technology Closing.

Section 2.18         Authorizations; Regulatory Compliance.

Schedule 2.18 sets forth a complete list of all approvals, clearances, authorizations, licenses or registrations required by any governmental entity having regulatory authority or jurisdiction over the Business and the Products, including the United States Food and Drug Administration (“FDA”) and any regulatory authority in the jurisdiction or country in which the Products are manufactured, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, marketing, promotion, import, export, use and sale of the Products, whether required of Seller or, to Seller’s Knowledge, required of any of its suppliers or manufacturers.  Except as set forth on Schedule 2.18:

(a)           The Business and the Products are in compliance in all material respects with all current applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other governmental entity having regulatory authority or jurisdiction over the Business and the Products, including, without limitation, the PHSA and relevant sections of the FDCA, and the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Part 1271, Human Cells, Tissues, and Cellular and Tissue Based Products..

(b)           Seller and, to the Knowledge of Seller, its suppliers and manufacturers are in compliance in all material respects with all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered , issued or enforced by the FDA or any other governmental entity, including the American Association of Tissue Banks, relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the Products and all Products have been processed, manufactured, packaged, labeled, stored, handled and distributed by Seller in compliance with the quality control procedures and specifications furnished by Seller to Purchaser and all applicable laws, statutes, rules, regulations, ordinances, standards, guidelines or orders administered, issued or enforced by the FDA or any other governmental entity, including the American Association of Tissue Banks, including, without limitation, current Good Tissue Practice regulations promulgated by the FDA and the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Part 1271, Human Cells, Tissues, and Cellular and Tissue Based Products.  Further, no governmental action has been taken or, to Seller’s Knowledge, is in the process of being taken that will slow, halt or enjoin the manufacturing of the Products or the operation of the Business or subject the manufacturing of the Products or the Business to regulatory enforcement action.

(c)           Seller has not received and, to Seller’s Knowledge, its manufacturers or suppliers have not received from the FDA or any other governmental entity, and to Seller’s Knowledge, there are no facts which would furnish any reasonable basis for, any notice of adverse findings, FDA warning letters, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the FDCA or other similar communication from the FDA or other governmental entity, and there have been no seizures conducted or, to Seller’s Knowledge, threatened by the FDA or other governmental entity, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or threatened by the FDA or other governmental entity relating to the Business or to the Products.

(d)           For each of the Products, no pre-market notification (“510(k)”) submission is required and no 510(k) submission has been filed with the FDA or any other governmental entity.

(e)           To Seller’s Knowledge, there are no currently existing facts which will (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Products currently sold by Seller, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Products, or (iii) require the termination or suspension of marketing of any such Products.

(f)            Except as set forth on Schedule 2.18(f), (i) none of the Products manufactured, marketed or sold by Seller has been recalled or subject to a field safety notification (whether voluntarily or otherwise); (ii) to Seller’s Knowledge none of the Products manufactured, marketed or sold by Seller’s manufacturers and suppliers has been recalled or subject to a field safety notification (whether voluntary or otherwise); and (iii) Seller has not received written notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by Seller.

(g)           Seller has submitted to the FDA all Biological Product Deviation Reports relating to performance issues that could lead to serious injury or death that Seller has been required to submit under applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA related to the Products.  To Seller’s Knowledge, except as set forth on Schedule 2.18(g), no circumstances have arisen that would require Seller to submit a Biological Product Deviation Report to the FDA.

Section 2.19         Products; Product Liability.

(a)           Each of the Products (including all Finished Inventory): (i) is, and at all times up to and including the sale thereof has been processed, manufactured, packaged, labeled, stored, handled, distributed, shipped, marketed and promoted, and in all other respects has been, in compliance with all applicable laws, statutes, rules, regulations, ordinances or orders administered, issued or enforced by the FDA or any other governmental entity, including, without limitation, current Good Tissue Practice regulations promulgated by the FDA, the PHSA and relevant sections of the FDCA, and the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Part 1271, Human Cells, Tissues, and Cellular and Tissue Based Products and (b) is, and at all relevant times has conformed in all material respects to all specifications and any promises, warranties or affirmations of fact made in all regulatory filings or set forth in any regulatory approvals, authorizations or clearances pertaining thereto or made on the container or label for such Product or in connection with its sale.  There is no design or manufacturing defect with respect to the Products.

(b)           Schedule 2.19(b) sets forth the forms of Seller’s service or product warranties that are currently applicable to services or merchandise related to the Business (including, without limitation, the Products).  Except as set forth on Schedule 2.19(b), there are no existing or, to Seller’s Knowledge, threatened, claims against Seller for services or merchandise related to the Business which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience.  Seller has not incurred liability arising out of any injury to individuals as a result of the ownership, possession, or use of any Product and, to Seller’s Knowledge, there has been no inquiry or investigation made in respect thereof by any governmental entity.

Section 2.20         Environmental.

(a)           Except as would not be reasonably likely to result in a material liability of Seller with respect to the Business, (i) Seller is now and always has been in compliance with applicable legal requirements with respect to environmental laws, rules, regulations and ordinances, and (ii) to the Seller’s Knowledge, no underground storage tanks and no amount of any substance that has been designated by any governmental entity or by any legal requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in, on or under any property of Seller used in the Business, including the land and the improvements, ground water and surface water thereof.

(b)           Except as would not be reasonably likely to result in a material liability to Seller with respect to the Business, Seller has not transported, stored, used, manufactured, disposed of, released, removed or exposed its employees or others to Hazardous Materials in violation of any legal requirement or manufactured any product containing a Hazardous Material in violation of any legal requirement, nor has Seller received notification from any party that it has or is alleged to have any remediation obligation relating to any Hazardous Material.

Section 2.21         Real Property; Leases.  Except as set forth on Schedule 2.21, Seller does not own, lease or sublease any real property used in or necessary for the operation of the Business.

Section 2.22         Brokers.  Except as set forth on Schedule 2.22, no broker or other representative has acted on behalf of Seller in connection with the transaction contemplated hereby in such manner as to give rise to any claim by any person against Purchaser or Seller for a finder’s fee, brokerage commission or similar payment.

Section 2.23         Capital Expenditures.   Set forth on Schedule 2.23 is a list of Seller’s approved capital expenditure projects related to the Business and involving in excess of $25,000 including:  (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced; and (iii) projects which have been completed in respect of which payment has been made, within the last twelve (12) months.

Section 2.24         No Changes. Except as set forth on Schedule 2.24, since December 31, 2007 there has not been, occurred or arisen any of the following:

(a)           any amendment to the Seller Organizational Documents;

(b)           any incurrence or assumption by the Business of any indebtedness in excess of $5,000 individually or $25,000 in the aggregate;

(c)           the imposition of any Lien (other than Permitted Liens) upon any of the Transferred Assets;

(d)           any material damage, destruction or loss with respect to the Transferred Assets or any other real or tangible personal property used in the Business, whether or not covered by insurance;

(e)           any payment, loan or advance of any amount to, or sale, transfer or lease of any of the Transferred Assets to, or any agreement or arrangement relating to the Business or constituting a Transferred Asset with, any member or equity holder of Seller or any of their respective affiliates;

(f)            any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as required by GAAP or disclosed to Purchaser in writing;

(g)           any change or revocation by Seller of any Tax election with respect to the Business or any agreement or settlement with any governmental entity with respect to such Taxes;

(h)           any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof comprising all or a portion of the Business or the Transferred Assets;

(i)            any sale, lease or other transfer or disposition by Seller of its assets related to the Business, tangible or intangible, other than the sale of Product in the ordinary course of the Business;

(j)            any Contract (or series of related Contracts) related to the Business and entered into by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(k)           any acceleration, termination, modification or cancellation of any Assumed Contract involving more than $25,000 individually (or $50,000 in the aggregate);

(l)            any capital expenditure (or series of related capital expenditures) related to the Business by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(m)          any capital investment in, any loan to or any acquisition of the securities or assets of, any other person by Seller with respect to or in connection with the Business;

(n)           any delay or postponement of payment of accounts payable or other liabilities of Seller with respect to or in connection with the Business outside the ordinary course of Business consistent with past practice;

(o)           any cancellation, compromise, waiver or release of any right or claim of Seller with respect to or in connection with the Business outside the ordinary course of Business consistent with past practice;

(p)           the commencement or written notice to Seller or, to Seller’s Knowledge, oral notice or threat of commencement of any lawsuit or proceeding against the Transferred Assets or against Seller with respect to the Transferred Assets, the Product or the Business;

(q)           any license or sublicense of any rights of Seller under or with respect to the Transferred Technology;

(r)            any written notice or claim to Seller or, to Seller’s Knowledge, oral notice or claim of ownership by any Person of Business Intellectual Property or of infringement by the Business of any Person’s intellectual property rights;

(s)           any material change in pricing charged by Seller for Products; or

(t)            any negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

Since December 31, 2007, no Business Material Adverse Effect has occurred, and no event, circumstance, condition or effect has occurred that could reasonably be expected to result in a Business Material Adverse Effect.

Section 2.25         Obsolete Items.  Schedule 2.25 sets forth, as of the date hereof, a complete and accurate list of any category of products, supplies or parts used in the Business that has an aggregate inventory value in excess of $10,000 that has been identified through reasonable business practices to be obsolete, damaged or defective.

Section 2.26         Customers and Suppliers.  Schedule 2.26 identifies the Business’ ten (10) largest customers and suppliers (measured by dollar volume in each case) during the calendar year 2007 and during the first three months of 2008, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of Product bought or sold).  Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with its customers or supplies.  Seller has not received any direct communication (whether written or oral) of any intention of any customer or supplier identified on Schedule 2.26 to discontinue its relationship as a customer or supplier of, or materially reduce its purchases from or sales to Seller (or, post-Technology Closing, from Purchaser).

Section 2.27         Disclosure. No statement (including without limitations, the representations and warranties and covenants contained in this Agreement) by Seller contained in this Agreement and none of the information contained in the schedules hereto, in any other Transaction Document and any document, written statement or certificate furnished to Purchaser and its representatives to Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  To the Seller’s Knowledge, there exists no fact that adversely affects the value of the Transferred Assets or the Business, prospects, financial condition or operations of the Business which has not been set forth in this Agreement or the schedules hereto.  Seller has afforded to the officers, employees and authorized representatives of Purchaser (including, without limitation, independent public accountants and attorneys) access to all financial and other books and records (including computer files, retrieval programs and similar documentation) of Seller with respect to the Business.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 3.1            Organization and Authority.  Purchaser is duly formed, validity existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except when failure to be so qualified would not materially and adversely affect Purchaser’s business.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is party, to perform its obligations hereunder and under the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to own and carry on the operation of its business as currently operated by it.

Section 3.2            Organizational and Governing Documents; Approval.

(a)           Prior to the date hereof, Purchaser has furnished to Seller complete and correct copies of the certificate of incorporation and bylaws of Purchaser (the “Purchaser Organizational Documents”).  The Purchaser Organizational Documents are in full force and effect and Purchaser is not in violation of any provision of the Purchaser Organizational Documents.

(b)           This Agreement and the Transaction Documents to which Purchaser is a party have been approved by all necessary corporate action of Purchaser.

Section 3.3            Due Execution and Delivery.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and each instrument required hereby and thereby to be executed and delivered by it, and to carry out its obligations hereunder and thereunder.  Purchaser has duly executed and delivered this Agreement and, assuming the due authorization, execution and deliver of this Agreement by Seller, this Agreement constitutes (and, when executed and delivered, the Transaction Documents to which it is a party will constitute) the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

Section 3.4            Consents; No Conflicts.  No consent, authorization, permit, waiver or approval of or from or notice to any person or any governmental authority is required as a condition to the execution and delivery of this Agreement by Purchaser or any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and such Transaction Documents by Purchaser.  The execution and delivery of this Agreement and the other Transaction Documents and each instrument required hereby to be executed and delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not contravene any applicable law or the Purchaser Organizational Documents.

Section 3.5            Brokers.  No broker or other representative has acted on behalf of Purchaser in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim by any person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV.

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1            Further Assurances.  Each of Seller and Purchaser covenants and agrees with the other that at any time and from time to time hereafter, and without further consideration,

each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement and to consummate the transactions contemplated hereby.  Without limiting the foregoing, Seller covenants and agrees with Purchaser that at any time and from time to time following the Technology Closing Date, if Seller shall be in breach of its representations and warranties set forth in Section 2.4 (Title and Sufficiency of Transferred Assets), Seller will, without further consideration, promptly execute and deliver to Purchaser such further assurances, instruments and documents and take such further action as Purchaser may reasonably request in order to remedy the breach of such representations and warranties.

Section 4.2            Conduct of Activities Associated with the Transferred Assets. During the period from the date of this Agreement to (i) the Technology Closing with respect to the Technology Assets and (ii) the Manufacturing Closing with respect to the Manufacturing Assets, Seller will conduct its activities associated with the Transferred Assets in their ordinary and usual course, consistent with past practice, and will use commercially reasonable efforts to (i) preserve intact all rights, privileges, franchises and other authority related to the activities associated with the Transferred Assets and (ii) maintain in their current or currently planned condition (as such currently planned condition has been expressly communicated to Purchaser including but not limited to those matters set forth in the schedules hereto) its current relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships related to the activities associated with the Business and the Transferred Assets.  Without limiting the generality of the foregoing, and except as (i) expressly contemplated by this Agreement, (ii) set forth on Schedule 4.2 or (iii) approved in writing by Purchaser in advance, prior to the Technology Closing with respect to all Transferred Assets and the Manufacturing Closing with respect to the Manufacturing Assets, Seller will not:

(a)           create, incur or assume any obligation which would materially and adversely affect the Transferred Assets or Purchaser’s ability to conduct Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;

(b)           enter into any contract that, if entered into prior to the date hereof would be required to be set forth on Schedule 1.1(a)(x) or violate, terminate, amend or otherwise modify or waive any of the terms of any Assumed Contract;

(c)           sell, lease, license, transfer or dispose of any of the Transferred Assets (except for sales of Product in the ordinary course of business consistent with its past practices);

(d)           change any of its accounting methods with respect to the Business or the Transferred Assets;

(e)           terminate, waive or release any material right or material claim with respect to the Business or any of the Transferred Assets;

(f)            license any of the Transferred Technology (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices);

(g)           (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case with respect to the Business or the Transferred Assets;

(h)           change the manner in which it extends warranties, discounts or credits to customers with respect to the Products;

(i)            modify, allow to lapse or otherwise fail to maintain insurance coverage with respect to the Transferred Assets at levels consistent with the amounts of such coverage in effect as of the date hereof;

(j)            sell, dispose of or encumber any of the Transferred Assets or license any Transferred Assets to any person;

(k)           enter into any agreements or commitments relating to the activities associated with the Transferred Assets;

(l)            fail to comply in all material respects with all laws and regulations applicable to the activities associated with the Transferred Assets;

(m)          change or announce any change to the Business or the Transferred Assets; or

(n)           (i) agree to do any of the things described in the preceding clauses (a)-(m) or (ii) take or agree to take any action which would reasonably be expected to prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder or under any other Transaction Document to be performed by Seller.

Section 4.3            Financial Statements.

(a)           Prior to the Technology Closing, Seller shall deliver to Purchaser historical financial statements for the Business for the fiscal year 2007 and, for each completed month period of 2008 and for the period between the last completed month and the Technology Closing Date, in each case in a form that complies with what is required by Item 9.01 of Form 8-K and Regulation S-X of the federal securities laws for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for Purchaser to prepare the pro forma financial information required by Item 9.01 of Form 8-K.  The historical financial statements for the Business for the fiscal year 2007 shall be accompanied by an unqualified report from Seller’s independent registered accounting firm (with notes thereto) stating to the effect that such financial statements present fairly, in all material respects, the financial position of the Business, as well as the results of operations and cash flows of the Business, for each of the periods covered by such financial statements, in conformity with GAAP.

(b)           Not later than thirty (30) days after the completion of each fiscal quarter of Seller that occurs during the period from the date of this Agreement through and up to the Technology Closing Date, Seller shall deliver to Purchaser quarterly financial statements for the Business (together with any required notes) in a form that Seller prepares for internal financial reporting; provided, however, that Seller shall provide Purchaser with such additional information as

Purchaser may reasonably request in order to comply with the requirements for financial statements included in Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934, as amended.

(c)           On or prior to the Technology Closing Date, Seller shall deliver to Purchaser the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Business as of the end of and for each of the fiscal years ended December 31, 2006 and December 31, 2007 or such other periods as shall be required to be reported by Purchaser by Item 9.01 of Form 8-K and Regulation S-X of the federal securities laws for a business acquisition required to be described in answer to Item 2.01 of Form 8-K (the “Audited Financial Statements”).  The Audited Financial Statements shall be accompanied by an unqualified report from Seller’s independent registered accounting firm stating to the effect that the Audited Financial Statements present fairly, in all material respects, the financial position of the Business, as well as the results of operations and cash flows of the Business, for each of the periods covered by the Audited Financial Statements, in conformity with GAAP.

(d)           After the Technology Closing, at the reasonable request of Purchaser, Seller shall, and shall cause its affiliates to, cooperate fully in the preparation of all financial statements reasonably determined by Purchaser to be necessary to meet its financial reporting and Tax obligations in connection with the consummation of the transactions contemplated hereby.  Seller shall provide Purchaser with any records and other information in Seller’s possession or control as shall be reasonably requested by Purchaser in connection therewith and shall use commercially reasonable efforts to cause to be provided to Purchaser any records and other information that is not in the possession or control of Seller as shall be reasonably requested by Purchaser in connection therewith and shall use commercially reasonable efforts to provide Purchaser with access to Seller’s accountants.

Section 4.4            Post-Technology Closing Receipts.  Seller shall hold in trust for, and promptly remit to Purchaser without deduction, any amounts collected or received by Seller that relate to the Business or Purchaser following the Technology Closing.  Purchaser shall hold in trust for, and promptly remit to Seller without deduction, any amounts collected or received by Purchaser that either constitute accounts receivable related to Product sold by Seller prior to the Technology Closing Date or that do not relate to the Transferred Assets.

Section 4.5            Confidentiality.  Seller will maintain confidential all information related to the Business, the Product and the Transferred Assets including, without limitation, business plans and proposals, marketing strategies, standard operating procedures, personnel data, pricing, intellectual property and all other information that would be considered confidential and proprietary (“Confidential Information”).

(b)           For a period of five (5) years from the Technology Closing Date, Seller will treat all Confidential Information with the same degree of care that it employs with respect to its own confidential information which it does not desire to have published or disseminated.  In no event will that degree of care be less than that employed by a reasonable person.  Notwithstanding the foregoing, Seller shall have no such obligation with respect to that portion of the Confidential Information that Seller can demonstrate is (i) in the public domain or enters the public domain without the wrongful act or breach of this Agreement by Seller, (ii) approved in advance in writing by Purchaser for release by Seller or (iii) disclosed by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection for like material and reasonable advance notice is give by Seller to Purchaser.

The fact that Confidential Information may be in or becomes part of the public domain, in and of itself, does not exclude any specific information from obligations of this Agreement.

Section 4.6            No Other Bids.

(a)           Until the earlier to occur of (a) the Manufacturing Closing or (b) the earlier termination of this Agreement pursuant to its terms, neither Seller nor any of Seller’s officers, managers, employees, agents or other representatives shall, directly or indirectly, (i) initiate, solicit, entertain or encourage (including by way of furnishing information regarding the Transferred Assets) any Asset Acquisition Proposal, or make any statements to third parties which may reasonably be expected to lead to any Asset Acquisition Proposal or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning any Asset Acquisition Proposal.  Notwithstanding the foregoing, if at any time prior to obtaining the Stockholder Approval (i) Seller receives an unsolicited bona fide written Asset Acquisition Proposal that did not result from any breach of this Section 4.6, (ii) the Board of Directors of Seller shall have first determined in good faith that such Asset Acquisition Proposal constitutes a Superior Proposal, (iii) the Board of Directors of Seller shall have first determined in good faith, after consultation with outside counsel, that failure to take such action would result in a breach of its fiduciary duties under the Delaware General Corporation Law (“DGCL”), and (iv) Seller shall have notified Purchaser of such determination (a “Notice of Superior Proposal”) and offered to discuss in good faith with Purchaser (and, if Purchaser accepts, thereafter negotiated in good faith), for a period of no less than five (5) business days, any adjustments in the terms and conditions of this Agreement proposed by Purchaser.  If, following such notice and discussions, the Board of Directors of Seller (after consultation with its outside counsel and regionally-recognized independent financial advisor) shall have resolved, after taking into account the results of such discussions and proposals by Purchaser, if any, that the Asset Acquisition Proposal remains a Superior Proposal, then Seller may (A) furnish non-public information with respect to Seller to the person or group making such Asset Acquisition Proposal and their representatives pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective representatives regarding such Asset Acquisition Proposal, provided, however, that Seller shall provide or make available to Purchaser any material non-public information concerning Seller, the Business or the Transferred Assets that is provided to the person making such Asset Acquisition Proposal or its representatives which was not previously provided or made available to Purchaser.  Each Notice of Superior Proposal delivered pursuant to this Section 4.6(a) shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal (it being understood that Seller must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Asset Acquisition Proposal if such modification results in the determination that such Asset Acquisition Proposal is a Superior Proposal).

(b)           Nothing contained in this Section 4.6 or in Section 4.21 shall prohibit Seller from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Seller’s stockholders if, in the good faith judgment of the Board of Directors of Seller, after consultation with outside counsel, failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Asset Acquisition Proposal shall be deemed to be a Change in the Seller Board Recommendation under Section 4.21(c) unless the Board of Directors of Seller expressly, and without qualification, concurrently with such disclosure reaffirms the Seller Board Recommendation.

(c)           Seller will promptly inform Purchaser in writing of any Asset Acquisition Proposal (whether or not such Asset Acquisition Proposal shall be determined by the Board of Directors of Seller to constitute a Superior Proposal) received by them and shall provide to Purchaser the name of such third party and the terms of any such Asset Acquisition Proposal.  The covenants in this Section 4.6 will apply to any and all discussions in which Seller is currently involved with third parties with respect to an Asset Acquisition Proposal, and Seller shall immediately terminate all such discussions.

Section 4.7            Post-Technology Closing Cooperation Relating to Transferred Assets.

(a)           Seller agrees that, during the term of the Manufacturing Agreement, if reasonably requested by Purchaser, it will cooperate with Purchaser in enforcing the terms of any Assumed Contract as well as the protection of any and all intellectual property rights related to the Transferred Technology (“Intellectual Property Rights”).  In the event that Purchaser is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to, during the period commencing on the Technology Closing Date and ending on the date that is eighteen (18) months following the Manufacturing Closing Date, reasonably cooperate with Purchaser by assigning to Purchaser such rights as may be reasonably required by Purchaser to enforce its Intellectual Property Rights in its own name.

(b)           Seller agrees further that, following the Technology Closing Date, if any consent or waiver set forth in Schedule 5.2(f) has not been delivered to Purchaser by Seller at or prior to the Technology Closing Date, Seller shall use commercially reasonable efforts to obtain such approval or permit at the sole expense of Seller following the Technology Closing Date.

(c)           Seller agrees further that, following the Technology Closing Date, Seller shall, upon the request of Purchaser and at the sole cost and expense of Purchaser, reasonably cooperate with Purchaser to enforce Seller’s and/or Purchaser’s rights with respect to confidentiality and non-disclosure covenants executed by any person in favor of Seller with respect to the Business and/or the Transferred Assets prior to the Technology Closing Date.

(d)           Seller agrees further that, if reasonably requested by Purchaser, Seller shall reasonably cooperate with Purchaser to provide reasonable access to records and personnel of Seller to the extent Purchaser finds such access necessary in order to transition the Transferred Assets into service of Purchaser.

(e)           At or prior to the Technology Closing Date, Seller shall cause Purchaser to be designated as an additional loss payee with respect to any loss related to the Manufacturing Assets on all insurance policies identified on Schedule 2.16.  From the Technology Closing through the date immediately following the Manufacturing Closing, Seller shall maintain each such insurance policy in full force and effect (or replace with coverage of similar level) and pay all premiums thereon when due and payable and comply in all material respects with the provisions of such policies.

(f)            Seller hereby constitutes and appoints Purchaser (and its successors and assigns), from and after the Technology Closing Date, the true and lawful attorney or attorneys of Seller, with full power of substitution, for Seller and in its name and stead, or otherwise, but on behalf and for the benefit of Purchaser (and its successors and assigns), to (i) from and after the Technology Closing Date, demand and receive from time to time the Technology Assets sold, transferred, assigned, set over, conveyed and delivered hereunder and under the Bill of Sale — Technology Assets and (ii) from and after the Manufacturing Closing Date, demand and receive from time to time the Manufacturing Assets sold, transferred, assigned, set over, conveyed and delivered hereunder and under the Bill of Sale — Manufacturing Assets, and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but for the benefit of Purchaser (and its successors and assigns), any and all proceedings at law, in equity or otherwise, which Purchaser (and its successors or assigns) may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Technology Assets and Manufacturing Assets sold, transferred, assigned, set over, conveyed and delivered hereunder and under the Bill of Sale — Technology Assets and Bill of Sale — Manufacturing Assets, and to defend or compromise any or all actions, suits or proceedings in respect of the Technology Assets and/or the Manufacturing Assets and do all such acts and things in relation thereto as Purchaser (and its successors and assigns) shall reasonably deem advisable, Seller hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner and for any reason.

Section 4.8            No Post-Technology Closing Retention of Copies.  Immediately after (i) the Technology Closing with respect to the Technology Assets and (ii) the Manufacturing Closing with respect to the Manufacturing Assets, Seller shall deliver to Purchaser or destroy copies of any Transferred Assets in Seller’s possession that are in addition to those delivered to Purchaser, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain and use copies of books and records (financial or otherwise) relating to the activities associated with the Transferred Assets to the extent necessary to comply with applicable law.

Section 4.9            Noncompetition and Nonsolicitation.

(a)           From the Technology Closing Date to the date that is eighteen (18) months following the Manufacturing Closing (such period, the “Restricted Period”), Seller agrees that Seller will not, whether on Seller’s own behalf or on behalf of or in conjunction with any person, directly or indirectly; (i) engage in any business or activities that compete with the Business (a “Competitive Business”); (ii) enter the employ of, or render services to, any person (or any affiliate of any person) who or which is engaged in a Competitive Business with respect to such

Competitive Business (whether directly or indirectly); or (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant.  Notwithstanding the foregoing, nothing in this Section 4.9 shall prevent, prohibit, restrict or otherwise limit Seller’s right or ability to, subject to Purchaser’s rights pursuant to Section 4.13 hereof (i) engage in or operate the business of any second generation mesenchymal stem cells product for bone repair utilizing culturally-expanded mesenchymal stem cells to create a synthetic version of the Product, including, without limitation, Osteocel® XC or (ii) consummate a transaction with a third party, through stock or asset acquisition, merger, consolidation or otherwise, where any such third party acquires all or a portion of the outstanding common stock or assets of Seller, provided that any such third party who acquires all of the outstanding commons stock or substantially all of the assets of Seller shall expressly agree, in writing, to be bound by the terms of this Section 4.9, provided further, however. that any such third party acquiror will not be prevented from engaging in a Competitive Business if, and to the extent to which, such acquiror engaged in the Competitive Business prior to such transaction.

(b)           During the Restricted Period, Seller will not, whether on Seller’s own behalf or on behalf of or in conjunction with any person, directly or indirectly: (i) solicit, encourage or attempt to solicit or encourage any person who is at the time of such solicitation, encouragement, or attempted solicitation or encouragement an employee of Purchaser or any of its affiliates and who was immediately prior to the Technology Closing or Manufacturing Closing (as applicable), a Seller Employee to leave the employment of Purchaser or its affiliates; (ii) hire any Seller Employee who left the employment of Seller or its affiliates coincident with or in connection with the Technology Closing or the Manufacturing Closing; or (iii) hire any Seller Employee who terminates employment with Purchaser or its affiliates in the one year period following the Manufacturing Closing.

(c)           During the Restricted Period, Seller agrees that Seller will not, whether on Seller’s own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit, encourage or attempt to solicit or encourage to cease to work with Purchaser or its affiliates any employee of, or consultant then under contract with, Purchaser or its affiliates who is or has been engaged in the Business.

(d)           During the Restricted Period, Seller agrees that Seller will not, directly or indirectly (i) solicit, induce or attempt to induce any customer to cease doing business in whole or in part with Purchaser or its affiliates with respect to the Business; (ii) attempt to limit or interfere with any business agreement existing between the Purchaser and/or its affiliates and any third party; or (iii) disparage the business reputation or employees of Purchaser, or any of its affiliates, or take any actions, knowingly, willfully or, recklessly, that are harmful to the Purchaser’s or its affiliates’ goodwill with their customers, clients, publishers, advertisers, marketers, vendors, employees, service providers, media or the public.

Section 4.10         Notice of Breaches.  From the date of this Agreement until (i) the Technology Closing date with respect to all Transferred Assets and (ii) the Manufacturing Closing with respect to the Manufacturing Assets, the Seller shall promptly deliver to the Purchaser a written notice containing supplemental information concerning events or circumstances first occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement inaccurate or incomplete, or any covenant breached, as of any date after the date of this Agreement, specifying the applicable section of this Agreement to which such supplemental information applies (including any changes pursuant to subsection (b) of this Section, the “Notice of Breach”).  Following the delivery of any such Notice of Breach, Seller shall promptly deliver to Purchaser all additional information reasonably requested by Purchaser with respect to the content of such Notice of Breach.  No delivery of any Notice of Breach pursuant to this Section 4.10 or knowledge of any such breach (however obtained) shall be deemed to amend or supplement any schedule to this Agreement or affect the rights and remedies of Purchaser under Article VIII of this Agreement.

Section 4.11         Certain Employee Matters.

(a)           As soon as reasonably practicable following the date hereof, Seller shall provide Purchaser reasonable access during normal working hours to active employees of Seller performing services with respect to the Business (“Seller Employees”) to enable Purchaser to discuss compensation terms and present offers or employment or service to such employees.

(b)           Purchaser may, in its sole discretion, offer employment to Seller Employees commencing as of the Manufacturing Closing (each Seller Employee who executes and delivers to the Purchaser such an offer of employment, a “Transferred Employee”).  With respect to any Seller Employee who receives an offer of employment from Purchaser prior to the Manufacturing Closing Date, Seller shall assist Purchaser with its efforts to enter into an offer letter with such employee as soon as reasonably practicable after the date hereof and in any event prior to the Manufacturing Closing Date.  Notwithstanding any of the foregoing, Purchaser shall not have any obligation to make an offer of employment to any Seller Employee.  Purchaser agrees that Purchaser will not, directly or indirectly, solicit, encourage or attempt to solicit or encourage to cease to work with Seller any Seller Employee for employment with Purchaser commencing prior to the Manufacturing Closing Date without the consent of Seller, which consent shall not be unreasonably withheld.

(c)           From and after the Technology Closing Date or the Manufacturing Closing Date, as applicable, Purchaser shall recognize each Transferred Employee’s original hire date with Seller and prior service with Seller (as recognized by Seller immediately prior to the Technology Closing Date or the Manufacturing Closing Date, as applicable) as service with Purchaser for purposes of eligibility to participate in, and determining vesting and any accrued benefits based on length of service under,  Purchaser’s employee benefit plans, policies, arrangements and payroll policies, including vacation benefits.

(d)           Seller shall make employment files of the Seller Employees available for inspection by Purchaser, to the extent permitted by and in accordance with applicable law.

(e)           Seller shall, at Purchasers request, accelerate the vesting of any Seller Options held by one or more Transferred Employees at or following the Technology Closing on the terms and subject to the conditions as Purchaser shall reasonably request and in a manner consistent with the applicable plan option agreements and related documents.

Section 4.12         Right of First Negotiation; Purchase Option.

(a)           Purchase Option.  For a period commencing on the Technology Closing Date and ending at 11:59 p.m. pacific time on December 31, 2009, Purchaser shall have the right to acquire, and Seller shall be obligated to provide, the exclusive rights to any second generation mesenchymal stem cell product for bone repair utilizing culture expanded mesenchymal stemcells to create a synthetic version of the Product (“Osteocel XC®”) on the terms and conditions set forth on Schedule 4.12.

(b)           Right of First Negotiation.  From the Technology Closing Date until December 31, 2009, and subject to Purchaser’s rights under Section 4.12(a) hereof, if Seller desires to enter into a transaction or accept a third-party proposal for the sale (whether directly or by merger, acquisition or any other asset sale or change of control transaction), license, joint-venture arrangement, transfer or partial transfer (or similar arrangement) of Osteocel XC® (an “Osteocel XC Transaction”), it shall first provide Purchaser with a notice of such desired Osteocel XC Transaction (a “Negotiation Notice”).  The Negotiation Notice shall include in reasonable detail all material economic, legal and business terms of the Osteocel XC Transaction proposed by Seller.  If, within five (5) business days of receipt of a Negotiation Notice, Purchaser gives Seller written notice of its interest to negotiate such Osteocel XC Transaction on the terms contained in the Negotiation Notice (an “Affirmative Response Notice”), then Seller and Purchaser agree, promptly and in good faith, to exclusively negotiate a legally-binding agreement to carry out such Osteocel XC Transaction.  If Purchaser fails to respond to the Negotiation Notice within said five (5) business day period, or if Seller and Purchaser fail, after good faith efforts, to enter into a written agreement for such Osteocel XC Transaction within thirty (30) days after delivery of Seller’s Negotiation Notice, then neither Purchaser nor Seller shall have a right or be under any obligation to enter into such Osteocel XC Transaction, and Seller (subject to the right of Purchaser to exercise its right pursuant to Section 4.12(a)) may consummate with a third-party a transaction on terms not materially less favorable to Seller, taken as a whole, than the terms contained in the Negotiation Notice.  If Purchaser delivers an Affirmative Response Notice to Seller pursuant to this Section 4.12(b), Purchaser shall provide to Seller a draft definitive agreement for the Osteocel XC Transaction.

Section 4.13         Brand and Trademarks. Except as expressly provided in this Agreement or in the Manufacturing Agreement, Purchaser shall have no rights to any of Seller’s intellectual property other than the Transferred Technology, and Seller shall have no rights to any of Purchaser’s intellectual property.

Section 4.14         Consents.  Prior to the Technology Closing Date, Seller shall use its commercially reasonable efforts to obtain in writing and at its own expense all consents and waivers referred to on Schedule 2.5 hereto.  To the extent that an attempted assignment or transfer of any Assumed Contract would constitute a breach thereof, this Agreement shall not constitute an assignment or attempted assignment thereof.  In such a case, Seller shall establish with Purchaser any back-to-back arrangement reasonably requested by Purchaser in order to provide for Purchaser the benefits intended to be assigned under any such Assumed Contract (subject to the right of any third party thereunder to terminate such Assumed Contract), including, without limitation, the enforcement by Seller for the benefit of Purchaser, at Purchaser’s sole cost and expense, of any and all rights of Seller against a third party to such Assumed Contract arising out of the breach by such third party or otherwise.

Section 4.15         Hart-Scott-Rodino Notification.

(a)           Seller and Purchaser shall each promptly prepare, execute and file a notification with the United States Justice Department and the Federal Trade Commission as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).  Seller and Purchaser shall cooperate with each other in connection with the preparation of such notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing.  Each of Seller and Purchaser shall keep all information about the other obtained in connection with the preparation of such notification confidential.  Purchaser and Seller shall each pay one-half of the filing fee required under by the regulations promulgated pursuant to HSR.  Purchaser and Seller shall promptly inform the other of any material communication between such party and any governmental entity regarding any of the transactions contemplated hereby.  If either party received any formal or informal request for supplemental information or documentary material from any governmental entity with respect to the transactions contemplated hereby, then the recipient of such request shall make, or case to be made, as soon as reasonably practicable, a response in compliance with such request and, in making any such response, the responding party shall consider in good faith the views of the other party hereto.  Seller and Purchaser covenant and agree that the Technology Closing shall be subject and conditioned upon the receipt of requisite approvals or the expiration of the applicable waiting period under HSR.

(b)           Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraining o trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Purchaser and Seller shall provide information required by law or governmental regulation and shall use commercially reasonably efforts to substantially comply as promptly as practicable with any “second request” for information pursuant to the Antitrust Laws; (ii) Purchaser and Seller shall use their commercially reasonably efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by this Agreement under Antitrust Laws; provided, however, that (A) neither Purchaser nor Seller shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (B) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its affiliates or the Transferred Assets, or (2) the imposition of any limitation or regulation on the ability of Purchaser or any of its affiliates to freely conduct their business or own such assets.

Section 4.16         Public Announcement.  Except as required by law, neither party (nor any director, officer, employee or affiliate of either party) shall make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of the other.

Section 4.17         Bulk Sales Laws.  Seller shall comply, in connection with transactions contemplated by this Agreement, with any applicable bulk sales laws and any other applicable bulk sales laws with respect to or requiring notice to Seller’s creditors, in effect as of the Technology Closing Date with respect to the Technology Assets and the Manufacturing Closing Date with respect to the Manufacturing Assets.

Section 4.18         Transfer Taxes. All sales or use, transfer, real property gains, excise, stamp, business and occupation, or other similar Taxes, resulting or arising out of or in connection with the consummation of the transactions contemplated hereby (“Transfer Taxes”) and imposed on Seller shall be paid by Seller and Seller shall promptly discharge such Transfer Taxes when due.  All Transfer Taxes imposed on Purchaser other than Transfer Taxes resulting from Seller’s breach of this Section 4.19 shall be paid by Purchaser.

Section 4.19         Termination of Certain Contracts.  At or prior to the Technology Closing Date, Seller shall deliver to each party to those Contracts identified on Schedule 2.9(c) a notice of termination, which termination shall be effective as of the date set forth opposite each such Contract on Schedule 2.9(c).  Notwithstanding the foregoing, Seller shall give any such notice of termination following the Technology Closing Date within two (2) business days of receipt of a written request of Purchaser to earlier deliver such notice of termination.  Seller acknowledges that Seller’s failure to comply with the provisions of this Section 4.20 shall be a material breach of this Agreement for purposes of Section 5.2(b) hereof.

Section 4.20         Preparation of Proxy Statement; Stockholder Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, Seller shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement relating to the approval of the transactions contemplated by this Agreement by Seller’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and Seller shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as reasonably practicable following the date of this Agreement.  Seller shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC and its staff, on the other hand.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall (i) provide Purchaser the reasonable opportunity to review and comment on such document or response prior to any filing of such document or response to any comments of the SEC and consider in good faith Purchaser’s comments, (ii) include in such document or response all comments reasonably proposed by Purchaser with respect to any statement or information specifically relating to the Purchaser.

(b)           Seller shall, as promptly as reasonably practicable following the date of this Agreement (taking into consideration regulatory review processes and timing therefore), establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock, par value $0.001 per share, in favor of approval of the transactions contemplated by this Agreement (the “Stockholder Approval”).  Seller shall cause the Stockholders Meeting to be held as promptly as reasonably practicable after the date of this Agreement.  Except as set forth in Section 4.6(b), Seller shall, through its board of directors, recommend to its stockholders that they approve this Agreement and the transactions contemplated hereby, and shall include such recommendation in the Proxy Statement (“Seller Board Recommendation”).

(c)           Except as set forth in this Section 4.20(c), the Board of Directors of Seller shall not (i) withdraw or modify in a manner adverse to Purchaser, or publicly propose to withdraw or modify in a manner adverse to Purchaser, the Seller Board Recommendation; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Asset Acquisition Proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Asset Acquisition Proposal.  Notwithstanding the foregoing, if, prior to receipt of the Stockholder Approval, the Board of Directors of Seller determines in good faith that an unsolicited bona fide written Alternative Proposal received by Seller constitutes a Superior Proposal (after compliance with the notification and negotiation provisions set forth herein), the Board of Directors of Seller may withdraw, modify or qualify its Seller Board Recommendation (a “Change in Seller Board Recommendation”) and may recommend such Superior Proposal.

ARTICLE V.

CONDITIONS TO CLOSING

Section 5.1            Conditions to Obligations of Each Party.  The respective obligations of each of Purchaser and Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction of the following conditions:

(a)           All applicable waiting periods (and any extensions thereof) under HSR shall have expired or otherwise been terminated;

(b)           No law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental entity shall be in effect, in each case which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; and

(c)           The Stockholder Approval shall have been obtained.

Section 5.2            Conditions to the Obligations of the Purchaser.  The obligation of Purchaser to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions:

(a)           (i) The representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.3 and 2.4 shall be true and correct in all respects at and as of the Technology Closing Date as if first made on the Technology Closing Date, and (ii) the other representations and warranties of Seller set forth in Article II shall be true and correct in all material respects (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Technology Closing Date, as though first made on and as of the Technology Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

(b)           Seller shall have (i) performed and complied with its agreements and covenants under Section 4.3 (Financial Statements), including, for avoidance of doubt, delivery of the Audited Financial Statements pursuant to Section 4.3(c) hereof and (ii) performed and complied in all material respects with all of its other agreements and covenants required to be performed or complied with under this Agreement as of the Technology Closing;

(c)           There shall not have occurred, from the date of this Agreement through the Technology Closing Date, any Business Material Adverse Effect or any event or development which, individually or in the aggregate, would have a Business Material Adverse Effect;

(d)           No action suit, proceeding claim, arbitration or investigation before any governmental entity or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would: (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(e)           Seller shall have delivered to Purchaser a certificate executed by an authorized officer of the Seller to the effect that each of the conditions specified in clauses (a), (b), (c) and (d) of this Section 5.2 has been satisfied as of immediately prior to the Technology Closing in all respects;

(f)            Seller shall have given such notices and obtained in writing and at its own expense all consents and waivers referred to on Schedule 5.2(f) hereto, and Seller shall have delivered to Purchaser copies of each such fully executed notice, consent and/or waiver;

(g)           Seller shall have delivered to Purchaser a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit A (the “Bill of Sale — Technology Assets”) dated as of the Technology Closing Date and duly executed by an authorized officer of Seller;

(h)           Seller shall have delivered to Purchaser (i) an assignment of intellectual property in the form attached hereto as Exhibit B (the “IP Assignment Agreement — Patents”) and (ii) an assignment of intellectual property in the form attached hereto as Exhibit C (the “IP Assignment Agreement — Trademarks”), in each case dated as of the Technology Closing Date and duly executed by an authorized officer of Seller;

(i)            Seller shall have delivered to Purchaser a manufacturing and supply agreement in the form attached hereto as Exhibit D (the “Manufacturing Agreement”) dated as of the Technology Closing Date and duly executed by an authorized officer of Seller;

(j)            Seller shall have delivered to Purchaser a license agreement in the form attached hereto as Exhibit E (the “License Agreement”) dated as of the Technology Closing Date and duly executed by an authorized officer of Seller;

(k)           McKenna Long & Aldridge LLP, counsel to Seller, shall have delivered to Purchaser an opinion in the form attached hereto as Exhibit F, dated as of the Technology Closing Date;

(l)            All Liens other than Permitted Liens to which any of the Technology Assets are subject or by which any of the Technology Assets are bound shall have been removed and Seller shall have delivered to Purchaser evidence of the removal of such Liens that is reasonably acceptable to Purchaser;

(m)          Seller shall have delivered to Purchaser a secretary’s certificate in the form attached hereto as Exhibit G, dated as of the Technology Closing Date and duly executed by the Secretary or Assistant Secretary of Seller; and

(n)           Seller shall have obtained from the Secretary of State of the State of Delaware, and delivered to Purchaser, a certificate of good standing of Seller.

Section 5.3            Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a)           (i) The representations and warranties of Purchaser set forth in Sections 3.1, 3.2 and 3.3 shall be true and correct in all respects at and as of the Technology Closing Date as if first made on the Technology Closing Date, and (ii) the other representations and warranties of Purchaser set forth in Article III shall be true and correct in all material respects (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date hereof and on and as of the Technology Closing Date, as if first made at and as of the Technology Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

(b)           Purchaser shall have performed and complied in all material respects with all of its agreement and covenants required to be performed or complied with under this Agreement as of the Technology Closing;

(c)           No action, suit, proceeding claim, arbitration or investigation before any governmental entity or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would: (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           Purchaser shall have delivered to Seller a certificate executed by an authorized officer of the Seller to the effect that each of the conditions specified in clauses (a), (b) and (c) of this Section 5.3 has been satisfied as of immediately prior to the Technology Closing in all respects;

(e)           Purchaser shall have delivered to Seller the Bill of Sale — Technology Assets dated as of the Technology Closing Date and duly executed by an authorized officer of Purchaser;

(f)            Purchaser shall have delivered to Seller the Manufacturing Agreement dated as of the Technology Closing Date and duly executed by an authorized officer of Purchaser;

(g)           Purchaser shall have delivered to Seller the License Agreement dated as of the Technology Closing Date and duly executed by an authorized officer of Purchaser;

(h)           DLA Piper US LLP, counsel to Purchaser, shall have delivered to Purchaser an opinion in the form attached hereto as Exhibit H, dated as of the Technology Closing Date;

(i)            Purchaser shall have delivered to Seller a secretary’s certificate in the form attached hereto as Exhibit I, dated as of the Technology Closing Date and duly executed by the Secretary or Assistant Secretary of Purchaser; and

(j)            Purchaser shall have obtained from the Secretary of State of the State of Delaware, and delivered to Seller, a certificate of good standing of Purchaser.

ARTICLE VI.

CONDITIONS TO THIRD MILESTONE PAYMENT

Section 6.1            Conditions to Third Milestone Payment.  Purchaser’s obligation to make the Third Milestone Payment on the Manufacturing Closing Date shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions:

(a)           (i) The representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.3 and 2.4 shall be true and correct in all respects with respect to Seller and the Manufacturing Assets, as applicable, at and as of the Manufacturing Closing Date as if first made on the Manufacturing Closing Date, and (ii) the other representations and warranties of Seller set forth in Article II shall be true and correct in all material respects with respect to Seller and the Manufacturing Assets, as applicable, at and as of the Manufacturing Closing Date, as if first made at and as of such time;

(b)           Seller shall have performed and complied in all material respects with all of its agreements and covenants required to be performed or complied with under this Agreement with respect to the Manufacturing Assets as of the Manufacturing Closing Date;

(c)           There shall not have occurred, from the date of this Agreement through the Manufacturing Closing Date, any event, circumstance, development with respect to, change in or effect on the Manufacturing Assets that is, or could reasonably be expected to be, materially adverse to such Manufacturing Assets, taken as a whole;

(d)           No action, suit, proceeding, claim, arbitration or investigation before any governmental entity or before any arbitrator shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would: (i) prevent the transfer of the Manufacturing Assets as contemplated hereby or (ii) cause the transfer of the Manufacturing Assets as contemplated hereunder to be rescinded following consummation;

(e)           None of the Work in Process shall be held under a consignment or similar arrangement or be in transit.  The Work in Process shall have been manufactured in accordance with then current Good Tissue Practices, as set forth by the FDA, and all applicable laws, rules, regulations, ordinances, standards and guidelines, including, without limitation, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq., and the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Part 1271, Human Cells, Tissues, and Cellular and Tissue Based Products.

(f)            Seller shall have delivered to Purchaser a certificate executed by an authorized officer of the Seller to the effect that each of the conditions specified in clauses (a), (b), (c), (d) and (e) of this Section 6.1 has been satisfied as of the Manufacturing Closing Date in all respects;

(g)           Seller shall have delivered to Purchaser a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit J (the “Bill of Sale — Manufacturing Assets”) dated as of the Manufacturing Closing Date and duly executed by an authorized officer of Seller;

(h)           All Liens other than Permitted Liens to which any of the Manufacturing Assets are subject or by which any of the Manufacturing Assets are bound shall have been removed and Seller shall have delivered to Purchaser evidence of the removal of such Liens that is reasonably acceptable to Purchaser; and

(i)            Seller shall have obtained from the Secretary of State of the State of Delaware, and delivered to Purchaser, a certificate of good standing of Seller.

ARTICLE VII.

TERMINATION

Section 7.1            Termination of Agreement.  This Agreement may be terminated at any time prior to the Technology Closing:

(a)           By mutual written consent of Purchaser and Seller;

(b)           By Purchaser or Seller if, without the fault of the terminating party, the Technology Closing shall not have occurred on of before September 8, 2008 (the “End Date”); provided that, if by the End Date the condition set forth in Section 5.1(a) shall not have been satisfied but all other conditions shall be or are capable of being satisfied, the End Date may be extended by either Purchaser or Seller, in its discretion, by three (3) months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended);

(c)           By Purchaser, if Seller shall be in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is not cured by Seller within ten (10) calendar days following receipt of written notice of such breach or failure to perform from Purchaser, provided that Purchaser is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement at the time such notice is delivered;

(d)           By Seller, if Purchaser shall be in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is not cured by Purchaser within ten (10) calendar days following receipt of written notice of such breach or failure to perform from Seller, provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement at the time such notice is delivered;

(e)           By Purchaser or Seller if any governmental entity shall have entered a final, non-appealable order or injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that such right of termination shall not be available to any party if such party shall have failed to take reasonable efforts to prevent or contest the imposition of such order or injunction;

(f)            By Purchaser or Seller if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Seller where the failure to obtain the Stockholder Approval shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a breach by Seller of this Agreement; or

(g)           By Purchaser if there shall have been a Change in Seller Board Recommendation.

Section 7.2            Procedures and Effect of Termination.  In the event of termination of this Agreement by Purchaser or Seller pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any liability of any party to the other party, except for any liability of a party for breaches of this Agreement prior to such termination.  This Section 7.2, Section 4.5 (Confidentiality), Section 7.3 and Article IX shall survive any termination of this Agreement.

Section 7.3            Reimbursement of Expenses.  Seller agrees that, if Purchaser or Seller terminates this Agreement (i) pursuant to Section 7.1(b) hereto and, at the time of such termination, the Stockholder Approval shall not have been obtained or (ii) pursuant to Section 7.1(f), then Seller shall pay to Purchaser promptly (but in any even no later than two business days after such termination) an amount of Three Hundred Fifty Thousand Dollars ($350,000.00) as reimbursement for Purchaser’s costs and expenses associated with the negotiation, implementation and performance of this Agreement prior to such termination.  Seller further agrees that, (i) if Purchaser or Seller terminates this Agreement pursuant to Section 7.1(f) hereto and at the time of such termination the Stockholder Meeting shall have been held, the Stockholder Approval shall not have been obtained and, prior to the Stockholder Meeting, there shall have been a Change in Seller Board Recommendation or (ii) Purchaser terminates this Agreement pursuant to Section 7.1(g), then Seller shall pay to Purchaser promptly (but in any event no later than two business days after such termination) an amount of Two Million Dollars ($2,000,000).  All amounts payable by Seller to Purchaser pursuant to this Section 7.3 shall be paid in a wire transfer of United States dollars in immediately available funds to an account designated by Purchaser to Seller in writing.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1            Indemnification by Seller.  Seller hereby agrees to indemnify, defend and save harmless Purchaser and its directors, officers, employees, affiliates, agents, advisors, representatives, stockholders and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of, or related to, the following (each, a “Purchaser Claim”):

(a)           any misrepresentation or breach of warranty made by the Seller in any Transaction Document or in any document, certificate or other instrument required to be delivered by the Seller under any Transaction Document;

(b)           any breach or non fulfillment by the Seller when required to be performed of any covenant or agreement made or to be performed by the Seller in any Transaction Document or in any agreement or instrument entered in connection with any Transaction Document;

(c)           any fraud or intentional misrepresentation with respect to, or intentional breach of, any Transaction Document by the Seller; and

(d)           the Retained Liabilities.

Except as set forth in Section 8.6 with respect to third party Actions, in the event of any Purchaser Claim, Purchaser shall notify Seller and such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such Purchaser Claim (a “Purchaser Notice of Claim”).  A delay on the part of a Purchaser Indemnified Party in giving Seller a Purchaser Notice of Claim shall relieve Seller from its obligations under this Section 8.1 only to the extent that Seller is materially prejudiced thereby.  A Purchaser Notice of Claim may be delivered at any time during the applicable survival period for such claim as set forth in Section 8.3 of this Agreement.

Section 8.2            Indemnification by Purchaser.  Purchaser hereby agrees to indemnify, defend and save harmless Seller and its directors, officers, employees, affiliates, agents, advisors, representatives, stockholders and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses incurred or suffered by any Seller Indemnified Party arising out of, or related to, the following (each, a “Seller Claim”):

(a)           any misrepresentation or breach of warranty made by the Purchaser in any Transaction Document or in any document, certificate or other instrument required to be delivered by the Purchaser under any Transaction Document;

(b)           any breach or non fulfillment of any covenant or agreement made or to be performed by the Purchaser in any Transaction Document or in any agreement or instrument entered in connection with any Transaction Document;

(c)           any fraud or intentional misrepresentation with respect to, or intentional breach of, any Transaction Document by Purchaser; and

(d)           the Assumed Liabilities.

Except as set forth in Section 8.6 with respect to third party Actions, in the event of any Seller Claim, Seller shall notify Purchaser and such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such Seller Claim (a “Seller Notice of Claim”).  A delay on the part of a Seller Indemnified Party in giving Purchaser a Seller Notice of Claim shall relieve Purchaser from its obligations under this Section 8.2 only to the extent that Purchaser is materially prejudiced thereby.  A Seller Notice of Claim may be delivered at any time during the applicable survival period for such claim as set forth in Section 8.3 of this Agreement.

Section 8.3            Survival.  If the Technology Closing occurs, all representations and warranties of Purchaser and Seller contained herein or in any other Transaction Document or document, certificate or other instrument required to be delivered hereunder or thereunder in connection with the transactions contemplated hereby shall survive the Technology Closing and shall continue until eighteen months (18) months after the Manufacturing Closing, provided that the representations and warranties set forth in Section 2.6 (Taxes), Section 2.9(c) (Disposition of Certain Contracts), Section 2.15 (Intellectual Property), Section 2.18 (Authorizations; Regulatory Compliance), Section 2.20 (Environmental), Section 2.22 (Brokers), shall survive until sixty (60) days after the expiration of the applicable statutes of limitations (including any extensions or waivers thereof) (the “Specified Representations”); provided, further, that the representations and warranties on which any Claims for indemnification are based shall continue in effect until final resolution of such claims and such expiration thereof shall not effect the right of any Indemnified Party to seek indemnification for Losses pursuant to Article 8 hereof.

Section 8.4            Limitations.  Notwithstanding anything contained in this Agreement to the contrary:

(a)           Neither party shall be liable or be obligated to make any payment in respect of Losses suffered by an Indemnified Party under Section 8.1(a) (other than the representations and warranties set forth in Section 2.4 hereof), 8.1(b), 8.2(a) or 8.2(b) hereof (as the case may be) until the aggregate of all Losses suffered by such Indemnified Party under this Article VIII exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”); after which such other party shall be entitled to recover all such Losses (subject to the General Cap Amount); provided that in no event shall the aggregate indemnity amount payable by any indemnifying party pursuant to Section 8.1(a), 8.1(b) or 8.2(a) hereof (other than with respect to any Specified Representations) exceed Fifteen Million Dollars ($15,000,000) (the “General Cap Amount”).

(b)           Neither party shall be liable or be obligated to make any payment in respect of Losses suffered by an Indemnified Party under (i) Section 8.1(a) with respect to any Specified Representation (other than the representations set forth in Section 2.9(c) hereof), or (ii) Section 8.2(b) (the “Special Cap Liabilities”) until the aggregate of all Losses suffered by such Indemnified Party under this Article VIII exceeds the Basket Amount, after which such other party shall be entitled to recover all such Losses (subject to the Special Cap Amount), provided that in no event shall the aggregate indemnity amount payable by any indemnifying party with respect to the Special Cap Liabilities and liability under Section 8.1(a) with respect to the representations set forth in Section 2.9(c) hereof, when taken together with all Losses paid or payable to an Indemnified Party pursuant to Section 8.4(a) above, exceed Twenty Million Dollars ($20,000,000) plus any Applicable Milestone Payments that become payable (prior to Purchaser’s Rights of Set-Off) pursuant to Section 1.5 hereof; provided, however, that in no event shall the aggregate indemnity amount for Losses payable by any Indemnifying Party under this Section 8.4(b), when taken together with all Losses paid or payable by an Indemnifying Party pursuant to Section 8.4(a), exceed Thirty Five Million Dollars ($35,000,000) (the “Special Cap Amount”).

(c)           Each party’s liability and obligation to make any payment in respect of Losses suffered by an Indemnified Party under (i) Sections 8.1(c) and 8.1(d) or (ii) Sections 8.2(c) and 8.2(d) shall be unlimited.

(d)           The amount of any Losses indemnifiable by either party pursuant to this Article VIII shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnified Party or its successors or assigns in respect of such Losses provided, however, that no Indemnified Party shall have any obligation to pursue such insurance proceeds or recovery from third persons.  If any such proceeds or recoveries are received by an Indemnified Party (or any of its affiliates) with respect to any Claims after a party hereto has made a payment to the Indemnified Party with respect to such Claim, the Indemnified Party (or such affiliate) shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Claim).

(e)           No Indemnified Party shall be entitled to recover under this Article VIII an amount in respect of Losses, or otherwise obtain reimbursement or restitution from any party to this Agreement, more than once in respect of the same Loss.

Section 8.5            Resolution of Notice of Claim.  Each Purchaser Notice of Claim and Seller Notice of Claim (each, a “Notice of Claim”) delivered hereunder shall be resolved as follows:

(a)           If, within thirty (30) days after a Notice of Claim is received by the indemnifying party, the indemnifying party does not contest such Notice of Claim in writing to the Indemnified Party, the indemnifying party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses (subject to the limits contained in this Article VIII) specified in the Notice of Claim in accordance with this Article VIII, and the indemnifying party shall be obligated to pay to the Indemnified Party the total amount of Losses set forth in the Notice of Claim within fifteen (15) days following such thirty (30) day period.

(b)           Following the delivery of a Notice of Claim to an indemnifying party, the indemnifying party shall be given such access as they may reasonably require during the Indemnified Party’s normal business hours (or such other times as the parties may agree) to those books and records of the Indemnified Party relating to the Claim in the possession of, and/or under the control of, the Indemnified Party, and access to such personnel or representatives of the Indemnified Party as they may reasonably require for the purposes of determining whether to contest all or any portion of a Notice of Claim.

(c)           If the indemnifying party gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) day period specified in Section 8.5(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnified Party and the indemnifying party or (ii) in the absence of such a written settlement agreement within fifteen (15) days following receipt by the Indemnified Party of the written notice from the indemnifying party, by binding arbitration between the Indemnified Party and indemnifying party in accordance with the terms and provisions of Section 9.1 below.  The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and the Indemnified Party shall be entitled to act in accordance with and in reliance on such decision, and the indemnifying party shall be obligated to pay to the Indemnified Party the total amount of Losses as determined by the arbitrator within fifteen (15) days following such decision.

(d)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Seller and Purchaser shall instruct the arbitrators to determine and set forth in judgment of the arbitrators the non-prevailing party to an arbitration and such non-prevailing party shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.  The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

(e)           Any amounts owed to any Purchaser Indemnified Party following the resolution of a Purchaser Claim, as determined by this Section 8.5, shall be satisfied, at the sole discretion of Purchaser, by payment of Seller to Purchaser, from any earned but unpaid portion of the Maximum Milestone Amount.

Section 8.6            Third Party Actions.  In the event any Action is instituted against an Indemnified Party, which involves a Claim for which indemnification may be sought, the Indemnified Party will, promptly after receipt of notice of any such Action, notify the indemnifying party of the commencement thereof.  The failure to so notify the indemnifying party of the commencement of any such Action will relieve the indemnifying party from liability in connection therewith only to the extent that such failure materially and adversely affects the ability of the indemnifying party to defend the interests of the indemnifying party in such Action.  Except as set forth on Schedule 8.6 hereto, the Indemnified Party shall have the right to control the defense or settlement of such Action; provided that the indemnifying party and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action, but only to the extent that such participation does no affect any privilege relating to the Indemnified Party.  Any settlement by the Indemnified Party of any such Action with third party claimants, or any judgment by any governmental entity with respect to such Action with third party claimants, shall be determinative of the amount of Losses relating to such matter for purposes of this Article VIII.

Section 8.7            Exclusive Remedy.  If the Technology Closing occurs, except for the rights of Purchaser set forth in Section 9.1(b) hereto, following the Technology Closing the right of the parties hereto to demand and receive indemnification pursuant to this Article VIII shall be the sole and exclusive remedy exercisable by a party with respect to this Agreement or the transactions contemplated hereby except for the right to seek specific performance of any of the agreements contained herein, and except in the case of fraud or intentional misrepresentation.

Section 8.8            Reliance.  No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

Section 8.9            Tax Treatment of Indemnity Payments.  Any payment pursuant to this Article VIII shall be considered an adjustment to the initial Purchase Price for Tax purposes, to the maximum extent permitted by law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1            Disputes.

(a)           Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Agreement, any other Transaction Document, any transaction hereunder or thereunder or breach hereof or thereof shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) then in effect by one (1) arbiter appointed with the consent of both Seller and Purchaser (and in the event such consent cannot be obtained within thirty (30) days following the request by Seller or Purchaser for the consent of the other, in accordance with the Rules).  The arbiter’s award shall be final and binding, and, in all instances, be subject to the limitations set forth in Article VIII hereof.  Judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.  The arbitration shall take place in the Cook County in the State of Illinois, or such other place as the parties may agree.  The arbiter’s award shall be in writing and shall include (i) a provision that the prevailing party in the arbitration shall recover its costs of the arbitration and reasonable attorneys’ fees from the other party, and (ii) the amount of such costs and fees.

(b)           Notwithstanding subsection (a), (i) either party may, if it believes that it requires or is entitled to injunctive relief, file a civil action in any court having jurisdiction seeking injunctive relief, (ii) Purchaser shall be entitled to specific performance to remedy any breach by Seller of its representations and warranties contained in Section 2.4 (Title and Sufficiency of Transferred Assets) and the covenants contained in Section 4.1 (Further Assurances) and shall be entitled to file a civil action in any court having jurisdiction seeking such relief and (iii) Purchaser shall be entitled to specific performance and shall be entitled to file a civil action in any court having jurisdiction seeking such relief if Seller is in breach of its obligations under Section 4.6 (No Other Bids) hereof or if following the termination of the Manufacturing Agreement, Purchaser has requested that the Manufacturing Closing take place and the

Manufacturing Assets be transferred to Purchaser in accordance with the terms of this Agreement and Seller has not, within ten (10) business days following such request, delivered and transferred the Manufacturing Assets to Purchaser.  Any claim to or demand for monetary damages shall, however, be governed exclusively by the provisions for arbitration set forth in subsection (a).

Section 9.2            Merger Clause.  This Agreement, the other Transaction Documents and the agreements, documents and instruments to be executed and delivered in connection herewith and therewith contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all other prior or contemporaneous oral communications (including, for avoidance of doubt, communications in connection with the preparation of this Agreement and the other Transaction Documents) and agreements, and all prior written communications (including, for avoidance of doubt, written drafts of this Agreement and the other Transaction Documents) and agreements, with respect to the subject matter hereof are merged herein and superseded.  For the avoidance of doubt, it is the parties’ intent that no term contained in or omitted from any prior written draft of this Agreement or the other Transaction Documents be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties hereto.

Section 9.3            Amendments.  No amendment to, or any waiver with respect to any provision of, this Agreement shall be effective unless in writing and executed, in the case of an amendment by each party to this Agreement or, in the case of a waiver by each party against whom the waiver is to be effective.  No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of either party to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by the other party to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.4            Notices.  All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Agreement, if written confirmation of receipt thereof is obtained, (ii) on the date of delivery shown on the return receipt (or, if none shown, three (3) days after deposit in the mail) if placed in the United States mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit in the mail, if delivered, prepaid, to an overnight courier.  All such communications shall be addressed as follows:

(a)           if to Seller:

Osiris Therapeutics, Inc.

7015 Albert Einstein Avenue

Columbia, Maryland 21046

Attention:  Chief Executive Officer

Facsimile: (443) 283-4259

with a required copy to:

McKenna Long & Aldridge LLP

303 Peachtree St., NE, Suite 5300

Atlanta, Georgia 30308

Attention:  Michael Cochran, Esq.

Facsimile: (404) 527-4198

(b)           if to Purchaser:

NuVasive, Inc.

7473 Lusk Boulevard

San Diego, California 92121

Attention:  General Counsel

Facsimile: (858) 909-2479

with a required copy (which shall not constitute notice) to:

DLA Piper US LLP

4365 Executive Drive, Suite 1100

San Diego, California 92122

Attention:  Michael Kagnoff

Facsimile: (858) 456-3075

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

Section 9.5            Captions.  The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

Section 9.6            Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state, without regard to its rules regarding conflicts of law provisions.

Section 9.7            Schedules and Exhibits.  All the schedules and exhibits referenced in and attached to this Agreement are incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as if enforceable.

Section 9.8            Severability.  The invalidity, unenforceability or illegality of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity, enforceability or legality of the remaining portions of this Agreement or any part thereof (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each party’s rights and privileges shall be enforceable to the fullest extent permitted by applicable law, and any such invalidity, unenforceability or illegality in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

Section 9.9            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.  The parties need not sign the same counterpart.

Section 9.10         Fees and Expenses.  Except as expressly set forth herein, Seller on the one hand, and Purchaser, on the other hand, shall each bear their own expenses in connection with the negotiation and preparation of this Agreement, all agreements, documents, and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel, accountants, and consultants.

Section 9.11         Benefits and Binding Effect.  No party may assign or transfer any of their respective rights, benefits or obligations under this Agreement without the consent in writing of the other party hereto; provided, however, that any party may assign its rights, benefits and obligations hereunder in whole or in part to any successor or successors to (i) in the case of Purchaser, all or part of the Transferred Assets or its business in the event of a reorganization, merger or consolidation, sale or other transfer of a substantial portion of its assets or (ii) in the case of Seller, all of its business in the event of a reorganization, merger or consolidation (each of the events in (i) and (ii), a “Corporate Event”); provided that any acquiror or successor of Purchaser or Seller, as applicable, in connection with a Corporate Event shall, in the consenting parties reasonable discretion, be at least as creditworthy as the assigning party; provided further, however, that Seller may not assign or transfer any of its rights, benefits or obligations under this Agreement in connection with a Corporate Event prior to the Manufacturing Closing Date to any person identified on Schedule 9.11. Notwithstanding the foregoing, no assignment shall relieve the assigning party of responsibility for the performance of its obligations hereunder.

Section 9.12         No Third Party Beneficiary.  The parties hereto do not intend to create any third party beneficiary rights or remedies with respect to any person, including without limitation any employees or former employees of Seller or other person or entity who is providing, or has provided services to Seller as a result of the provisions in this Agreement, and specifically hereby negate any such intention or construction.

Section 9.13         Definitions; Interpretation.  For purposes of this Agreement, (a) the terms defined in this Agreement and in this Section 9.13 shall have the meanings assigned to them in this Agreement and this Section 9.13 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, (c) all references in this Agreement to designated “Section” or other subdivisions are to be designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neutral shall include, as appropriate, the other pronoun forms, and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.   Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

                As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions will apply:

“Action” means any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other governmental entity.

“Additional Product Delivery Payment” means the product of (i) (A) the Excess Delivery Amount divided by (B) 58,300, rounded down to the nearest whole number multiplied by (ii) Two Million, Five Hundred Thousand Dollars ($2,500,000); provided, however, that in no event shall the Additional Product Delivery Payment exceed Seven Million, Five Hundred Thousand Dollars ($7,500,000).

“Allowable Work in Process” means the maximum total amount of Work in Process and Finished Inventory existing on the Manufacturing Closing Date which is reasonably necessary to support the sales forecasts provided by Purchaser to Seller.

“Asset Acquisition Proposal” means any proposal, inquiry or offer from any person (other than Purchaser) concerning the acquisition or license of all or any portion of the Transferred Assets.

“Business Intellectual Property” means any and all intellectual property and other intangible rights and property used in, held for use in, intended for use in, related to or necessary for the operation of the Business as presently conducted, including any or all of the following, and all rights in, arising out of, or associated therewith, including, but not limited to, all such rights used in the operation of the Business: (i) any and all Patent Rights; (ii) all inventions (whether patentable or not), invention disclosures, discoveries, improvements, trade secrets, proprietary information, technology, technical information, data (including data from scientific and clinical and pre-clinical studies and other research), customer, physician and supplier lists, procedures, processes, specifications, methods, techniques, ideas, results, marketing studies, plans and proposals, market research and all other information and know-how, whether or not patentable or protected as a trade secret, and all documentation relating to any of the foregoing; (iii) all trademarks, service marks, trade names, domain names, and registrations and applications relating to any of the foregoing, all logos, designs, brand names, trade dress and slogans, and all other rights corresponding thereto throughout the world (“Trademark Rights”); (iv) all copyrights, copyrights registrations and applications therefor, works of authorship and derivative works (including advertising, marketing and promotional materials, artwork, labels and other works of authorship) mask works, moral rights, and all other rights corresponding thereto throughout the world; (“Copyright Rights”) (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all software, including but not limited to source code, object, executable or binary code, templates, manuals and other items and documentation related thereto or associated therewith; (vii) all databases and data collections and all rights therein throughout the world; (viii) all Actions and rights to sue at law or in equity for any, present or future infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing.

“Business Material Adverse Effect” means any event, circumstance, development with respect to, change in or effect on the Business or the Transferred Assets that is, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business, taken as whole; provided, however, that any event, circumstance, development, change or effect arising out of or relating to the following shall not be taken into account in determining whether a Business Material Adverse Effect shall have occurred: (i) changes in general economic conditions which do not have a disproportionate impact on the Business, (ii) changes affecting generally the industry in which the Seller conducts the Business which do not have a disproportionate impact on the Business, (iii) the public announcement by Purchaser and Seller of the execution of this Agreement, (iv) any action taken or omitted to be taken by Seller pursuant to the express terms of this Agreement, (v) any change resulting solely from an action taken by Purchaser or its affiliates without the prior written consent of Seller, and (vi) any action taken at, and in accordance with, the written request of Purchaser.

“Claims” means, as the context dictates, any Purchaser Claim or Seller Claim.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Excess Delivery Amount” means the positive number, if any, by which the total number of cubic centimeters of Product that Seller shall have delivered to Purchaser prior to the Manufacturing Closing in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, exceeds the Second Delivery Threshold.

“Finished Inventory” means all finished goods inventory of Product.

“GAAP” means United States generally accepted accounting principals and practices in effect from time to time applied consistently throughout the periods involved.

“Indemnified Party” means, as the context dictates, any Purchaser Indemnified Party or Seller Indemnified Party.

“Knowledge” means, with respect to Seller, the actual knowledge of the individuals listed on Schedule 9.14 hereto or the knowledge that any such individual could obtain by reasonable inquiry.

“Losses” shall mean the amount of any loss, claim, Tax, demand, loss, deficiency, damage, liability, judgment, fine, penalty, fee, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) incurred, paid, accrued or sustained by the Purchaser Indemnified Parties, including, without limitation, any costs of defending any Actions or enforcing the Purchaser Indemnified Party’s rights under this Agreement.  In determining the amount of any Loss (but, for avoidance of doubt, not in determining whether a breach of representation, warranty or covenant exists), any qualifications in the representations, warranties and covenants with respect to a Business Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant of the Seller set forth in the Transaction Documents, and the exhibits, schedules or certificates delivered in connection therewith.

“Net Sales” means (i) the gross amount invoiced by Purchaser and its affiliates for Product sold in bona fide arms-length transactions to any non-affiliated third party customer or distributor and (ii) the gross royalties and license fees payable to Purchaser by licensees, sublicensees and distributors for Product sold in bona fide, arms-length transactions, in each case, less the following offsets and deductions: (a) quantity and/or cash discounts from the gross invoice price which are actually allowed and taken; (b) freight, postage and insurance included in the invoice price; (c) amounts repaid or credited by reasons of rejections or return of goods or because of retroactive price reductions specifically identifiable to such Product; (d) amounts payable resulting from government (or agency thereof) mandated rebate programs; (e) third party rebates or charge-backs to the extent actually allowed; and (f) invoiced customs duties and sales Taxes (excluding income, value-added and similar Taxes), if any, all as determined in accordance with GAAP.  Where there is an initial disposal by Purchaser or any of its affiliates to Purchaser or any of its affiliates, as applicable, and a subsequent sale to a person or entity other than the Purchaser or its affiliates, the “Net Sales” shall be calculated by reference to the invoiced ex-work pertaining to the first sale or other disposal to a person or entity other than Purchaser or its affiliates.

“Patent Rights” means any and all (A) patents, (B) patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (C) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (D) any other form of government-issued right substantially equivalent to any of the foregoing used in, necessary for or related to the Business.

“Purchaser Common Stock Value” means the average closing sales price of one share of Purchaser Common Stock on the principal exchange on which the Purchaser Common Stock is traded over the ten-day trading period ending on the second trading day preceding the date of issuance of such Purchaser Common Stock to the Seller.

“Superior Proposal” shall mean an unsolicited bona fide Asset Acquisition Proposal by a third party to enter into a sale, lease, exchange transfer, license, acquisition or disposition of all of the Business and the Transferred Assets in a single transaction or a series of related transactions that (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Board of Directors of Seller determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with its outside legal counsel and regionally-recognized financial advisor: (x) is more favorable, from a financial point of view, to Seller’s stockholders than the terms of this Agreement (taking into account any offer by the Purchaser to amend the terms of this Agreement,); and (y) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof); provided, however, that any such Asset Acquisition Proposal shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Asset Acquisition Proposal is not firmly committed and reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Taxes” means (A) any and all foreign, and U.S. federal, state, local or other Taxes of any kind (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) imposed by any governmental entity, including Taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and Taxes in the nature of excise, withholding, ad valorem or value added; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or a transferor or otherwise by operation of law.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Technology Assets” means all Transferred Assets other than the Manufacturing Assets.

“WIP Value” shall mean the positive or negative number equal to (i) with respect to Allowable Work in Process held by Seller as of the Manufacturing Closing Date that but for receipt of the documentation necessary for the Allowable Work in Process to constitute Finished Product, the product of (x) the aggregate cubic centimeters of such Allowable Work in Process, times (y) the then current Product Fee under the Manufacturing Agreement times (z) 0.7 minus (ii) the product of 17,500 times then current Product Fee under the Manufacturing Agreement.

Index of Other Defined Terms:

Defined Terms	Section Reference
510(k)	Section 2.18(d)
Affirmative Response Notice	Section 4.12(b)
Agreement	Preamble
Antitrust Laws	Section 4.15(b)
Applicable Milestone Payment	Section 1.5(a)
Assumed Contracts	Section 1.1(a)(x)
Assumed Liabilities	Section 1.2(a)
Audited Financial Statements	Section 4.3(c)
Balance Sheet	Section 2.7
Balance Sheet Date	Section 2.7
Basket Amount	Section 8.4(a)
Bill of Sale — Manufacturing Assets	Section 6.1(g)
Bill of Sale — Technology Assets	Section 5.2(g)
Business	Recital A
Change in Seller Board Recommendation	Section 4.20(c)
COBRA	Section 2.14
Competitive Business	Section 4.9(a)
Confidential Information	Section 4.5
Contested Claim	Section 8.5(c)
Corporate Event	Section 9.11
DGCL	Section 4.6(a)
End Date	Section 7.1(b)
ERISA	Section 2.13(a)
Excluded Assets	Section 1.1(b)
FDA	Section 2.18

Fifth Milestone Payment	Section 1.5(a)(v)
Financial Information	Section 2.7
First Delivery Threshold	Section 1.5(a)(i)
First Milestone Payment	Section 1.5(a)(i)
Fourth Milestone Payment	Section 1.5(a)(iv)
General Cap Amount	Section 8.4(a)
Hazardous Material	Section 2.20(a)
HSR	Section 4.15(a)
Independent Contractors	Section 2.12(b)
Initial Purchaser Price	Section 1.4
Intellectual Property Rights	Section 4.7(a)
IP Assignment Agreement — Patents	Section 5.2(h)
IP Assignment Agreement — Trademark	Section 5.2(h)
JPA Opinions	Section 2.15(o)
License Agreement	Section 5.2(j)
Licensed Technology	Section 2.15(c)
Liens	Section 2.4
Manufacturing Agreement	Section 5.2(i)
Manufacturing Assets	Section 1.1(a)
Manufacturing Asset Transfer	Section 1.1(c)
Manufacturing Closing	Section 1.3
Manufacturing Closing Date	Section 1.3
Maximum Milestone Amount	Section 1.5(a)
Milestone	Section 1.5(a)
Milestone Assessment Notice	Section 1.5(b)(ii)

Milestone Dispute Notice	Section 1.5(b)(iii)
Milestone Expiration Date	Section 1.5(a)
Negotiation Notice	Section 4.12(b)
Net Sales Threshold	Section 1.5(b)(vi)
Notice of Breach	Section 4.10
Notice of Claim	Section 8.5
Notice of Superior Proposal	Section 4.6(a)
Osteocel XC	Section 4.12(a)
Osteocel XC Transaction	Section 4.12(b)
Permitted Liens	Section 2.4
PHSA	Section 2.11
Product	Recital A
Product Development	Section 1.1(a)(iv)
Proxy Statement	Section 4.20(a)
Purchaser	Preamble
Purchaser Claim	Section 8.1
Purchaser Common Stock	Section 1.5(a)
Purchaser Indemnified Parties	Section 8.1
Purchaser Notice of Claim	Section 8.1
Purchaser Organizational Documents	Section 3.2(a)
Records	Section 1.1(a)(v)
Restricted Period	Section 4.9(a)
Retained Liabilities	Section 1.2(b)
Rights of Set-Off	Section 1.5(c)
Rules	Section 9.1(a)

SEC	Section 4.20(a)
Second Delivery Threshold	Section 1.5(a)(ii)
Second Milestone Payment	Section 1.5(a)(ii)
Securities Act	Section 1.5(a)
Seller	Preamble
Seller Benefit Plan	Section 2.13(a)
Seller Board Recommendation	Section 4.20(b)
Seller Claim	Section 8.2
Seller Employees	Section 2.12(a)
Seller Indemnified Parties	Section 8.2
Seller Notice of Claim	Section 8.2
Seller Options	Section 2.12(a)
Seller Organizational Documents	Section 2.2(a)
Sixth Milestone Payment	Section 1.5(a)(vi)
Special Cap Amount	Section 8.4(b)
Special Cap Liabilities	Section 8.4(b)
Specified Representations	Section 8.3
Stockholder Approval	Section 4.20(b)
Stockholders Meeting	Section 4.20(b)
Technology Asset Transfer	Section 1.1(c)
Technology Closing	Section 1.3
Technology Closing Date	Section 1.3
Third Milestone Payment	Section 1.5(a)(iii)
Transaction Documents	Section 1.2(b)(viii)
Transfer Taxes	Section 4.18

Transferred Assets	Section 1.1
Transferred Employee	Section 4.11(b)
Transferred Technology	Section 1.1(a)(i)
Work in Process	Section 1.1(a)(ii)

[Signature Page to Follow]

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

SELLER:

OSIRIS THERAPEUTICS, INC.

By:	C. RANDAL MILLS
Name:	C. Randal Mills
Title:	President & CEO

PURCHASER:

NUVASIVE, INC.

By:	ALEXIS V. LUKIANOV
Name:	Alexis V. Lukianov
Title:	CEO and Chairman of the Board

Appendix B

[FORM OF]

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (the “Agreement”) is made and entered into as of                                 , 2008 (the “Effective Date”), by and between Osiris Therapeutics, Inc. (“Osiris”), a Delaware corporation, and NuVasive, Inc. (“NuVasive”), a Delaware corporation.

RECITALS

WHEREAS, Osiris and NuVasive are parties to that certain Asset Purchase Agreement, dated                       , 2008 (the “Asset Purchase Agreement”), pursuant to which Osiris sold, and NuVasive purchased, technology related to manufacturing the Osteocel product line (as more specifically set forth therein); and

WHEREAS, NuVasive and Osiris desire to herein set forth an arrangement whereby Osiris shall manufacture and deliver to NuVasive, and NuVasive shall purchase, the Product (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINED TERMS

As used herein, certain capitalized terms shall have the meanings ascribed to them as provided below:

1.1.          “AATB” means the American Association of Tissue Banks.

1.2.          “Action” shall have the meaning as such term is defined in Section 6.3 of this Agreement.

1.3.          “Affiliate” means, with respect to a party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party.

1.4.          “Certificate of Analysis” means, for each Lot produced, a document prepared by Osiris setting forth the measured and observable characteristics of Product from the Lot, confirming that such Lot meets the Specifications, certifying that such Lot was manufactured and released in accordance with applicable Laws and cGTP.

1.5.          “cGTP” means current Good Tissue Practice as defined in FDA rules and regulations, including the United States regulations set forth at 21 CFR Parts 1270 and 1271, subparts C and D, as in effect and as may be amended or replaced by the FDA from time to time.

1.6.          “Confidential Information” means information which is disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in whatever media, and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure; provided that information shall not be deemed “Confidential Information” which is (a) publicly known, through no fault of the Receiving Party, (b) received by the Receiving Party from a source having the right to disclose such information, (c) known by the Receiving Party prior to disclosure of such information, or (d) independently developed by the Receiving Party without use of the Disclosing Party’s information.  Notwithstanding the foregoing and for the avoidance of doubt, the Confidential Information of NuVasive includes all Licensed Technology, whether or not marked, identified or otherwise acknowledged to be confidential and whether or not known or developed by Osiris, and the use and disclosure of Licensed Technology by Osiris (as the Receiving Party hereunder) shall be subject to Section 8.3.

1.7.          “CPI” shall mean the “Price Index for all Urban Consumers, U.S. city average, all items, for the then immediately preceding 12-month period” as published by the US Government.

1.8.          “Damages” shall have the meaning as such term is defined in Section 6.1 of this Agreement.

1.9.          “Deliver” or “Delivery” with respect to Product means, and shall take place upon, the transfer of possession of Product to a carrier, FCA the Facility (Incoterms 2000).

1.10.        “Donor” means a human tissue donor.

1.11.        “Donor Tissue” means human musculoskeletal tissue, including bone and connective tissue.

1.12.        “Excess Quantities” shall have the meaning as such term is defined in Section 3.3 of this Agreement.

1.13.        “Executives” shall have the meaning as such term is defined in Section 9.8 of this Agreement.

1.14.        “Facility” means the facility at which Osiris or its subcontractors set forth on Schedule 3.11, or otherwise approved by NuVasive in accordance with Section 3.11, will Process Product under this Agreement.

1.15.        “FDA” means the U.S. Food and Drug Administration, and any successor or replacement agency thereto.

1.16.        “Inventions” shall have the meaning as such term is defined in Section 8.2 of this Agreement.

1.17.        “Latent Defect” means any defect in any Lot or other shipment of Product that could not reasonably be found by the exercise of ordinary care in an initial physical inspection by NuVasive, such as, but not limited to, the presence of a contaminant or Osiris’ failure to Process Product in accordance with cGTP.

1.18.        “Laws” means all laws, rules, regulations, ordinances, standards and guidelines that apply to the Processing of Product or the performance of either party’s obligations under this Agreement, as the context requires under this Agreement, including, without limitation, the Public Health Service Act, 42 U.S.C. §201 et seq., the United States National Organ Transplant Act, Title 21 of the Code of Federal Regulations Parts 1270 and 1271, Human Cells, Tissues, and Cellular and Tissue Based Products, other rules, regulations or standards promulgated by the FDA or any other applicable governmental agency, and of the AATB, as each may be amended from time to time.

1.19.        “Licensed Technology” means the intellectual property (including patents and patents pending of NuVasive), methods, technology, and know-how owned or licensed by NuVasive and used in, held for use in, intended for use in, related to or necessary for Processing the Product.  Licensed Technology shall include all Transferred Technology as defined in and purchased by NuVasive under the Asset Purchase Agreement.

1.20.        “Lot” means the Product, Processed in accordance with the Specifications, resulting from a single production run, traceable to a single source Donor.

1.21.        “Lot Records” means manufacturing, packaging and test records, donor suitability determination documentation, cleaning, labeling and “sterilization” processes documentation and documentation relating to Processing and release of each Lot, including exception documentation, deviations/discrepancies, raw data or data worksheets and additional documentation generated and/or processed as part of the production record of the related Lot.

1.22.        “Minimum Performance Level” shall have the meaning as such term is defined in Section 3.3 of this Agreement.

1.23.        “NuVasive Indemnitee” shall have the meaning as such term is defined in Section 6.1 of this Agreement.

1.24.        “NuVasive Responsible Party” shall have the meaning as such term is defined in Section 6.2 of this Agreement.

1.25.        “Order” shall have the meaning as such term is defined in Section 3.2 of this Agreement.

1.26.        “Osiris Indemnitee” shall have the meaning as such term is defined in Section 6.2 of this Agreement.

1.27.        “Osiris Product Warranty” shall have the meaning as such term is defined in Section 3.7 of this Agreement.

1.28.        “Osiris Responsible Party” shall have the meaning as such term is defined in Section 6.1 of this Agreement.

1.29.        “Parties” shall mean Osiris and NuVasive; “Party” shall mean Osiris or NuVasive,

1.30.        “Process” or “Processing” shall mean any or all of the acts of manufacturing (including procuring materials, Donor Tissue and Donors suitability for determination, for manufacturing), handling, storing, analyzing, testing, packaging, labeling and preparing for shipment Product by Osiris pursuant to this Agreement.

1.31.        “Product” means osteobiologic allograft material containing cancellous bone (which contains viable mesenchymal stem cells) Processed by Osiris using the Licensed Technology and meeting the Specifications attached hereto as Exhibit A, and which has passed all required inspections and testing and has been released for distribution for human implantation.

1.32.        “Product Fees” shall have the meaning as such term is defined in Section 4.1.

1.33.        “Product-Related Inspection” shall have the meaning as such term is defined in Section 5.1 of this Agreement.

1.34.        “Product Withdrawal” shall have the meaning as such term is defined in Section 5.7 of this Agreement.

1.35.        “Publication” shall have the meaning as such term is defined in Section 8.4 of this Agreement.

1.36.        “Specifications” means the Product specifications set forth in Exhibit A attached hereto, as the same may be amended in accordance with this Agreement.

1.37.        “Term” shall have the meaning as such term is defined in Section 7.1 of this Agreement.

ARTICLE 2
PROCUREMENT AND SUPPLY OF DONORS

               Donor Procurement Obligations.  Osiris shall use its commercially reasonable best efforts to procure Donor Tissue as necessary to meet the Minimum Performance Levels and to Process Product in accordance with the terms of this Agreement.

ARTICLE 3
MANUFACTURING OF PRODUCT; TECHNOLOGY LICENSE

3.1.          Manufacturing Obligations.  Osiris shall Process for and supply to NuVasive Product in accordance with the terms of this Agreement.  Osiris shall Process and supply the Product to NuVasive hereunder in conformity with the Specifications and in compliance with cGTP and all applicable Laws.  If either party seeks a change to the Specifications or there is a change in applicable Laws that would necessitate a change in the Specifications, the parties will meet and confer in good faith to determine whether and what changes (if any) should be made thereto. Any and all amendments or modifications in the Specifications must be agreed upon in writing by both parties.

3.2.          Forecasting and Orders.  On or before sixty (60) days prior to each calendar quarter, NuVasive shall provide to Osiris a binding order (“Order”) for the quantity and size of Product to be delivered by Osiris to NuVasive in the following calendar quarter.  Each Order shall be in writing, and shall specify the quantity of units of Product by size, the brand name of each unit of Product ordered, the requested Delivery date(s), the destination shipping address(es), and the Product Fees therefor. Osiris shall be required to supply to NuVasive all such quantities of Product as NuVasive orders pursuant to such Orders in accordance with the Product unit sizes and brand names specified in such Orders and shall use its commercially reasonable best efforts to conform to the requested Delivery date(s) set forth in such Orders, provided in each case such Orders do not exceed the Minimum Performance Levels during the applicable periods set forth in Section 3.3 below.  Osiris shall deliver the Product to NuVasive pursuant to the Orders, subject to available Product being released for transplantation; provided, that the Parties understand and agree the final Delivery dates for Orders may vary from the requested dates based upon Donor Tissue procurement.

3.3.          Performance Levels.

3.3.1.       Minimum Performance Levels. Osiris shall use its commercially reasonable best efforts to Deliver Product to NuVasive at least in the quantities set forth below during the applicable periods (“Minimum Performance Levels”) and shall Deliver any such Product according to Product unit size and brand name specifications established by NuVasive and set forth in each Order.  NuVasive shall provide Orders to purchase from Osiris Product in quantities of at least the Minimum Performance Level for the applicable period.

Applicable Period	Minimum Performance Level Delivered (cc)
Effective Date to April 15, 2009	125,000
April 16, 2009 to eighteen (18) months following the Technology Closing Date (as defined in the Asset Purchase Agreement)	125,000

3.3.2.       Additional Product. Osiris shall have the right, in its discretion, to Process and Deliver Product hereunder in quantities that exceed NuVasive’s Orders (the “Excess Quantities”), provided that Osiris gives advance written notice to NuVasive of its intent to Process and Deliver the Excess Quantities.  Following receipt of such written notice, the Parties shall discuss and attempt in good faith to reach agreement on the unit sizes of the Excess Quantities.  If the parties are unable to reach agreement on the unit sizes of any Excess Quantities within ten (10) days from the notice, Osiris shall Process and Deliver to NuVasive unit sizes of such Excess Quantities in the same proportion as the unit sizes of Product set forth in NuVasive’s most recent Order.  Subject to the notice and sizing provisions immediately above, in addition to NuVasive’s requirement to purchase from Osiris Product in quantities of at least the Minimum Performance Level (provided that Osiris and/or its subcontractors Processes at least such quantities) for the applicable period, NuVasive shall purchase from Osiris the Excess Quantities that Osiris Processes in accordance with this Agreement during the Term; provided, however, that NuVasive shall have no obligation hereunder to purchase Product in quantities greater than                  cubic centimeters, and the Delivery and purchase of such greater quantities of Product, if any, shall be by mutual written agreement of both parties. For all Product Processed hereunder, Osiris shall provide NuVasive with a monthly forecast of projected Product manufacturing quantities for such month.

3.4.          Shipment and Delivery.  All Product shall be shipped to NuVasive or NuVasive’s customers as directed by NuVasive using a shipping company designated by NuVasive.  Osiris shall tender Product for Delivery, FCA the Facility, in accordance with the Specifications and addressed to the shipping address specified by NuVasive in the Orders or to such other address as NuVasive may provide to Osiris in writing in advance of any Delivery.  NuVasive shall provide Osiris with standard shipping instructions prior to the first requested shipping date hereunder; thereafter, such shipping instructions may be changed upon written notice given to Osiris by NuVasive.  Osiris shall not Deliver any Product prior to completion of quality control and release testing by Osiris. NuVasive shall be responsible for all shipping and insurance charges and risk of loss associated with the shipment of Product hereunder (from and after Delivery), provided that Osiris has complied with the shipping instructions of NuVasive and that the Product is tendered for Delivery in accordance with the Specifications. Title to Product shall pass to NuVasive upon Delivery of Product to the carrier selected by NuVasive.

3.5.          Quality Control; Release Testing; Documentation. Osiris shall be responsible for quality control tests to ensure that each Lot conforms to the Specifications and is produced in accordance with applicable Laws and cGTP, and Osiris shall be responsible for all release testing.  All quality control test results and release testing and other documents related to quality control and quality assurance and copies thereof shall be made available to NuVasive at Osiris’s offices upon written request of NuVasive.  Such information is considered NuVasive’s Confidential Information in accordance with this Agreement and shall be transferred to NuVasive upon the termination of this Agreement.  Any testing performed by or on behalf of Osiris (including tests to confirm that each Lot meets the Specifications) shall be performed at Osiris’s sole cost and expense and may be used by NuVasive for final release of each Lot without additional testing by NuVasive; provided, however, that NuVasive may conduct its own release testing of each Lot in its discretion. NuVasive (in its sole discretion) shall determine the form and substance of any release testing information that is submitted to any regulatory authority.  At the time of Delivery of each Lot, Osiris shall send to NuVasive a signed Certificate of Analysis with respect to such Lot. Within thirty (30) days following the Delivery of each Lot, Osiris shall provide NuVasive with properly completed copies of Lot Records for such Lot prepared in accordance with the Specifications and applicable Laws.

3.6.          Rejection and Cure.  Upon receipt of each shipment of Product, NuVasive or its customers shall perform an initial physical inspection of such Product and review any related documentation.  If any Product (including without limitation any documentation related thereto) fails, in whole or in part, to conform to the applicable Specifications and the terms hereof, or if any Product is not Processed in accordance with cGTP or applicable Laws, then NuVasive shall have the right to reject such nonconforming Product.  NuVasive shall give written notice to Osiris of its rejection hereunder as soon as possible, but no more than thirty (30) days after NuVasive’s or its customer’s receipt of such shipment, specifying the grounds for such rejection.  If at any time thereafter NuVasive discovers a Latent Defect, NuVasive shall give written notice to Osiris of its rejection hereunder as soon as possible, but no more than ninety (90) days after NuVasive’s receipt of the Product, specifying the grounds for such rejection.  The nonconforming Product shall be held for Osiris’s disposition, or shall be returned to Osiris, in each case at Osiris’s expense, as directed by Osiris.  Osiris shall use commercially reasonable best efforts to correct the root cause of the nonconformance in order to comply with the requirements of the applicable Specification.  In addition, Osiris shall, at its expense, promptly replace each nonconforming Product with conforming Product.

3.7.          Warranty.  With respect to Product supplied hereunder, Osiris warrants (“Osiris Product Warranty”) that the (a) Product shall conform with the applicable Specifications therefor, shall be free from defects in materials or workmanship, and shall not be adulterated, misbranded, contaminated, tampered with or otherwise altered or mishandled while in the custody and control of Osiris; and (b) Product shall be Processed in accordance with the applicable Specifications, and in compliance with cGTP and all applicable Laws.  Osiris hereby represents, warrants and covenants that it will not, and has not, employed or otherwise used in any capacity the services of any person debarred under Section 21 U.S.C. 335a in performing any portion of the Processing of Product.  EXCEPT AS PROVIDED HEREIN, OSIRIS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

3.8.          Packaging; Labeling; Marketing.  Osiris shall package and label the Product according to the Specifications and in compliance with cGTP and all applicable Laws, rules, regulations, and/or standards. Product supplied to NuVasive shall be labeled as determined by NuVasive, provided that NuVasive shall provide Osiris with at least thirty (30) days prior written notice of any labeling changes (including, but not limited to, brand names), and Osiris shall be entitled to recover, and NuVasive shall be responsible to pay to Osiris, all reasonable out of pocket costs that Osiris incurs associated with such labeling change. Each unit of Product shall have a unique identification number.

3.9.          Regulatory Approvals.  Product is currently regulated under 21 CFR parts 1270 and 1271 as a human cellular and tissue based tissue product. NuVasive shall obtain at its expense all regulatory approval by the FDA or other regulatory authority necessary or required for the distribution, sale and marketing of Product under current Laws as of the Effective Date.  At NuVasive’s request during the Term, Osiris will assist NuVasive in preparing the portions of NuVasive’s regulatory filings that pertain to Processing and will make appropriate Osiris personnel reasonably available for meetings with regulatory authorities relating to Processing, provided that all such regulatory filings shall be the sole and exclusive property of NuVasive and NuVasive shall have sole authority and responsibility with respect to contacts and communications with regulatory authorities relating to the Product. In the event of changes in applicable Laws, or significant regulatory differences in foreign countries where NuVasive distributes Product, the Parties shall cooperate to determine what actions, if any, are required to meet any new or foreign regulations and shall negotiate in good faith changes to this Agreement including but not limited to, changes to Orders, Product Fees and Minimum Performance Levels to reflect any change in Product manufacturing costs. No change in Product-specific manufacturing processes, test methods, or other procedures or documentation relating to Processing shall be implemented by Osiris unless and until the parties have agreed in writing to such change.

3.10.        Technology License. NuVasive hereby grants to Osiris during the Term, for the sole purpose of performing its duties and fulfilling its obligations under this Article 3, a non-exclusive and non-transferable license, without a right to sublicense, to use the Licensed Technology solely to the extent necessary to Process the Product under the terms and conditions of this Agreement. Notwithstanding the foregoing, NuVasive hereby consents to the sublicense by Osiris of the Licensed Technology to the Persons listed on Schedule 3.11 solely to the extent necessary for such subcontractor to provide processing services to Osiris, provided that the terms of any such sublicense arrangement shall either be pursuant to (i) the terms of those Contracts between Seller and such Persons which are identified on Schedule 3.11 hereto as such Contracts are in effect on the date hereof or (ii) require the prior written consent of NuVasive, which consent shall not be unreasonably withheld.

3.11.        Subcontracting.  Except as provided on Schedule 3.11, Osiris shall not assign, subcontract, or delegate any of its responsibilities under this Agreement without the prior written consent of NuVasive, which consent may be granted or withheld in NuVasive’s sole discretion.  Such subcontractors shall be subject to confidentiality obligations at least as stringent, when taken as a whole, as provided in this Agreement.  No subcontractor may further subcontract any responsibilities under this Agreement without the prior written consent of NuVasive, which consent may be granted or withheld in NuVasive’s sole discretion.  Any approved subcontractor shall be subject to all of the terms and conditions applicable to Osiris under this Agreement.  Osiris shall be responsible, and shall remain liable, for the performance of all of its obligations under this Agreement and for any breach by any subcontractor thereof.  NuVasive shall have the right to audit and inspect all subcontractors with whom Osiris may enter into agreements in the performance of its responsibilities under this Agreement.  Such audit and inspection rights shall be substantially similar to the rights of NuVasive to audit and inspect Osiris under this Agreement.

ARTICLE 4
FEES

4.1.          Product Fees.  NuVasive shall pay to Osiris $       per cubic centimeter of Product (“Product Fees”) Delivered to NuVasive and that is not timely rejected by NuVasive pursuant to Section 3.6 above.  All payments due hereunder shall be made in U.S. dollars, without set-off or counterclaim. For the avoidance of doubt, NuVasive shall be responsible for paying to Osiris the Product Fee for all conforming Product that is Delivered to NuVasive as a replacement of Product rejected in accordance with Section 3.6 to the extent that payment for such Product was not previously made.

4.2.          Adjustments to Product Fees.  The Product Fees shall be escalated on January 1, 2009 by the then current increase in CPI. Adjustments to Product Fees shall be effective January 1st and shall apply to all shipments of Product made on or after January 1st.

4.3.          Billing.  NuVasive shall pay to Osiris the Product Fees within thirty (30) days of Delivery of the conforming Product.  In the event NuVasive fails to pay in accordance with this Section 4.3, Osiris may, in addition to any other remedies available to it, assess interest at a rate of one and one-half percent (1.5%) per month on all unpaid amounts.

4.4.          Taxes.  All payments required under this Agreement are exclusive of any applicable federal, state and local taxes.  Each of the Parties shall be responsible for the payment of taxes and other assessments for which it is liable under Laws.

ARTICLE 5
ADDITIONAL OBLIGATIONS

5.1.          Inspections. Upon reasonable prior written notice, NuVasive may, at its expense, audit Osiris during normal business hours for quality control and assurance, compliance with Laws, cGTP, and other applicable regulations or standards, and the terms hereof, and otherwise inspect facilities and records, each as related to the Processing of Product hereunder; provided, however, that such audits and inspections may be conducted no more than twice during the Term hereof, other than “for cause” audits, which NuVasive shall be entitled to conduct as necessary to address specific quality problems relating to Product, as well as in preparation for regulatory filings and in response to regulatory authority requirements. Any corrective action mutually agreed upon by the parties in response to NuVasive’s audit or inspection shall be implemented by Osiris, at Osiris’ expense, prior to filling new or outstanding Orders.  Osiris hereby agrees to advise NuVasive promptly (and, in any event, within thirty-six (36) hours) of any proposed or unannounced visit or inspection by any agent of a regulatory authority to the Facility where such visit or inspection is specifically related to the Product or its Processing (a “Product-Related Inspection”).  Osiris agrees to permit, to the extent reasonably practical, one or more qualified representative(s) of NuVasive to be present during a Product-Related Inspection if requested by NuVasive.  If NuVasive is not present during a Product-Related Inspection, Osiris shall promptly provide a summary report of the results of the Product-Related inspection to NuVasive.  Osiris shall promptly notify NuVasive of the results of any inspection, comments, responses or notices received from the FDA, AATB, or other applicable regulatory authorities, which relate to the Processing of Product hereunder.  With respect to the forgoing, each Party shall provide the other Party at such other Party’s request with copies of any notices or correspondence from or to such regulatory authorities that directly relate to Product.  Such notices and correspondence are considered Confidential Information in accordance with this Agreement. The Parties will cooperate in the development and review of responses that are required to be submitted to any regulatory authority relating to the Processing of Product prior to submission to the regulatory authority.

5.2.          Records; Safety.  Osiris shall maintain accurate and complete records of its procurement, Processing and supply of Product hereunder for the longer of five (5) years after shipment of any such Product, or the period of time required by applicable Laws, regulations and/or standards, whichever is greater.  No records required by this Agreement shall be discarded by Osiris without specific prior written notification of Osiris’ intent to discard to NuVasive.  Those records (or copies of those records) that Osiris is unwilling to retain will be transferred to NuVasive for storage.  Osiris shall promptly (and, in any event, within twenty four (24) hours) notify NuVasive of any information of which it becomes aware concerning Product supplied to NuVasive.  Any such notification will include all related information in reasonable detail.  Upon such notification, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either party to make a timely report of such matter to any regulatory authority or take other action that it deems to be appropriate or required by applicable Laws.

5.3.          Regulatory Compliance.  With respect to each Party’s performance under this Agreement, Osiris and NuVasive shall each comply with all applicable Laws, regulations, and standards.

5.4.          AATB Accreditation.  The Parties agree that Osiris is actively pursuing AATB accreditation, and that NuVasive shall continue to perform its obligations under this Agreement despite the pendency of such AATB accreditation for so long as Osiris is using reasonable commercial efforts to obtain such accreditation.  Once obtained, Osiris agrees to maintain its accreditation with the AATB and should Osiris’ accreditation lapse at any time or for any reason, it shall promptly communicate to the NuVasive the reasons for such lapse and the actions taken to cure the loss of AATB accreditation. In the event that Osiris fails to cure such loss within six months, notwithstanding any provision to the contrary contained in this Agreement, NuVasive shall be immediately and forever relieved of any obligation to order Product or to pay any fees with respect thereto and shall have the right to cancel or amend, without liability, any Orders then pending; provided, however, NuVasive shall pay the Product Fees for all Orders shipped as long as such Orders are filled with Product Processed while Osiris was accredited.

5.5.          Complaints.  Osiris hereby agrees to advise NuVasive promptly (and, in any event, within thirty-six (36) hours) of any complaint information (including adverse event information) Osiris receives relating to Product. Osiris will assist NuVasive in investigating and resolving all complaints and adverse events related to the Processing of Product.  NuVasive will be responsible for evaluating and investigating complaints and the Parties will cooperate in preparing communications to any regulatory authorities regarding Product complaints or adverse events.  Osiris will take any corrective actions agreed to by the parties to avoid future occurrences of Product complaints or adverse events related to the Processing of the Product.

5.6.          Product Tracking.  NuVasive shall be responsible for maintaining trackability for all Products provided by Osiris. Tracking records shall be maintained by NuVasive in accordance with all applicable Laws.

5.7.          Product Withdrawal.  In the event Osiris or NuVasive believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to Product (a “Product Withdrawal”), NuVasive shall make all decisions as to such Product Withdrawal and Osiris shall cooperate with NuVasive in any Product Withdrawal. NuVasive shall bear all costs in connection with any such Product Withdrawal and NuVasive shall reimburse Osiris for all reasonable out-of-pocket expenses incurred by Osiris in connection with any such Product Withdrawal; provided, however, that if such Product Withdrawal is attributable to any breach, misrepresentation or non-fulfillment of any covenant, agreement, representation or warranty made or to be performed by Osiris under the Asset Purchase Agreement or this Agreement (including, without limitation, the failure of any Product supplied hereunder to meet the Osiris Product Warranty) or to the negligent act or omission or willful misconduct of Osiris, Osiris shall reimburse NuVasive for all costs reasonably incurred by NuVasive in connection with any such Product Withdrawal.

ARTICLE 6
INDEMNIFICATION AND INSURANCE

6.1.          Osiris’s Indemnity Obligations.  Osiris shall defend, indemnify and hold harmless NuVasive, its Affiliates and their respective successors and permitted assigns (the “NuVasive Indemnitees”) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys’ fees and expenses) (herein “Damages”) relating to or resulting from a claim that arises out of (a) any breach by Osiris or its Affiliates, sublicensees, contractors or subcontractors, or any of their respective officers, directors, employees, or agents (the “Osiris Responsible Parties”) of this Agreement, including without limitation, the failure of any Product supplied hereunder to meet or comply with the Specifications or Osiris Product Warranty, (b) the negligence or willful misconduct of any of the Osiris Responsible Parties, (c) any violation of Law by any of the Osiris Responsible Parties; or (d) the unauthorized use of Licensed Technology by any of the Osiris Responsible Parties; provided, however, this Section 6.1 shall not impose any obligation on Osiris to indemnify the NuVasive Indemnitees to the extent of any Damages for which NuVasive is obligated to indemnify the Osiris Indemnitees pursuant to Section 6.2.

6.2.          NuVasive’ Indemnity Obligations.  NuVasive shall defend, indemnify and hold harmless Osiris and its Affiliates, and their respective successors and permitted assigns (the “Osiris Indemnitees”) from and against any and all Damages relating to or resulting from a claim that arises out of (a) any breach by NuVasive or its Affiliates, sublicensees, contractors or subcontractors, or any of their respective officers, directors, employees, or agents (the “NuVasive Responsible Parties”) of this Agreement, (b) the negligence or willful misconduct of any of the NuVasive Responsible Parties, (c) any changes to the Specifications requested by NuVasive in writing, or (d) any violation of Law by any of the NuVasive Responsible Parties; provided, however, this Section 6.2 shall not impose any obligation on NuVasive to indemnify the Osiris Indemnitees to the extent of any Damages for which Osiris is obligated to indemnify the NuVasive Indemnitees pursuant to Section 6.1.

6.3.          Notice of Claim.  The indemnification obligations of the parties pursuant to this Agreement shall be proportional to the relative responsibility or fault of each party for the Damages incurred as a result of the actions or inactions of such party.  Promptly after receipt by a NuVasive Indemnitee or Osiris Indemnitee of the commencement of any such claim, demand, action, suit or proceeding (collectively, “Action”) which is the subject of the other party’s indemnification obligations hereunder, such Indemnitee shall notify the other party of the commencement of the Action.  Any failure to provide such notice shall only relieve the other party of its indemnification obligations hereunder to the extent the indemnifying party has been materially prejudiced by such failure.  The indemnifying party shall have sole right to select and retain attorneys (reasonably acceptable to the Indemnitee) to assert or negotiate, and sole right to control, the defense and any settlement of the Action, to the extent of the indemnifying party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying party enter into any settlement that involves an admission of liability, negligence or other culpability by the Indemnitee, or requires the Indemnitee to contribute to the settlement, without the Indemnitee’s prior written consent.  Without limiting the indemnifying party’s foregoing right to select and retain attorneys and to sole control of the defense and settlement of such Action, the Indemnitee may, at its own expense, participate in the defense of, or otherwise consult with counsel of its own choice in connection with, an Action that is the subject of the other party’s indemnification obligations.

6.4.          Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER AS A RESULT OF CONTRACTUAL BREACH, TORT OR OTHERWISE, TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES INCURRED BY SUCH OTHER PARTY, INCLUDING BUT NOT LIMITED TO INJURY TO GOODWILL, OR DIRECT, INDIRECT OR SPECULATIVE LOST PROFITS.  The foregoing Limitation of Liability shall not apply to a party’s liability for breach of its confidentiality obligations hereunder or to the extent such damages are paid to a third party in connection with a third party claim that is indemnified hereunder.

6.5.          Insurance.  Each party agrees to procure and maintain in full force and effect during the term of this Agreement, at its sole cost and expense, general liability and product liability insurance in amounts of not less than $2,000,000 per incident and $7,000,000 annual aggregate, which insurance shall be written on an “occurrence” basis policy form, or, in the alternative, shall continue for a period of ten (10) years following the termination or expiration of this Agreement, with a reputable insurance carrier and name the other party as an additional insured.  Each party shall, on request, provide to the other party a copy of a certificate of coverage or other written evidence reasonably satisfactory to such requesting party of such insurance coverage.

ARTICLE 7
TERM AND TERMINATION

7.1.          Term.  Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall commence on the Effective Date and remain in effect for eighteen (18) months therefrom (the “Term”).

7.2.          Termination.

7.2.1.       This Agreement may be terminated, prior to the expiration of its Term, by either party immediately upon written notice to the other party after the material breach of any provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of written notice thereof from the non-breaching party.

7.2.2.       This Agreement may be terminated, prior to the expiration of its Term, immediately upon written notice by either party if the other party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or any case or proceeding shall have been commenced by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for sixty (60) days undismissed or undischarged.

7.2.3.       This Agreement may be terminated, prior to the expiration of its Term, by NuVasive at any time and for any reason, immediately upon written notice to Osiris, after Osiris has Delivered to NuVasive an aggregate of            cubic centimeters of Product hereunder.

7.3.          Effect of Termination or Expiration.  After either party provides notice of termination under Section 7.2.1 or 7.2.2 and pending termination of this Agreement under such Sections, the Parties shall continue to perform their respective obligations hereunder.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  The provisions of Sections 3.7, 5.2, 6.1, 6.2, 6.3, 6.4, 6.5, 8.1, 8.2, and 8.3 and the applicable provisions of Article 9 shall survive any expiration or termination of this Agreement.  Each party agrees to return upon the expiration or termination of this Agreement all Confidential Information acquired from the other party, except as to such information it may be required to retain under applicable Laws, and except for one copy of such information may be retained by such party’s legal department; provided, that if Osiris elects not to retain a copy of any such Confidential Information provided to NuVasive pursuant to Section 3.5 hereof, then NuVasive shall, upon reasonable notice to NuVasive and during NuVasive’s normal business hours, provide Osiris with access to such Confidential Information as is reasonably necessary for purposes of Osris’ compliance with applicable Laws or in connection with Osiris’ defense of any third party claims related thereto.

ARTICLE 8
INTELLECTUAL PROPERTY AND CONFIDENTIALITY

8.1.          Intellectual Property.  Subject to the license expressly granted by this Agreement, NuVasive is the sole and exclusive owner of all right, title and interest in and to the methods of Processing Product and all of NuVasive’s patents, trademarks, inventions, copyrights, know-how, and trade secrets.

8.2.          Other Inventions. The parties do not contemplate that any inventions, discoveries, improvements, modifications, derivations, information, know-how and the like that arise out of the performance of this Agreement (collectively, the “Inventions”), including those related to processes, compositions of matter and methods of use, whether protectable by patent or as a trade secret, shall by Osiris.  Accordingly, any and all Inventions made by either party individually or jointly hereunder, including any Inventions hereunder pertaining to Processing of Product, shall be owned solely by NuVasive, and Osiris hereby assigns to NuVasive all right, title and interest in and to all Inventions.  Osiris shall, upon NuVasive’s request, execute such documents, including any and all applications, assignments or other instruments, give any testimony and take such other actions as NuVasive deems necessary for NuVasive to obtain such ownership and to apply for, secure, and maintain patent or other proprietary protection in the United States or any other country with respect to Product or Inventions, provided that NuVasive shall compensate Osiris for its reasonable out of pocket costs and expenses associated with such actions.  All Inventions and any information with respect thereto shall be the Confidential Information of NuVasive.

8.3.          Confidentiality.  The Receiving Party shall ensure the confidentiality of the Disclosing Party’s Confidential Information it receives by taking substantially the same precautions as the Receiving Party does with its own Confidential Information, but not less than a reasonable standard of care.  The Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than to carry out the Receiving Party’s obligations hereunder.  The obligations of confidentiality shall not apply to information that the Receiving Party is required by applicable Laws to disclose; provided, however, that the Receiving Party shall so notify the Disclosing Party of the Receiving Party’s intent to disclose and shall cooperate with the Disclosing Party at the Disclosing Party’s expense on reasonable measures to protect the confidentiality of the Disclosing Party’s Confidential Information. The Receiving Party may not disclose the Disclosing Party’s Confidential Information received pursuant to this Agreement except to the Receiving Party’s directors, officers, employees, consultants, attorneys and accountants who reasonably require disclosure of such Confidential Information for the Receiving Party to exercise its rights or perform its obligations under this Agreement, provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein and such persons enter into a written confidentiality agreement whereunder they agree not to disclose such information. The fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific Confidential Information from the obligations of this Agreement.  The Parties hereto understand and agree that this Section 8.3 is reasonable and necessary to protect NuVasive’s and Osiris’ respective business interests.  The Parties further agree that the other may suffer irreparable harm from a breach of this Section 8.3.  Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a party shall be entitled to pursue injunctive relief to enforce the terms of this Section 8.3.

8.4.          Publications.  No announcement, news release, public statement, publication, or presentation relating to this Agreement or either party’s performance hereunder (collectively, a “Publication”) shall be made without the other party’s prior written approval, except as required by Law.  Each party agrees to submit each Publication it proposes to make to the other party for purposes of such other party’s review, comment and approval.  Each party further agrees to respond as promptly as reasonably possible.

ARTICLE 9
MISCELLANEOUS

9.1.          No Assignment.  Except as otherwise set forth herein, neither Party shall transfer, assign or cede any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party, which consent may be withheld at the other Party’s reasonable business discretion, provided, that (a) Osiris may transfer this Agreement without prior written consent of NuVasive to an Affiliate or in connection with a merger or sale of all or substantially all of the stock or assets of Osiris to any party that NuVasive does not reasonably deem to be a competitor, and (b)  NuVasive may transfer this Agreement without prior written consent of Osiris to an Affiliate of NuVasive or in connection with a merger or sale of all or substantially all of the assets of NuVasive.

9.2.          Notices.  All notices or other communications given pursuant hereto shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by facsimile, (with receipt confirmed), (c) when received by the addressee, if sent by Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other party):

If to Osiris:	If to NuVasive

Osiris Therapeutics, Inc.

7015 Albert Einstein Drive

Columbia, MD 21046

Attention: Chief Executive Officer

Fax No.: 443-545-1701

With a copy to:

McKenna Long & Aldridge LLP

303 Peachtree St., NE, Suite 5300

Atlanta, GA 30308

Attention: Michael Cochran, Esq.

Fax No.: 404-527-4198

NuVasive, Inc.

7473 Lusk Boulevard

San Diego, CA 92121

Attention: General Counsel

Fax No.: [*]

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

4365 Executive Drive

Suite 1100

San Diego, CA 92122

Attention: Michael Kagnoff

Fax No.: 858-638-5022

9.3.          Force Majeure.  Nonperformance by either party hereto shall be excused to the extent that performance is rendered impossible by strike, fire, explosion, flood, acts of God, terrorism, war or civil commotion, governmental acts or orders or restrictions, failure of suppliers, public utilities or common carriers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.  Such non-performing party shall exercise best efforts to eliminate the force majeure event and to resume performance of its affected obligations as soon as practicable.  In the event that, as a result of such force majeure event, a party does not perform all of its obligations hereunder for any period of ninety (90) consecutive days, in addition to any other rights hereunder, the other party may terminate this Agreement on thirty (30) days’ prior written notice to the non-performing party.

9.4.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.5.          Partial Invalidity.  If any provision of this Agreement is held to be invalid, the remaining provisions shall nevertheless remain in full force and effect.  In addition, the Parties shall renegotiate in good faith any term held to be invalid, and be bound by the mutually agreed upon substitute provision.

9.6.          Entire Agreement; Inconsistent Terms; Waiver.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may not be amended, modified, waived or cancelled except by a writing signed by each of the Parties or, in case of a waiver, by the party effecting such waiver.  If any terms or conditions of any standard form

(e.g., purchase order, order acknowledgment, etc.) of Osiris or NuVasive conflict or are inconsistent with any terms or conditions of this Agreement, the terms and conditions of this Agreement shall govern.  Failure to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same, and no waiver in any one instance shall be deemed to be a further or continuing waiver of the same or any other provision.

9.7.          Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

9.8.          Dispute Resolution.  In the event of a dispute arising under this Agreement, each party agrees to notify the other party of the specific complaints or points of disagreement, and to use its good faith efforts to resolve such dispute, without legal action, by referring such dispute to the [Title] of Osiris and [Title]of NuVasive (collectively, “Executives”) for resolution.  The Executives shall meet promptly after such referral to attempt to resolve such dispute through good faith discussions.  In the event the Executives cannot resolve such dispute within fifteen (15) days of such initial meeting, either party may request that such dispute be resolved by binding arbitration before one (1) neutral arbitrator in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, applying the substantive law specified in Section 9.7.  The parties shall jointly select the arbitrator.  Within three (3) months of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made.  Any award rendered by the arbitrator shall be final and binding upon the parties, and judgment upon any such award may be entered in any court having jurisdiction thereof.  Arbitration shall be conducted in Chicago, Illinois.  The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against either party.  The costs of the arbitration, including administration fees, shall be shared by the parties in proportion to their fault, as determined by the arbitrator.  Notwithstanding the foregoing, the parties agree that if any breach or threatened breach of this Agreement would necessarily result in immediate, irreparable injury to a party, that party, in addition to any other remedies available under this Agreement, shall have the right to seek injunctive relief in any court of competent jurisdiction.  Notwithstanding anything to the contrary in this Agreement, this Section 9.8 shall not apply to any disputes arising under Section 8.3 (Confidentiality) or to any disputes relating to a party’s intellectual property (including, without limitation, disputes relating to ownership or inventorship of inventions, validity or infringement of patents, or scope of patent claims).

9.9.          Independent Contractor.  The relationship between NuVasive and Osiris established by this Agreement is that of independent contractors.  Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise.

9.10.        Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purpose and intent of this Agreement.

9.11.        Representations and Warranties.  Each of the Parties represents and warrants that (i) it is fully authorized to enter into this Agreement; (ii) its entering into and performance under this Agreement does not violate or breach it Certificate of Incorporation or corporate bylaws or any agreement or contract to which it is a party; (iii) there is no claim, demand, action, suit or proceeding or investigation pending or currently threatened against it or any of its Affiliates involving or relating to the subject matter hereof, or which, if adversely determined, would restrict it from entering into this Agreement and carrying out its obligations under this Agreement; and (iv) it has no legal obligations which would prevent this Agreement from being fully implemented in accordance with its terms.

IN WITNESS WHEREOF, the undersigned caused this Agreement to be executed as of the Effective Date.

OSIRIS THERAPEUTICS, INC.	NUVASIVE, INC.

By:	By:
Name:	Name:
Its:	Its:

Exhibit A Product Specifications

Osiris Materials Specifications numbers 90055, 90067, 90080, 90081, 90103, 9012, 90129, 90149, and 90188, as may be amended by mutual written agreement of the parties.

Appendix C

[FORM OF]

Company Voting and Support Agreement

COMPANY VOTING AND SUPPORT AGREEMENT, dated as of May 8, 2008, (this “Agreement”), by and between Nuvasive, Inc. (“Nuvasive”), a Delaware corporation, and                                                        (the “Stockholder”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Nuvasive and Osiris Therapeutics, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, Nuvasive and the Company are entering into the Purchase Agreement concurrently with the execution and delivery of this Agreement, which Purchase Agreement sets forth the terms and conditions on which Nuvasive will acquire certain assets of the Company (the “Acquisition”).

WHEREAS, as of the date hereof, the Stockholder is the beneficial and record owner of                                  shares of Company Common Stock (the “Existing Shares”).

WHEREAS, Nuvasive has required, as a material inducement to Nuvasive’s willingness to enter into the Purchase Agreement, that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1                                 Agreement to Vote.  The Stockholder agrees that, from and after the date hereof and until this Agreement is terminated pursuant to Section 4.1, at the Stockholder Meeting and any other meeting of the stockholders of the Company, however called relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), the Stockholder shall:

(a)                                  appear at each such Voting Event or otherwise cause the Existing Shares and any voting securities of the Company acquired by the Stockholder after the date hereof and prior to the record date of such Voting Event (together with the Existing Shares, the “Voting Shares”) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b)                                 vote (or cause to be voted), in person or by proxy, all the Voting Shares (i) in favor of adoption of the Purchase Agreement and any other transactions and other matters specifically contemplated by the Purchase Agreement and (ii) against any action or agreement submitted for adoption of the stockholders of the Company that, to the Stockholder’s knowledge, would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement or of the Stockholder contained in this Agreement.

1.2                                 Fiduciary Duties.  Each party hereto acknowledges and agrees that the Stockholder is not making any agreement or understanding herein in any capacity other than in its capacity as a stockholder of the Company.  If the Stockholder or any affiliates, employees or agents of the Stockholder is an officer or member of the Board of Directors of the Company, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of the Company shall be deemed to be a breach of the provisions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1                                 Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Nuvasive as follows:

(a)                                  Authorization; Validity of Agreement; Necessary Action.  This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Nuvasive, constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Ownership.  As of the date hereof, the number of shares of Company Common Stock beneficially owned by the Stockholder is noted in the Recitals to this Agreement.  The Existing Shares are, and the Voting Shares will be, owned beneficially by the Stockholder.  As of the date hereof, the Existing Shares are the only shares of Company Common Stock held of record or beneficially owned by the Stockholder.  Subject to Section 3.1, the Stockholder has and will have at all times through the time of any Voting Event sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Voting Shares at the time of any Voting Event, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.  The Stockholder has good title to the Existing Shares, free and clear of any Liens and the Stockholder will have good title to such Voting Shares as of the time of any Voting Event, free and clear of any Liens.  The Stockholder further represents that any proxies heretofore given in respect of the shares of Company Common Stock owned beneficially and of record by such Stockholder, if any, are revocable, and have been revoked.

(c)                                  No Violation.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of the Stockholder, (ii) contravene or conflict with or constitute a violation by Stockholder of any provision of any Law binding upon or applicable to the Stockholder or any of its properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Company or any of its subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Stockholder, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.2                                 Representations and Warranties of Nuvasive.  Nuvasive hereby represents and warrants to the Stockholder as follows:

(a)                                  Authorization; Validity of Agreement; Necessary Action.  This Agreement has been duly and validly executed and delivered by Nuvasive and, assuming this Agreement constitutes the valid and binding agreement of the Stockholder, constitutes the valid and binding agreement of Nuvasive, enforceable against Nuvasive in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 No Violation.  The execution and delivery of this Agreement by Nuvasive does not, and the performance by Nuvasive of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Nuvasive, (ii) contravene or conflict with or constitute a violation by Nuvasive of any provision of any Law binding upon or applicable to Nuvasive or any of its properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Nuvasive or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Nuvasive, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to materially impair the ability of Nuvasive to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1                                 Further Agreements of the Stockholder.  (a)  The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Voting Shares, or any interest therein, provided, that notwithstanding the foregoing, the Stockholder may Transfer any Voting Shares to any transferee or transferees (including, for avoidance of doubt, any member of Stockholder’s immediate family, a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family or upon the death of the Stockholder) if either (i) Stockholder retains direct or indirect sole voting control over such Transferred Voting Shares through the term of this Agreement; or (ii) as a condition to such Transfer, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement.

(a)                                  In case of a stock dividend or distribution of voting securities of the Company, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of the Company and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

(b)                                 The Stockholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 4.7 of the Purchase Agreement if engaged in by the Company.

(c)                                  The Stockholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Stockholder contained in Section 2.1 of this Agreement inaccurate in any material respect.  The Stockholder further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby including the Acquisition.

ARTICLE IV

MISCELLANEOUS

4.1                                 Termination.  This Agreement shall terminate upon the earlier to occur of (a) the receipt of the Stockholder Approval (as defined in the Purchase Agreement) and (b) the termination of the Purchase Agreement pursuant to its terms.  In the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

4.2                                 Further Assurances.  From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3                                 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Nuvasive any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares.  All rights, ownership and economic benefits of and relating to the

Voting Shares shall remain vested in and belong to the Stockholder, and Nuvasive shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Voting Shares, except as otherwise provided herein.

4.4                                 Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice)

(a)                                  (a) if to Nuvasive:

NuVasive, Inc.

7473 Lusk Boulevard

San Diego, California 92121

Attention:  General Counsel

Facsimile: (858) 909-2479

with a copy (which shall not constitute notice) to:

DLA Piper US LLP

4365 Executive Drive, Suite 1100

San Diego, California 92122

Attention:  Michael Kagnoff

Facsimile: (858) 456-3075

and (b) if to the Stockholder:

4.5                                 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

4.6                                 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

4.7                                 Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company shall be deemed to be a third-party beneficiary of the Stockholder’s obligations under Sections 1.1 and 3.1 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.9                                 Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

4.10                           Amendment.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.11                           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

4.12                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NUVASIVE, INC.

By:
Name:
Title:

Name:
Title:

Received and acknowledged as of
the date first above written:

OSIRIS THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Voting and Support Agreement

APPENDIX D

FINANCIAL STATEMENTS

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

Unaudited Carve Out Balance Sheets

Amounts in thousands

	March 31, 2008	December 31, 2007

ASSETS

Current assets:
Accounts receivable	$3,955	$4,324
Inventory	4,622	3,983
Prepaid expenses	72	138
Total current assets	8,649	8,445

Property and equipment, net	5,539	4,596

Total assets	$14,188	$13,041

LIABILITIES AND PARENT COMPANY’S NET INVESTMENT

Current liabilities:
Accounts payable	$2,931	$2,447
Accrued vacation and bonuses	79	34
Other current liabilities	58	70
Total current liabilities	3,068	2,551

Parent company’s net investment	11,120	10,490

Total liabilities and parent company’s net investment	$14,188	$13,041

The accompanying notes are an integral part of these carve out financial statements.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

Unaudited Carve Out Statements of Operations

Amounts in thousands

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Product sales	$7,511	$15,240
Cost of goods sold	3,781	6,955
Gross profit	3,730	8,285

Operating expenses:
Research and development expense	—	3,711
General and administrative expense	99	431
Corporate allocation	82	206
Total operating expenses	181	4,348

Net income	$3,549	$3,937

The accompanying notes are an integral part of these carve out financial statements.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

Unaudited Carve Out Statements of Changes in

Parent Company’s Net  Investment

Amounts in thousands

Balance at January 1, 2007	$3,494
Intercompany transfers, net	3,059
Net income	3,937

Balance at December 31, 2007	10,490

Intercompany transfers, net	(2,919)
Net income	3,549

Balance at March 31, 2008	$11,120

The accompanying notes are an integral part of these carve out financial statements.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

Unaudited Carve Out Statements of Cash Flow

Amounts in thousands

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007
Cash flows from operating activities:
Net income	$3,549	$3,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62	105
Non-cash Share-based payments	41	69
Changes in operating assets and liabilities:
Accounts receivable	369	(2,855)
Inventory	(639)	(2,090)
Prepaid expenses	66	(138)
Accounts payable and accrued expenses	517	1,817
Net cash provided by operating activities	3,965	845

Cash flows from investing activities:
Purchases of property and equipment	(881)	(3,834)

Cash flows from financing activities:
Net transfers (to) from parent	(3,084)	2,989

Net change in cash	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—

The accompanying notes are an integral part of these carve out financial statements.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

NOTES TO UNAUDITED CARVE OUT FINANCIAL STATEMENTS

Amounts in Thousands

1.                                      Nature of Business and Basis of Presentation

The Osteocel Business Unit is a division of Osiris Therapeutics, Inc. (the “Company”) and manufactures and distributes Osteocel, a human cell and tissue based allograft material containing cancellous bone product for the regeneration of bone in orthopedic indications. Osteocel XO is a similar formulation under development, also using cancellous bone. Osteocel was launched in July 2005 and is sold pursuant to written agreements, primarily to two customers.

Osteocel XC is the name we use to refer to our second generation mesenchymal stem cell product candidate for bone repair, which would utilize culture expanded mesenchymal stem cells to create a synthetic version of Osteocel. We are not currently engaged in an active product development program focused specifically on Osteocel XC. Osteocel XC is not considered to be part of the Osteocel Business Unit.

In May 2008, we announced that we had signed a definitive agreement to sell the Osteocel Business Unit to NuVasive, Inc. The sale will be effected at two closings — a technology assets closing which is expected to occur as soon as practicable following the satisfaction of various conditions precedent; and a manufacturing assets closing which is expected to occur within approximately eighteen months following the technology assets closing. The Company will receive $35.0 million in cash upon the technology assets closing and $12.5 million in cash upon the manufacturing assets closing.  During the period between the technology assets closing and the manufacturing assets closing, the Company will continue to manufacture or have manufactured, and supply, Osteocel to NuVasive.  We are entitled to milestone payments of up to $37.5 million based upon certain manufacturing and sales thresholds and up to $52 million from the manufacture and supply of Osteocel under the manufacturing agreement.

The accompanying carve out financial statements and related notes thereto represent the carve out balance sheets and statements of operations, changes in parent company investment and cash flows of the Osteocel Business Unit.  The carve out financial statements have been prepared in accordance with Regulation S-X, Article 3, “General instructions as to the financial statements” and Staff Bulletin Topic 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Osteocel Business Unit so that the accompanying carve out financial statements reflect substantially all costs of doing business.

Certain corporate overhead expenses have been allocated to the Osteocel Business Unit as a corporate allocation.  These overhead charges include personnel costs for support functions such as accounting, finance, human resources, procurement, security and senior management. They also include non-personnel costs such as insurance, professional fees and other costs. The corporate overhead charges were allocated to the Osteocel Business Unit based upon estimated relative time and resources dedicated to the business unit. Management believes the basis of the allocations are reasonable.

Certain corporate non-operating transactions of ours have not been allocated to the Osteocel Business Unit.  These items include interest income on our cash and short-term investment and interest expense on our debt and capitalized leases.

2.             Summary of Significant Accounting Policies

The accompanying carve out financial statements were derived from the historical accounting records of Osiris Therapeutics, Inc.

Use of Estimates

The preparation of carve out financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in carve out financial statements and accompanying notes.  Due to the inherent uncertainty involved in making those assumptions, actual results could differ from those estimates. Also, certain amounts in the accompanying carve out financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations, and cash flows of the Osteocel Business Unit on a stand-alone basis.  Actual results could differ materially from those estimates. We believe that the most significant estimate that affect our financial statements are those that related to inventory valuation and share-based compensation.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

NOTES TO UNAUDITED CARVE OUT FINANCIAL STATEMENTS

Amounts in Thousands

Revenue Recognition

We recognize revenue on Osteocel sales when legal title to the product has passed to the customer, which occurs when the product is shipped from our Baltimore, Maryland manufacturing facilities or placed in designated freezers at the request of the customer. We have agreements with our customers that specify the terms of sale, including price.  During the three months ended March 31, 2008 and the year ended December 31, 2007, sales of our Osteocel product were primarily to two customers.  Historically, we have not incurred any sales returns.

Cost of Goods Sold

Costs of goods sold of Osteocel consist primarily of the costs to obtain the tissue and other chemical and supplies, quality and sterility testing, plus labor and allocated overhead costs and the costs of operating the clean-room facilities.

Research and Development Costs

Prior to 2008, we incurred research and development costs to launch and improve Osteocel and to develop Osteocel XO, and during 2007, we incurred development costs to expand our Baltimore, Maryland Osteocel manufacturing facilities, including production qualification runs.  Research and development costs are expensed as incurred.

Concentration of Risk and Accounts Receivable

Our accounts receivable at both March 31, 2008 and December 31, 2007 consist of amounts due from commercial customers and we expect these receivables to be collected.  Since the launch of Osteocel in July 2005, we have incurred $3 in bad debt expense related to the sale of Osteocel.

Inventory

Inventory consists of tissue products in process and available for distribution.  We determine our inventory values using the first-in, first-out method.  Due to the nature of our Osteocel product, we incur all of the costs to manufacture the product prior to completing the extensive testing and evaluation necessary to determine if the product can be released.  We estimate the reserve for work-in-process inventory based upon our historical experience.  Historically, we have nominal amounts of finished goods inventory.

Property and Equipment

The Asset Purchase Agreement calls for the transfer of the equipment used in the manufacture and storage of Osteocel to be transferred to NuVasive upon the manufacturing asset closing.  The Agreement also calls for the transfer of the leasehold improvements and rights we have in the lease to our Columbia, Maryland administrative, research and development and manufacturing facilities. Our Baltimore, Maryland facilities will close by September 2008 and all our business activities, including the manufacture and storage of Osteocel will take place in our Columbia, Maryland facilities.  Until the closing of our Baltimore facilities, no Osteocel activities took place in Columbia.

Since the Asset Purchase Agreement requires the transfer of the Columbia, Maryland facilities to NuVasive, these assets are included in the carve out balance sheets of the Osteocel Business Unit.

We record property and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred.  We calculate depreciation using the straight-line method based on the estimated useful lives ranging from three to seven years for furniture, equipment and internal use software.  We amortize leasehold improvements over the shorter of the estimated useful life of the asset or the original term of the lease.

Share-Based Compensation

Employees of the Osteocel Business Unit participate in the Company’s stock compensation plans. We recognize all share-based payments to employees in our financial statements based on their grant date fair values, using prescribed option-pricing models.  We use the Black-Scholes option pricing model to value share-based payments.  Compensation expense related to share-based awards is recognized on a straight-line basis based on the value of share awards that are scheduled to vest during the requisite service period. Share-based compensation expense is based on awards ultimately expected to vest and is reduced for estimated forfeitures.

OSTEOCEL BUSINESS UNIT

A Wholly Owned Business Unit of Osiris Therapeutics, Inc.

NOTES TO UNAUDITED CARVE OUT FINANCIAL STATEMENTS

Amounts in Thousands

3.             Property and Equipment

Property and equipment consist of the following for the periods presented:

	March 31, 2008	December 31, 2007
Osteocel manufacturing assets	$1,038	$810
Leasehold improvements	4,151	4,151
Construction in process	771	14
	5,960	4,975
Accumulated depreciation and amortization	(421)	(379)
Property and equipment, net	$5,539	$4,596

At March 31, 2008, we estimate that we will invest an additional $2.1 million in our Columbia, Maryland Osteocel manufacturing facilities and purchase approximately $600 of additional manufacturing equipment and freezers.  These assets will be transferred to NuVasive upon the manufacturing asset closing.

4.             Income Taxes

The Osteocel Business Unit is an entity not directly subject to income taxes.  The results of the Osteocel Business Unit operations are included in the Company’s federal and state income tax returns. As of March 31, 2008, the Company had approximately $223 million in net operating loss carryforwards.  The Company’s deferred tax assets have been fully reserved in both 2008 and 2007.

5.             Share-Based Compensation

Information with respect to stock options and warrants can be found in Note 6 to Osiris Therapeutics, Inc. financial statements for the year ended December 31, 2007, that are filed as part of our Annual Report on Form 10-K.

6.             Facility Lease

The future minimum lease payments due under the operating lease for our Columbia, Maryland facility at March 31, 2008, are as follows:

Columbia
Facility
2008	$660
2009	978
2010	1,056
2011	1,082
2012	1,109
2013 - 2016	3,999

$8,884

This lease will be assigned to NuVasive upon the manufacturing asset closing.

OSIRIS THERAPEUTICS, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
OF
OSIRIS THERAPEUTICS, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated                                  , 2008 in connection with the Special Meeting of Stockholders of Osiris Therapeutics, Inc. to be held at 2:00 p.m., EDT, on                ,        , 2008 at the offices of Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046, and hereby appoints C. Randal Mills and Philip R. Jacoby, Jr., and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of OSIRIS THERAPEUTICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present.  Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as indicated on the reverse side hereof on the proposals set forth in said Proxy.

SEE REVERSE SIDE FOR ALL PROPOSALS.  If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side.  You need not mark any boxes.  Please mark, date and return this card promptly, using the enclosed envelope.  No postage is required if mailed in the United States.

(SEE REVERSE SIDE)

Please Detach and Mail in the Envelope Provided

☒  Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1.

1.         Proposal to approve the Asset Purchase Agreement dated May 8, 2008, by and between Osiris and NuVasive, Inc. and the transactions contemplated thereby, including the sale by Osiris of its Osteocel product line, including Osteocel® and Osteocel® XO, and related business assets.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy when executed will be voted in the manner directed herein.  If no direction is made this proxy will be voted FOR Proposal No. 1.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature:	Date:

Signature:	Date:

NOTE: Please insert date and sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee, guardian, or officer or other authorized person on behalf of a corporation or other entity, or in another representative capacity, please give full title as such under signature(s).